As filed with the Securities and Exchange Commission on December 31, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM F-1

XTL Biopharmaceuticals Ltd.

(Exact name of registrant as specified in its charter)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 HaCharoshet St.,

Raanana, Israel 43656

Tel: 972-9-955 7080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Corporation Trust Company

Corporation Trust Center

1209 N. Orange Street

Wilmington, DE 19801

800-677-3394

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Gregory Sichenzia, Esq.	Ronen Kantor, Adv.
Gary Emmanuel, Esq.	Doron Tikotzky Kantor Gutman Cederboum & Co.
Sichenzia Ross Friedman Ross LLP	12 Abba Hillel Silver Rd.
61 Broadway	Ramat Gan, Israel 52506
New York, NY 10006	Tel: 972-3-6133371
Tel: (212) 930 9700	Fax: 972-3-6133372
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.         ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price		Amount of registration fee
Ordinary shares, no par value (1) (2)	$17,250,000	(3)	$1,737.08	(4)
Total Registration Fee	$17,250,000		$1,737.08

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-147677). Each American Depositary Share represents twenty (20) ordinary shares.

(2)	Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2015

American Depositary Shares

Each Representing Twenty (20) Ordinary Shares

We are offering [                   ] American Depositary Shares, or ADSs. Each ADS represents twenty (20) of our ordinary shares, par value NIS 0.1 per share, or the ordinary shares.

The ADSs are traded on the NASDAQ Capital Market, or Nasdaq, and our ordinary shares are listed on the Tel-Aviv Stock Exchange, or TASE, under the symbol “XTLB”. The last reported sale price of the ADSs on Nasdaq was $1.45 per share on December 30, 2015 and the last reported sale price of our ordinary shares on the TASE on December 30, 2015 was NIS 0.292, or $0.075, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.896 = $1.00).

Investing in the ADSs involves certain significant risks. See “Risk Factors” beginning on page 12 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any other state or foreign regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted a     -day option to the representative of the underwriters to purchase up to additional ADSs to cover over-allotments, if any.

The underwriters expect to deliver the ADSs to purchasers in the offering on or about               , 2016.

Prospectus dated       , 2016.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This prospectus contains trademarks and trade names of XTL Biopharmaceuticals Ltd., including our name and logo. Other service marks, trademarks and trade names referred to in this document are the property of their respective owners.

GLOSSARY OF CERTAIN TERMS

In this prospectus, unless the context otherwise requires:

•	references to the American Depositary Shares, which are ordinary shares that have been deposited with the Bank of New York Mellon, or the “Depositary”;

•	references to the “Company,” “we,” “our” and “XTL” refer to XTL Biopharmaceuticals, Ltd., an Israeli company and its consolidated subsidiaries;

•	references to the “Companies Law” or “Israeli Companies Law” are to Israel’s Companies Law, 5759-1999, as amended;

•	references to “dollars,” “U.S. dollars” and “$” are to United States Dollars;

•	references to “ordinary shares,” “our shares” and similar expressions refer to our Ordinary Shares, NIS 0.1 nominal (par) value per share;

•	references to “Securities Law” or “Israeli Securities Law” are to Israel Securities Law, 5728-1968, as amended;

•	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency; and

•	references to the “SEC” are to the United States Securities and Exchange Commission.

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not include all the information you should consider before investing in the ADSs. Before investing in the ADSs, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including our audited and unaudited financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Business Overview

We are a biopharmaceutical company engaged in the acquisition and development of pharmaceutical drugs for the treatment of unmet medical needs. Our current drug development program is focused on the development of hCDR1 for the treatment of systemic lupus erythematosus, or SLE.

Our lead drug candidate is hCDR1, a Phase II-ready asset for the treatment of SLE, the most prominent type of lupus. There is currently no known cure for SLE. Only one new treatment, Benlysta, has been approved by the U.S. Food and Drug Administration, or FDA, in the last 50 years for SLE. Lupus is a chronic autoimmune disease involving many systems in the human body, including joints, kidneys, the central nervous system, heart, the hematological system and others. The biologic basis of the disease is a defect in the immune (defense) system, leading to production of self (auto) antibodies, attacking healthy organs and causing irreversible damage. According to research estimates of the Lupus Foundation of America, at least 1.5 million Americans have the disease (more than 5 million worldwide) with more than 16,000 new cases diagnosed each year in the United States.

hCDR1 is a peptide that is administered subcutaneously and acts as a disease-specific treatment to modify the SLE-related autoimmune process. It does so by specific upstream immunomodulation through the generation of regulatory T cells, reducing inflammation and resuming immune balance. More than 40 peer-reviewed papers have been published on hCDR1. Two placebo controlled Phase I trials and a placebo controlled Phase 2 trial, or the PRELUDE trial, were conducted by Teva Pharmaceutical Industries, Ltd., or Teva, which had previously in-licensed hCDR1 from Yeda Research and Development, or Yeda. The studies consisted of over 400 patients, demonstrated that hCDR1 is well tolerated by patients and has a favorable safety profile. The PRELUDE trial did not achieve its primary efficacy endpoint based on the SLE Disease Activity Index, or SLEDAI scale, resulting in Teva returning the asset to Yeda. However, the PRELUDE trial showed encouraging results in its secondary clinical endpoint, the British Isles Lupus Activity Group index, or BILAG index, and, in fact, the 0.5 mg weekly dose showed a substantial effect. Multiple post-hoc analyses also showed impressive results for this dose using the BILAG index. Subsequent to Teva’s return of the program to Yeda, the FDA directed that the primary endpoint in future trials for Lupus therapies, including those for hCDR1, should be based on either the BILAG index or the SLE Responder Index (SRI). Given the FDA’s recommendation and the positive findings from the PRELUDE trial (which showed a substantial effect in the BILAG index), we intend to initiate a new advanced clinical trial during 2016, which will include the 0.5 mg and a lower weekly dose of hCDR1.

Our second drug candidate is recombinant human erythropoietin, or rHuEPO, which we have licensed from Yeda, and Mor Research Applications, or Mor, for the extension of survival of patients with advanced/end-stage multiple myeloma. Multiple myeloma is a severe and incurable malignant hematological cancer of plasma cells. Erythropoietin, or EPO is a glycoprotein hormone produced mainly by the kidney. It is the major growth regulator of the erythroid lineage. EPO stimulates erythropoiesis, the production of red blood cells, by binding to its receptor on the surface of erythroid progenitor cells, promoting their proliferation and differentiation and maintaining their viability. Over the last decade, several reports have indicated that the action of EPO is not restricted to the erythroid compartment, but may have additional biological, and consequently potential therapeutic properties, broadly beyond erythropoiesis. Erythropoietin is available as a therapeutic agent produced by recombinant DNA technology in mammalian cell culture. rHuEPO is used in clinical practice for the treatment of various anemias including anemia of kidney disease and cancer-related anemia.

A clinical observation confirmed the high success rate of rHuEPO in treating the anemia in patients with multiple myeloma. Six patients with very poor prognostic features of multiple myeloma, whose expected survival was less than six months continued treatment with rHuEPO beyond the initial designed 12 week period, and they lived for 45–133 months cumulatively with the multiple myeloma diagnosis and 38–94 months with rHuEPO (with a good quality of life). We were granted an orphan-drug designation from the FDA in May 2011, for rHuEPO.

As our focus is currently on the development of our lead drug candidate, we do not anticipate conducting material research and development activities for rHuEPO before 2017 and are exploring opportunities to sell or license rHuEPO or collaborate with partners in its development.

Our Strategy

Our objective is to become a leading biopharmaceutical company engaged in the acquisition and development of pharmaceutical products for the treatment of unmet clinical needs.

Under our current near-term strategy with respect to our pharmaceutical and biopharmaceutical products, we plan to:

•	initiate an international, prospective advanced clinical study intended to assess the safety and efficacy of hCDR1 when given to patients with SLE;

•	continually build our pipeline of therapeutic candidates; and

•	develop collaborations with large pharmaceutical companies to sublicense/develop, and market our hCDR1 and rHuEPO drug development programs.

Recent Developments

Registered Direct Offering

In April 2015, we entered into security purchase agreements providing for the issuance of an aggregate of 1,777,778 ADSs representing 35,555,560 ordinary shares in a registered direct offering at $2.25 per ADS for aggregate gross proceeds of $4,000,000. In addition, we issued unregistered warrants to purchase 888,889 ADSs representing 17,777,778 ordinary shares in a private placement. At the closing, we also issued placement agent warrants to purchase up to 89,888 ADSs representing 1,797,760 ordinary shares. The warrants may be exercised at any time for a period of five and one-half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein.

InterCure Transactions

In July 2012, we acquired the control over InterCure Ltd, or InterCure, a public company whose shares are traded on the TASE and which develops a home therapeutic device for non-medicinal and non-invasive treatment of various diseases such as hypertension, heart failure, sleeplessness and mental stress and markets and sells a home therapeutic device for hypertension. As a result of a series of transactions including a transaction, that closed in February 2015, between InterCure and Green Forest Global Ltd., or Green Forest, a company wholly owned by Mr. Alexander Rabinovitch (a greater than 5% shareholder of ours), our holdings in InterCure were diluted to approximately 5%. See “Certain Relationships and Related Party Transactions” on page 55.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in the ADSs. In particular, such risks include, but are not limited to, the following:

•	We have incurred substantial operating losses since our inception and expect to continue to incur losses in the future in our drug development activity and may never become profitable.

•	We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

•	We have not yet commercialized any products or technologies, and we may never become profitable.

•	We have limited experience in conducting and managing clinical trials necessary to obtain regulatory approvals. If our drug candidates and technologies do not receive the necessary regulatory approvals, we will be unable to commercialize our products.

•	Even if we or our collaborative/strategic partners or potential collaborative/strategic partners receive approval to market our drug candidates, if our products fail to achieve market acceptance, we will never record meaningful revenues. We might be unable to develop product candidates that will achieve commercial success in a timely and cost-effective manner, or ever.

•	Any acquisitions or in-licensing transactions we make may dilute your equity or require a significant amount of our available cash and may not be scientifically or commercially successful.

•	Because all of our proprietary drug candidates and technologies are licensed to us by third parties, termination of these license agreements could prevent us from developing our drug candidates.

•	Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company, or PFIC.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We may also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles, or U.S. GAAP. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority of certain transactions they may undertake, including with respect to our ordinary shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Our Corporate Information

Our legal and commercial name is XTL Biopharmaceuticals Ltd. We are incorporated in the State of Israel. Our principal offices are located at 5 HaCharoshet St., Raanana 4365603, Israel, and our telephone number is +972-9-955-7080. Our primary internet address is www.xtlbio.com. None of the information on our website is part of this prospectus or the registration statement of which they are a part and no portion of such information is incorporated herein. For further information regarding us and our financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

THE OFFERING

ADSs offered by us	Up to ordinary shares, represented by ADSs, each representing 20 ordinary shares.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within days from the date of this prospectus, to purchase up to an aggregate of additional ADSs solely to cover over-allotments, if any.

Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Depositary	The Bank of New York Mellon, Depositary

Use of proceeds	We expect that we will receive net proceeds of approximately $ million from this offering, assuming an offering price of $ per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to continue the development of hCDR1, our leading drug candidate and for working capital and other general corporate purposes. See “Use of Proceeds”.

NASDAQ Capital Market Symbol for ADSs	XTLB

Risk Factors	You should read the “Risk Factors” section starting on page ___ of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

The number of ordinary shares that will be outstanding immediately after this offering is based on 273,525,799 ordinary shares outstanding as of December 30, 2015. This number excludes, as of such date:

•	19,222,220 ordinary shares represented by 961,111 ADSs issuable upon the exercise of warrants at a weighted average exercise price of $2.29;

•	4,870,000 ordinary shares issuable upon the exercise of stock options at a weighted average exercise price of $0.15 per share;

•	5,800,000 ordinary shares reserved for future issuances under our stock option and incentive plans; and

•	[ ] ordinary shares underlying the ADS purchase warrant to be issued to the representative in connection with this offering, at an exercise price per share equal to % of the public offering price.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of outstanding options or warrants described above, the underwriters’ over-allotment option and the representative’s ADS purchase warrant.

SELECTED FINANCIAL DATA

The following tables summarize our financial data. We have derived the following selected consolidated operating data for the years ended December 31, 2014, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014 and 2013, from our audited consolidated financial statements, included elsewhere in this prospectus. We have derived the summary consolidated operating data for the years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2011 and 2010 from our audited consolidated financial statements not included in this prospectus. The selected financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 are derived from our unaudited interim financial statements that are included elsewhere in this prospectus.  In the opinion of management, these unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods.  Results from interim periods are not necessarily indicative of results that may be expected for the entire year.  Our historical results are not necessarily indicative of the results that may be expected in the future.

Our consolidated financial statements included in this prospectus were prepared in United States dollars in accordance with IFRS, as issued by the International Accounting Standards Board.

The following summary financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Operating Data:

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	U.S Dollars in thousands, except share and per share data

Research and development expenses	(245)	(121)	(278)	(82)	(92)	(158)	(64)
General and administrative expenses	(1,008)	(1,243)	(1,744)	(1,329)	(2,448)	(1,078)	(1,222)
Other gains, net	-	-	-	1,059	802	12	30

Operating loss	(1,253)	(1,364)	(2,022)	(352)	(1,738)	(1,224)	(1,256)

Finance income	29	15	41	114	55	24	6
Finance expenses	(262)	(70)	(138)	(55)	(5)	(7)	(7)

Financial income (expenses), net	(233)	(55)	(97)	59	50	17	(1)

Earnings (losses) from investment in associate	-	-	-	(845)	569	-	-

Total loss from continuing operations	(1,486)	(1,419)	(2,119)	(1,138)	(1,119)	(1,207)	(1,257)

Other comprehensive income (loss):
Items that might be classified to profit or loss:
Foreign currency translation adjustments	-	-	-	108	114	-	-
Reclassification of foreign currency translation adjustments to Other gains, net	-	-	-	(221)	-	-	-
Total other comprehensive income	-	-	-	(113)	114	-	-

Total comprehensive loss from continuing operations	(1,486)	(1,419)	(2,119)	(1,251)	(1,005)	(1,207)	(1,257)

Total loss from discontinued operations	(460)	(620)	(746)	(2,575)	(623)	-	-

Total comprehensive loss for the year	(1,946)	(2,039)	(2,865)	(3,826)	(1,628)	(1,207)	(1,257)

Loss for the year attributable to:
Equity holders of the Company	(1,948)	(1,759)	(2,527)	(2,476)	(1,390)	(1,207)	(1,257)
Non-controlling interests	2	(280)	(338)	(1,237)	(352)	-	-

	(1,946)	(2,039)	(2,865)	(3,713)	(1,742)	(1,207)	(1,257)

Total comprehensive loss for the year attributable to:
Equity holders of the Company	(1,948)	(1,759)	(2,527)	(2,589)	(1,276)	(1,207)	(1,257)
Non-controlling interests	2	(280)	(338)	(1,237)	(352)	-	-

	(1,946)	(2,039)	(2,865)	(3,826)	(1,628)	(1,207)	(1,257)

Basic and diluted loss from continuing and discontinued operations (in U.S. dollars)
From continuing operations	(0.006)	(0.005)	(0.009)	(0.005)	(0.005)	(0.006)	(0.011)
From discontinued operations	(0.002)	(0.003)	(0.002)	(0.006)	(0.001)	-	-
Basic and diluted loss per share (in U.S. dollars)	(0.008)	(0.008)	(0.011)	(0.011)	(0.006)	(0.006)	(0.011)

Weighted average number of issued ordinary shares	260,417,341	230,573,660	231,224,512	223,605,181	217,689,926	201,825,645	113,397,846

Balance Sheet Data:

	As of September 30,	As of December 31,
	2015	2014	2013	2012	2011	2010
	U.S Dollars in thousands

Cash, cash equivalents and bank deposits	4,300	2,159	4,165	3,312	1,495	1,066
Total assets	7,485	5,644	8,015	11,086	4,073	3,797
Long term liabilities	-	-	11	13	-	-
Total shareholders’ equity	7,223	4,660	6,265	7,353	3,444	2,834
Non-controlling interests	-	19	520	2,071	-	-

Working capital*	4,556	2,102	3,870	2,143	955	259

* Working capital means total current assets minus total current liabilities.

RISK FACTORS

Before you invest in our ordinary shares or American Depositary Shares, you should understand the high degree of risk involved. You should carefully consider the risks described below and other information in this report, including our financial statements and related notes included elsewhere in this report, before you decide to purchase our ordinary shares or ADSs. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our ordinary shares or ADSs could decline and you could lose part or all of your investment.

Risks Related to Our Financial Position and Capital Requirements

We have incurred substantial operating losses since our inception. We expect to continue to incur losses in the future in our drug development activity and may never become profitable.

You should consider our prospects in light of the risks and difficulties frequently encountered by development stage companies. We have incurred operating losses since our inception and expect to continue to incur operating losses for the foreseeable future. We have not yet commercialized any of our drug candidates or technologies and cannot be sure we will ever be able to do so. Even if we commercialize one or more of our drug candidates or technologies, we may not become profitable. Our ability to achieve profitability depends on a number of factors, including our ability to complete our development efforts, consummate out-licensing agreements, obtain regulatory approval for our drug candidates and technologies and successfully commercialize them.

We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we:

●	initiate and manage pre-clinical development and clinical trials for our current and new product candidates;

●	seek regulatory approvals for our product candidates;

●	implement internal systems and infrastructures;

●	seek to license additional technologies to develop;

●	hire management and other personnel; and

●	progress product candidates towards commercialization.

If our product candidates fail in clinical trials or do not gain regulatory clearance or approval, or if our product candidates do not achieve market acceptance, we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows. Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of our products are uncertain. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

As of September 30, 2015, we had approximately $4,300,000 in cash, cash equivalents and bank deposits, working capital of approximately $4,556,000 and an accumulated deficit of approximately $150,151,000.  As of December 30, 2015, we had sufficient cash and cash commitments to fund operations based on existing business plans, for at least the next twelve months if we do not raise additional capital including through this offering. We have expended and believe that we will continue to expend significant operating and capital expenditures for the foreseeable future developing our product candidates. These expenditures will include, but are not limited to, costs associated with research and development, manufacturing, conducting preclinical experiments and clinical trials, contracting CMOs and CROs, hiring additional management and other personnel and obtaining regulatory approvals, as well as commercializing any products approved for sale. Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates and any other future product. In addition, other unanticipated costs may arise. As a result of these and other factors currently unknown to us, upon closing of this offering we will require additional funds, through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. A failure to fund these activities may harm our growth strategy, competitive position, quality compliance and financial condition.

Our future capital requirements depend on many factors, including:

•	the number and characteristics of products we develop;

•	the scope, progress, results and costs of researching and developing our product candidates and conducting preclinical and clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of commercialization activities if any are approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing any product candidate we successfully commercialize;

•	our ability to establish and maintain strategic partnerships, licensing, supply or other arrangements and the financial terms of such agreements;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

•	hCDR1 patent expiration in 2024 and failure to obtain patent term extension, expand patent protection or obtain data exclusivity in the U.S. and Europe;

•	rHuEPO patent expiration in 2019 and failure to retain orphan drug designation in the U.S. or obtain orphan drug designation in Europe;

•	the costs of in-licensing further patents and technologies.

•	the cost of development of in-licensed technologies

•	the timing, receipt and amount of sales of, or royalties on, any future products;

•	the expenses needed to attract and retain skilled personnel; and

•	any product liability or other lawsuits related to existing and/or any future products.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities for our product candidates or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates or any future products.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect shareholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to our Drug Development Business

We have not yet commercialized any products or technologies, and we may never become profitable.

We have not yet commercialized any products or technologies, and we may never be able to do so. We do not know when or if we will complete any of our product development efforts, obtain regulatory approval for any product candidates incorporating our technologies or successfully commercialize any approved products. Even if we are successful in developing products that are approved for marketing, we will not be successful unless these products gain market acceptance for appropriate indications at favorable reimbursement rates. The degree of market acceptance of these products will depend on a number of factors, including:

●	the timing of regulatory approvals in the countries, and for the uses, we seek;

●	the competitive environment;

●	the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products;

●	our ability to enter into strategic agreements with pharmaceutical and biotechnology companies with strong marketing and sales capabilities;

●	the adequacy and success of distribution, sales and marketing efforts; and

●	the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, third-party payors or the medical community in general may be unwilling to accept, utilize or recommend, and in the case of third-party payors, cover any of our products or products incorporating our technologies. As a result, we are unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if we successfully develop one or more products that incorporate our technologies, we may not become profitable.

If we are unable to successfully complete our clinical trial programs for our drug candidates, or if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Whether or not and how quickly we complete clinical trials depends in part upon the rate at which we are able to engage clinical trial sites and, thereafter, the rate of enrollment of patients, and the rate at which we are able to collect, clean, lock and analyze the clinical trial database. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, the existence of competitive clinical trials, and whether existing or new drugs are approved for the indication we are studying. We are aware that other companies are planning clinical trials that will seek to enroll patients with the same diseases and stages as we are studying. If we experience delays in identifying and contracting with sites and/or in patient enrollment in our clinical trial programs, we may incur additional costs and delays in our development programs, and may not be able to complete our clinical trials on a cost-effective or timely basis.

We have limited experience in conducting and managing clinical trials necessary to obtain regulatory approvals. If our drug candidates and technologies do not receive the necessary regulatory approvals, we will be unable to commercialize our products.

We have not received, and may never receive, regulatory approval for commercial sale for hCDR1 or rHuEPO. We currently do not have any drug candidates pending approval with the Food and Drug Administration, or FDA or with regulatory authorities of other countries. We will need to conduct significant additional research and human testing before we can apply for product approval with the FDA or with regulatory authorities of other countries. In order to obtain FDA approval to market a new drug product, we or our potential partners must demonstrate proof of safety and efficacy in humans. To meet these requirements, we and/or our potential partners will have to conduct “adequate and well-controlled” clinical trials.

Clinical development is a long, expensive and uncertain process. Clinical trials are very difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Satisfaction of regulatory requirements typically depends on the nature, complexity and novelty of the product and requires the expenditure of substantial resources. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	obtaining regulatory approvals to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	slower than expected rates of patient recruitment due to narrow screening requirements and competing clinical studies;

•	the inability of patients to meet protocol requirements imposed by the FDA or other regulatory authorities;

•	the need or desire to modify our manufacturing process;

•	delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and

•	governmental or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Following the completion of a clinical trial, regulators may not interpret data obtained from pre-clinical and clinical tests of our drug candidates and technologies the same way that we do, which could delay, limit or prevent our receipt of regulatory approval. In addition, the designs of any clinical trials may not be reviewed or approved by the FDA prior to their commencement, and consequently the FDA could determine that the parameters of any studies are insufficient to demonstrate proof of safety and efficacy in humans. Failure to approve a completed study could also result from several other factors, including unforeseen safety issues, the determination of dosing, low rates of patient recruitment, the inability to monitor patients adequately during or after treatment, the inability or unwillingness of medical investigators to follow our clinical protocols, and the lack of effectiveness of the trials.

Additionally, the regulators could determine that the studies indicate the drugs may have serious side effects. In the U.S., this is called a black box warning, which is a type of warning that appears on the package insert for prescription drugs indicating that they may cause serious adverse effects. A black box warning means that medical studies indicate that the drug carries a significant risk of serious or even life-threatening adverse effects.

If the clinical trials fail to satisfy the criteria required, the FDA and/or other regulatory agencies/authorities may request additional information, including additional clinical data, before approval of marketing a product. Negative or inconclusive results or medical events during a clinical trial could also cause us to delay or terminate our development efforts. If we experience delays in the testing or approval process, or if we need to perform more or larger clinical trials than originally planned, our financial results and the commercial prospects for our drug candidates and technologies may be materially impaired.

Clinical trials have a high risk of failure. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, even after achieving promising results in earlier trials. It may take us many years to complete the testing of our drug candidates and technologies, and failure can occur at any stage of this process.

Even if regulatory approval is obtained, our products and their manufacture will be subject to continual review, and there can be no assurance that such approval will not be subsequently withdrawn or restricted. Changes in applicable legislation or regulatory policies, or discovery of problems with the products or their manufacture, may result in the imposition of regulatory restrictions, including withdrawal of the product from the market, or result in increased costs to us.

If third parties on which we will have to rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our products.

We will have to depend on independent clinical investigators, and other third-party service providers to conduct the clinical trials of our drug candidates and technologies. We also may, from time to time, engage a clinical research organization for the execution of our clinical trials. We will rely heavily on these parties for successful execution of our clinical trials, but we will not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the general investigational plan and protocol. Our reliance on these third parties that we do not control does not relieve us of our responsibility to comply with the regulations and standards of the FDA and/or other foreign regulatory agencies/authorities relating to good clinical practices. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the applicable trial’s plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our products, or could result in enforcement action against us.

Our international clinical trials may be delayed or otherwise adversely impacted by social, political and economic factors affecting the particular foreign country.

We may conduct clinical trials in different geographical locations. Our ability to successfully initiate, enroll and complete a clinical trial in any of these countries, or in any future foreign country in which we may initiate a clinical trial, are subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with clinical research organizations and physicians;

•	different standards for the conduct of clinical trials and/or health care reimbursement;

•	our inability to locate qualified local consultants, physicians, and partners;

•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical products and treatment; and

•	general geopolitical risks, such as political and economic instability, and changes in diplomatic and trade relations.

Any disruption to our international clinical trial program could significantly delay our product development efforts.

If the clinical data related to our drug candidates and technologies do not confirm positive early clinical data or preclinical data, our corporate strategy and financial results will be adversely impacted.

Our drug candidates and technologies are in clinical stages. Specifically, our product candidates, hCDR1 and rHuEPO are each planned for and/or ready for advanced clinical studies. In order for our candidates to proceed to later stage clinical testing or marketing approval, they must show positive clinical results.

Preliminary results of pre-clinical, clinical observations or clinical tests do not necessarily predict the final results, and promising results in pre-clinical, clinical observations or early clinical testing might not be obtained in later clinical trials. Drug candidates in the later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. Any negative results from future tests may prevent us from proceeding to later stage clinical testing or marketing approval, which would materially impact our corporate strategy, and our financial results may be adversely impacted.

If we do not establish or maintain drug development and marketing arrangements with third parties, we may be unable to commercialize our drug candidates and technologies into products.

We do not possess all of the capabilities to fully commercialize our drug candidates and technologies on our own. From time to time, we may need to contract with third parties to:

•	assist us in developing, testing and obtaining regulatory approval for some of our compounds and technologies;

•	manufacture our drug candidates; and

•	market and distribute our products.

We can provide no assurance that we will be able to successfully enter into agreements with such third-parties on terms that are acceptable to us. If we are unable to successfully contract with third parties for these services when needed, or if existing arrangements for these services are terminated, whether or not through our actions, or if such third parties do not fully perform under these arrangements, we may have to delay, scale back or end one or more of our drug development programs or seek to develop or commercialize our drug candidates and technologies independently, which could result in delays. Further, such failure could result in the termination of license rights to one or more of our drug candidates and technologies. Moreover, if these development or marketing agreements take the form of a partnership or strategic alliance, such arrangements may provide our collaborators with significant discretion in determining the efforts and resources that they will apply to the development and commercialization of our products. Accordingly, to the extent that we rely on third parties to research, develop or commercialize our products, we may be unable to control whether such products will be scientifically or commercially successful.

Even if we or our collaborative/strategic partners or potential collaborative/strategic partners receive approval to market our drug candidates, if our products fail to achieve market acceptance, we will never record meaningful revenues.

Even if our products are approved for sale, they may not be commercially successful in the marketplace. Market acceptance of our product candidates will depend on a number of factors, including:

•	perceptions by members of the health care community, including physicians, of the safety and efficacy of our products;

•	the rates of adoption of our products by medical practitioners and the target populations for our products;

•	the potential advantages that our products offer over existing treatment methods or other products that may be developed;

•	the cost-effectiveness of our products relative to competing products including potential generic competition;

•	the availability of government or third-party pay or reimbursement for our products;

•	the side effects of our products which may lead to unfavorable publicity concerning our products or similar products; and

•	the effectiveness of our and/or our partners’ sales, marketing and distribution efforts.

Specifically, each of hCDR1 or rHuEPO, if successfully developed and commercially launched for the treatment of SLE or multiple myeloma, respectively, will compete with both currently marketed and new products marketed by other companies. Health care providers may not accept or utilize any of our product candidates. Physicians and other prescribers may not be inclined to prescribe our products unless our products bring clear and demonstrable advantages over other products currently marketed for the same indications. Because we expect sales of our products to generate substantially all of our revenues in the long-term, the failure of our products to find market acceptance would harm our business and could require us to seek additional financing or other sources of revenue.

If the third parties upon whom we rely to manufacture our products do not successfully manufacture our products, our business will be harmed.

We do not currently have the ability to manufacture the compounds that we need to conduct our clinical trials and, therefore, rely upon, and intend to continue to rely upon, certain manufacturers to produce and supply our drug candidates for use in clinical trials and for future sales. In order to commercialize our products, such products will need to be manufactured in commercial quantities while adhering to all regulatory and other local requirements, all at an acceptable cost. We may not be able to enter into future third-party contract manufacturing agreements on acceptable terms, if at all.

If our contract manufacturers or other third parties fail to deliver our product candidates for clinical use on a timely basis, with sufficient quality, and at commercially reasonable prices, and we fail to find replacement manufacturers or sources, we may be required to delay or suspend clinical trials or otherwise discontinue development and production of our drug candidates.

Our contract manufacturers will be required to produce our clinical drug candidates under strict compliance with current Good Manufacturing Practices, or cGMP, in order to meet acceptable regulatory standards for our clinical trials. If such standards change, the ability of contract manufacturers to produce our drug candidates on the schedule we require for our clinical trials may be affected. In addition, contract manufacturers may not perform their obligations under their agreements with us or may discontinue their business before the time required by us to successfully produce and market our drug candidates. Any difficulties or delays in our contractors’ manufacturing and supply of drug candidates could increase our costs, cause us to lose revenue or make us postpone or cancel clinical trials.

In addition, our contract manufacturers will be subject to ongoing periodic, unannounced inspections by the FDA and corresponding foreign or local governmental agencies to ensure strict compliance with, among other things, cGMP, in addition to other governmental regulations and corresponding foreign standards. We will not have control over, other than by contract, third-party manufacturers’ compliance with these regulations and standards. No assurance can be given that our third-party manufacturers will comply with these regulations or other regulatory requirements now or in the future.

In the event that we are unable to obtain or retain third-party manufacturers, we will not be able to commercialize our products as planned. If third-party manufacturers fail to deliver the required quantities of our products on a timely basis and at commercially reasonable prices, our ability to develop and deliver products on a timely and competitive basis may be adversely impacted and our business, financial condition or results of operations will be materially harmed.

If our competitors develop and market products that are less expensive, more effective or safer than our products, our revenues and results may be harmed and our commercial opportunities may be reduced or eliminated.

The pharmaceutical industry is highly competitive. Our commercial opportunities may be reduced or eliminated if our competitors develop and market products that are less expensive, more effective or safer than our products. Other companies have drug candidates in various stages of pre-clinical or clinical development to treat diseases for which we are also seeking to discover and develop drug candidates. Some of these potential competing drugs are already commercialized or are further advanced in development than our drug candidates and may be commercialized earlier. Even if we are successful in developing safe, effective drugs, our products may not compete successfully with products produced by our competitors, who may be able to market their drugs more effectively.

Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields present substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. As a result, our competitors may be able to more easily develop products that could render our technologies or our drug candidates obsolete or noncompetitive. Development of new drugs, medical technologies and competitive medical devices may damage the demand for our products without any certainty that we will successfully and effectively contend with those competitors.

If we lose our key personnel or are unable to attract and retain additional personnel, our business could be harmed.

As of December 30, 2015, we have three full-time employees, one full-time service provider and two part-time service providers. To successfully develop our drug candidates and technologies, we must be able to attract and retain highly skilled personnel, including consultants and employees. The retention of their services cannot be guaranteed. Our failure to retain and/or recruit such professionals might impair our performance and materially affect our technological and product development capabilities and our product marketing ability.

Any acquisitions or in-licensing transactions we make may dilute your equity or require a significant amount of our available cash and may not be scientifically or commercially successful.

As part of our business strategy, we may effect acquisitions or in-licensing transactions to obtain additional businesses, products, technologies, capabilities and personnel. If we complete one or more such transactions in which the consideration includes our ordinary shares or other securities, your equity may be significantly diluted. If we complete one or more such transactions in which the consideration includes cash, we may be required to use a substantial portion of our available cash.

Acquisitions and in-licensing transactions also involve a number of operational risks, including:

•	difficulty and expense of assimilating the operations, technology or personnel of the business;

•	our inability to attract and retain management, key personnel and other employees necessary to conduct the business;

•	our inability to maintain relationships with key third parties, such as alliance partners, associated with the business;

•	exposure to legal claims for activities of the business prior to the acquisition;

•	the diversion of our management’s attention from our other drug development businesses; and

•	the potential impairment of goodwill and write-off of in-process research and development costs, adversely affecting our reported results of operations.

In addition, the basis for completing the acquisition or in-licensing could prove to be unsuccessful as the drugs or processes involved could fail to be scientifically or commercially viable. We may also be required to pay third parties substantial transaction fees, in the form of cash or ordinary shares, in connection with such transactions.

If any of these risks occur, it could have an adverse effect on both the business we acquire or in-license and our existing operations.

We face product liability risks and may not be able to obtain adequate insurance.

The use of our drug candidates and technologies in clinical trials, and the sale of any approved products, exposes us to liability claims. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to cease clinical trials of our drug candidates and technologies or limit commercialization of any approved products.

We believe that we will be able to obtain sufficient product liability insurance coverage for our planned clinical trials. We intend to expand our insurance coverage to include the commercial sale of any approved products if marketing approval is obtained; however, insurance coverage is becoming increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost. We may not be able to obtain additional insurance coverage that will be adequate to cover product liability risks that may arise. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for a product;

•	damage to our reputation;

•	inability to continue to develop a drug candidate or technology;

•	withdrawal of clinical trial volunteers; and

•	loss of revenues.

Consequently, a product liability claim or product recall may result in material losses.

Risks Related to Our Intellectual Property

Because all of our proprietary drug candidates and technologies are licensed to us by third parties, termination of these license agreements could prevent us from developing our drug candidates.

We do not own any of our drug candidates and technologies. We have licensed the rights, patent or otherwise, to our drug candidates from third parties. We have licensed hCDR1 from Yeda Research and Development Company Ltd., or Yeda. We licensed a use patent for the use of rHuEPO from Yeda and Mor Research Applications Ltd., or Mor which we acquired from Bio-Gal Limited, or Bio-Gal.

These license agreements require us to meet development or financing milestones and impose development and commercialization due diligence requirements on us. In addition, under these agreements, we must pay royalties on sales of products resulting from licensed drugs and technologies and pay the patent filing, prosecution and maintenance costs related to the licenses. While we have the right to defend patent rights related to our licensed drug candidates and technologies, we are not obligated to do so. In the event that we decide to defend our licensed patent rights, we will be obligated to cover all of the expenses associated with that effort. If we do not meet our obligations in a timely manner, or if we otherwise breach the terms of our agreements, our licensors could terminate the agreements, and we would lose the rights to our drug candidates and technologies. From time to time, in the ordinary course of business, we may have disagreements with our licensors or collaborators regarding the terms of our agreements or ownership of proprietary rights, which could lead to delays in the research, development, collaboration and commercialization of our drug candidates, or could require or result in litigation or arbitration, which could be time-consuming and expensive.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

Our commercial success will depend in part on our ability and the ability of our licensors to obtain and maintain patent protection on our drug products and technologies and successfully defend these patents and technologies against third-party challenges. As part of our business strategy, our policy is to actively file patent applications in the U.S. and internationally to cover methods of use, new chemical compounds, pharmaceutical compositions and dosing of the compounds and composition and improvements in each of these. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage of the patent.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, the patents we use may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. The patents we use may be challenged or invalidated or may fail to provide us with any competitive advantage.

Generally, patent applications in the U.S. are maintained in secrecy for a period of at least 18 months. Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we are not certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file those patent applications. We cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. If our competitors prepare and file patent applications in the U.S. that claim compounds or technology also claimed by us, we may be required to challenge competing patent rights, which could result in substantial cost, even if the eventual outcome is favorable to us. While we have the right to defend patent rights related to the licensed drug candidates and technologies, we are not obligated to do so. In the event that we decide to defend our licensed patent rights, we will be obligated to cover all of the expenses associated with that effort.

We also rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. Trade secrets are difficult to protect. While we require our employees, collaborators and consultants to enter into confidentiality agreements, this may not be sufficient to protect our trade secrets or other proprietary information adequately. In addition, we share ownership and publication rights to data relating to some of our drug candidates and technologies with our research collaborators and scientific advisors. If we cannot maintain the confidentiality of this information, our ability to protect our proprietary information will be at risk.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time, money and other resources defending such claims and adversely affect our ability to develop and commercialize our products.

Third parties may assert that we are using their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that our products infringe their patents. If we are required to defend against patent suits brought by third parties, or if we sue third parties to protect our patent rights, we may be required to pay substantial litigation costs, and our management’s attention may be diverted from operating our business. In addition, any legal action against our licensors or us that seeks damages or an injunction of our commercial activities relating to the affected products could subject us to monetary liability and require our licensors or us to obtain a license to continue to use the affected technologies. We cannot predict whether our licensors or we would prevail in any of these types of actions or that any required license would be made available on commercially acceptable terms, if at all. In addition, any legal action against us that seeks damages or an injunction relating to the affected activities could subject us to monetary liability and/or require us to discontinue the affected technologies or obtain a license to continue use thereof.

In addition, there can be no assurance that our patents or patent applications or those licensed to us will not become involved in opposition or revocation proceedings instituted by third parties. If such proceedings were initiated against one or more of our patents, or those licensed to us, the defense of such rights could involve substantial costs and the outcome could not be predicted.

Competitors or potential competitors may have filed applications for, may have been granted patents for, or may obtain additional patents and proprietary rights that may relate to compounds or technologies competitive with ours. If patents are granted to other parties that contain claims having a scope that is interpreted to cover any of our products (including the manufacture thereof), there can be no assurance that we will be able to obtain licenses to such patents at reasonable cost, if at all, or be able to develop or obtain alternative technology.

Risks Related to the ADSs and the Offering

The ADSs are traded in small volumes, limiting your ability to sell your ADSs that represent ordinary shares at a desirable price, if at all.

The trading volume of the ADSs has historically been low. Even if the trading volume of the ADSs increases, we can give no assurance that it will be maintained or will result in a desirable stock price. As a result of this low trading volume, it may be difficult to identify buyers to whom you can sell your ADSs in desirable volume and you may be unable to sell your ADSs at an established market price, at a price that is favorable to you, or at all. A low volume market also limits your ability to sell large blocks of the ADSs at a desirable or stable price at any one time. You should be prepared to own the ADSs indefinitely.

Our stock price can be volatile, which increases the risk of litigation and may result in a significant decline in the value of your investment.

The trading price of the ADSs representing our ordinary shares is likely to be highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control. These factors include:

•	developments concerning our drug candidates;

•	announcements of technological innovations by us or our competitors;

•	introductions or announcements of new products by us or our competitors;

•	developments in the markets of the field of activities and changes in customer attributes;

•	announcements by us of significant acquisitions, in/out license transactions, strategic partnerships, joint ventures or capital commitments;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in interim operating results and near-term working capital as well as failure to raise required funds for the continued development and operations of the company;

•	expiration or termination of licenses, patents, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate and the biotechnology and pharmaceutical industries;

•	failure to obtain orphan drug designation status for the relevant drug candidates in the relevant regions;

•	increase in costs and lengthy timing of the clinical trials according to regulatory requirements;

•	failure to increase awareness of our products;

•	changes in reimbursement policy by governments or insurers in markets we operate or may operate in the future;

•	any changes in the regulatory environment relating to our drug candidates;

•	changes in the market valuations of similar companies; and

•	additions or departures of key personnel.

In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of the ADSs, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources even if we prevail in the litigation, all of which could seriously harm our business.

Future issuances or sales of the ADSs could depress the market for the ADSs.

Future issuances of a substantial number of the ADSs, or the perception by the market that those issuances could occur, could cause the market price of our ordinary shares or ADSs to decline or could make it more difficult for us to raise funds through the sale of equity in the future. Also, if we make one or more significant acquisitions in which the consideration includes ordinary shares or other securities, your portion of shareholders’ equity in us may be significantly diluted.

Concentration of ownership of our ordinary shares among our principal stockholders may prevent new investors from influencing significant corporate decisions.

There are three shareholders (Mr. Alexander Rabinovitch, Sabby Management LLC and Mr. David Bassa), who each beneficially hold more than 5% of our outstanding ordinary shares (approximately 41% cumulative, as of December 30, 2015). As a result, these persons, either acting alone or together, may have the ability to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting alone or together, may have the ability to effectively control our management and affairs. Accordingly, this concentration of ownership may depress the market price of our ordinary shares or ADSs.

Notwithstanding the aforesaid, in connection with Section 239 of the Israeli Companies Law that focuses on the number of votes required to appoint external directors, and in connection with Section 121(c) of the Israeli Companies Law that focuses on the number of votes required to authorize the Chairman of the Board in a company to act also as the Chief Executive Officer of such company, we will deem these three shareholders as controlling shareholders, for as long as such individuals are interested parties. In addition, any contractual arrangement as detailed in Section 270 (4) of the Israeli Companies Law with any of these three shareholders and/or their relatives will be presented for approval in accordance with the provisions of Section 275 of the Israeli Companies Law. In all of these situations, we will consider any of these three parties, who are not part of the transaction presented for approval, as individual interested parties in such transaction so that their vote will not be included in the quorum comprising a majority (50%) of the votes who are not interested parties in such transaction.

Our ordinary shares and ADSs trade on two different markets, and this may result in price variations and regulatory compliance issues.

ADSs representing our ordinary shares are listed for trading on the Nasdaq Capital Market and our ordinary shares are traded on the TASE. Trading in our securities on these markets is made in different currencies and at different times, including as a result of different time zones, different trading days and different public holidays in the U.S. and Israel. Consequently, the effective trading prices of our securities on these two markets may differ. Any decrease in the trading price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

Holders of our ordinary shares or ADSs who are U.S. citizens or residents may be required to pay additional income taxes.

There is a risk that we will be classified as a passive foreign investment company, or PFIC, for certain tax years. If we are classified as a PFIC, a U.S. holder of our ordinary shares or ADSs representing our ordinary shares will be subject to special federal income tax rules that determine the amount of federal income tax imposed on income derived with respect to the PFIC shares. We will be a PFIC if either 75% or more of our gross income in a tax year is passive income or the average percentage of our assets (by value) that produce or are held for the production of passive income in a tax year is at least 50%. The risk that we will be classified as a PFIC arises because cash balances, even if held as working capital, are considered to be assets that produce passive income. Therefore, any determination of PFIC status will depend upon the sources of our income and the relative values of passive and non-passive assets, including goodwill. A determination as to a corporation’s status as a PFIC must be made annually. We believe we may be a PFIC during 2014 and although we have not determined whether we will be a PFIC in 2015, or in any subsequent year, our operating results for any such years may cause us to be a PFIC. Although we may not be a PFIC in any one year, the PFIC taint remains with respect to those years in which we were or are a PFIC and the special PFIC taxation regime will continue to apply.

In view of the complexity of the issues regarding our treatment as a PFIC, U.S. shareholders are urged to consult their own tax advisors for guidance as to our status as a PFIC.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq for domestic issuers. For instance, we may follow home country practice in Israel with regard to, among other things, composition and function of the audit committee and other committees of our Board of Directors and certain general corporate governance matters. In addition, in certain instances we will follow our home country law, instead of the Nasdaq, which requires that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. We comply with the director independence requirements of the Nasdaq, including the requirement that a majority of the Board of Directors be independent, and make the required affirmative determination thereunder upon filing the listing application with Nasdaq. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on Nasdaq may provide less protection than is accorded to investors under Nasdaq applicable to domestic issuers.

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

ADS holders are not shareholders and do not have shareholder rights.

The Bank of New York Mellon, as depositary, executes and delivers the ADSs on our behalf. Each ADS is a certificate evidencing a specific number of ADSs. The ADS holders will not be treated as shareholders and do not have the rights of shareholders. The depositary will be the holder of the shares underlying the ADSs. Holders of the ADSs will have ADS holder rights. A deposit agreement among us, the depositary and the ADS holders, and the beneficial owners of ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. Our shareholders have shareholder rights prescribed by Israeli law. Israeli law and our Articles of Association, or Articles, govern such shareholder rights. The ADS holders do not have the same voting rights as our shareholders. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. The ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs, but only if we ask the depositary to ask for their instructions. If we do not ask the depositary to ask for their instructions, the ADS holders are not entitled to receive our notices of general meeting or instruct the depositary how to vote. The ADS holders will not be entitled to attend and vote at a general meeting unless they withdraw the ordinary shares from the depository. However, the ADS holders may not know about the meeting far enough in advance to withdraw the ordinary shares. If we ask for the ADS holders’ instructions, the depositary will notify the ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as is practical, subject to the provisions of the deposit agreement, to vote the shares as the ADS holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure the ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, there may be other circumstances in which the ADS holders may not be able to exercise voting rights.

The ADS holders do not have the same rights to receive dividends or other distributions as our shareholders. Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary stock and we do not anticipate paying any cash dividends in the foreseeable future). Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to the ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. The ADS holders will receive these distributions in proportion to the number of shares their ADSs represent. In addition, there may be certain circumstances in which the depositary may not pay to the ADS holders amounts distributed by us as a dividend or distribution.

There are circumstances where it may be unlawful or impractical to make distributions to the holders of the ADSs.

The deposit agreement with the depositary allows the depositary to distribute foreign currency only to those ADS holders to whom it is possible to do so. If a distribution is payable by us in New Israeli Shekels, the depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holders may lose some of the value of the distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. This means that the ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for the depository to make such distributions available to them.

Your percentage ownership in us may be diluted by future issuances of share capital, which could reduce your influence over matters on which shareholders vote.

Following the completion of this offering, our board of directors will have the authority, in most cases without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares, including ordinary shares issuable upon the exercise of outstanding warrants and options. Issuances of additional shares would reduce your influence over matters on which our shareholders vote.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADS you purchase in this offering. If the underwriters exercise their over-allotment option, you may experience additional dilution. See “Dilution”.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of ADSs (see “Use of Proceeds”). Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of the ADSs to decline.

Risks Relating to Operations in Israel

Conditions in the Middle East and in Israel may harm our operations.

Our head executive office, our research and development facilities, as well as some of our planned clinical sites are or will be located in Israel. Our officers and most of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. The hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Our offices, located in Raanana, Israel, are within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence during which there were a substantially larger number of rocket and missile attacks aimed at Israel. In addition, since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria which shares a common border with Israel, and is affecting the political stability of those countries. This instability and any outside intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries, and may have the potential for causing additional conflicts in the region. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, and various rebel militia groups in Syria. Additionally, a violent jihadist group named Islamic State of Iraq and Levant (ISIL) is involved in hostilities in Iraq and Syria and have been growing in influence. Although ISIL’s activities have not directly affected the political and economic conditions in Israel, ISIL’s stated purpose is to take control of the Middle East, including Israel. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our results of operations may be adversely affected by inflation and foreign currency fluctuations.

We hold most of our cash, cash equivalents and bank deposits in U.S. dollars. As we are located in Israel, a significant portion of our expenses are in New Israeli Shekels, or NIS, mainly due to payment to Israeli employees and suppliers. As a result, we could be exposed to the risk that the U.S. dollar will be devalued against the NIS or other currencies, and consequentially our financial results could be harmed. To protect against currency fluctuations we may decide to hold a significant portion of our cash, cash equivalents, bank deposits and marketable securities in NIS, as well as to enter into currency hedging transactions. These measures, however, may not adequately protect us from the adverse effects of inflation in Israel. In addition, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the U.S. dollar or that the timing of any devaluation may lag behind inflation in Israel.

Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, the holder of a majority of each class of securities of the target company must approve a merger. Moreover, a full tender offer can only be completed if the acquirer receives at least 95% of the issued share capital (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer), and the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition (unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights).

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to those of our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

It may be difficult to enforce a U.S. judgment against us, our officers or our directors or to assert U.S. securities law claims in Israel.

Service of process upon us, since we are incorporated in Israel, and upon our directors and officers, who reside outside the U.S., may be difficult to obtain within the U.S. In addition, because substantially all of our assets and most of our directors and officers are located outside the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S. There is a doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act pursuant to original actions instituted in Israel. Subject to particular time limitations and provided certain conditions are met, executory judgments of a U.S. court for monetary damages in civil matters may be enforced by an Israeli court.

Under applicable U.S. and Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. In addition, employees may be entitled to seek compensation for their inventions irrespective of their agreements with us, which in turn could impact our future profitability.

We generally enter into non-competition agreements with our employees and key consultants. These agreements prohibit our employees and key consultants, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period of time. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

In addition, Chapter 8 to the Israeli Patents Law, 5727-1967, or the Patents Law, deals with inventions made in the course of an employee’s service and during his or her term of employment, whether or not the invention is patentable, or service inventions. Section 134 of the Patents Law, sets forth that if there is no agreement which explicitly determines whether the employee is entitled to compensation for the service inventions and the extent and terms of such compensation, such determination will be made by the Compensation and Rewards Committee, a statutory committee of the Israeli Patents Office. As a result, it is unclear if, and to what extent, our research and development employees may be able to claim compensation with respect to our future revenue. As a result, we may receive less revenue from future products if such claims are successful, which in turn could impact our future profitability.

Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law. The rights and responsibilities of the holders of our ordinary shares and ADSs are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares and ADSs that are not typically imposed on shareholders of U.S. corporations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, including matters discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and any documents incorporated by reference herein, as well as other factors which may be identified from time to time in our other filings with the Securities and Exchange Commission, or the SEC, or in the documents where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:

•	fluctuations in the market price of our securities;
•	the possibility that our securities could be delisted from Nasdaq or the Tel-Aviv Stock Exchange, or TASE;
•	potential dilution to the holders of our securities as a result of future issuances of our securities;
•	fluctuations in our results of operations;
•	the accuracy of our financial forecasts in our drug development activity and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;
•	the timing and cost of the in-licensing, partnering and acquisition of new product opportunities;
•	the timing of expenses associated with product development and manufacturing of the proprietary drug candidates that we have acquired — hCDR1 for the treatment of SLE and rHuEPO for the treatment of multiple myeloma, and those that may be in-licensed, partnered or acquired;
•	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and
•	other risks and uncertainties described in this prospectus.

The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements.

We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

EXCHANGE RATE INFORMATION

As of December 30, 2015, the daily representative exchange rate of NIS per U.S. dollars was 3.896. The following table sets forth information regarding the exchange rates of NIS per U.S. dollars for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2014	3.994	3.402	3.578	3.889
2013	3.791	3.471	3.609	3.471
2012	4.084	3.7	3.858	3.733
2011	3.821	3.363	3.579	3.821
2010	3.894	3.549	3.732	3.549

	NIS per U.S. $
Nine months Ended September 30,	High	Low	Average	Period End
2015	4.053	3.761	3.886	3.923
2014	3.695	3.402	3.491	3.695

	NIS per U.S. $
Month Ended	High	Low	Average	Period End
December 2015 (through December 30, 2015)	3.905	3.855	3.880	3.896
November 2015	3.921	3.868	3.889	3.877
October 2015	3.923	3.816	3.863	3.867
September 2015	3.949	3.863	3.913	3.923
August 2015	3.93	3.772	3.845	3.93
July 2015	3.825	3.765	3.789	3.783
June 2015	3.872	3.761	3.824	3.769

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the Tel Aviv Stock Exchange, or TASE since July 2005. Our ordinary shares currently trade on the TASE under the symbol “XTLB”.

The following table sets forth, for the periods indicated, the high and low closing prices of our ordinary shares (after the 1:5 share consolidation which was resolved on June 22, 2009) on the TASE. For comparative purposes only, we have also provided such figures translated into U.S. Dollars at an exchange rate of 3.896 NIS per U.S. Dollar, as of December 30, 2015 according to the Bank of Israel.

	NIS		U.S. dollar ($)
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:
2014	0.750	0.315	0.193	0.081
2013	1.348	0.383	0.346	0.098
2012	1.675	0.521	0.430	0.134
2011	0.950	0.414	0.244	0.106
2010	0.681	0.193	0.175	0.050
Quarterly:
Fourth Quarter 2015 (through December 30, 2015)	0.358	0.291	0.092	0.075
Third Quarter 2015	0.388	0.301	0.100	0.077
Second Quarter 2015	0.470	0.369	0.121	0.095
First Quarter 2015	0.484	0.369	0.124	0.095
Fourth Quarter 2014	0.523	0.315	0.134	0.081
Third Quarter 2014	0.580	0.338	0.149	0.087
Second Quarter 2014	0.750	0.473	0.193	0.121
First Quarter 2014	0.733	0.469	0.188	0.120
Fourth Quarter 2013	0.974	0.383	0.250	0.098
Third Quarter 2013	1.259	0.978	0.323	0.251
Second Quarter 2013	1.143	0.905	0.293	0.232
First Quarter 2013	1.348	1.079	0.346	0.277
Most Recent Six Months:
December 2015 (through December 30, 2015)	0.32	0.291	0.082	0.075
November 2015	0.35	0.3	0.090	0.077
October 2015	0.358	0.33	0.092	0.085
September 2015	0.343	0.305	0.088	0.078
August 2015	0.364	0.301	0.093	0.077
July 2015	0.388	0.343	0.100	0.088
June 2015	0.421	0.369	0.108	0.095

On December 30, 2015, the last reported sales price of our ordinary shares on the TASE was NIS 0.292 per share, or $0.075 per share. On December 30, 2015, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.896 as reported by the Bank of Israel.

PRICE RANGE OF ADSs

On June 1, 2012, we filed an application for relisting its ADSs on the Nasdaq Stock Exchange. On July 10, 2013, we received a notice from Nasdaq stating that the admission committee had approved our application to relist its ADSs for trading on the Nasdaq Capital Market. Accordingly, on July 15, 2013, the ADSs began trading on the Nasdaq Capital Market under the ticker symbol “XTLB”.

The following table presents, for the periods indicated, the high and low market closing prices for the ADSs as reported on the Pink Sheets from 2010 until July 14, 2013, and on Nasdaq from July 15, 2013 to the present. For convenience of the readers of this report, the data below was adjusted so that all the quotes of the ADS price would represent the current ADS-NIS 0.1 par value ordinary share ratio, meaning 1:20.

	U.S.$
	Price Per ADS
	High	Low
Annual:
2014	4.95	1.59
2013	7.42	2.24
2012	8.50	3.00
2011	5.40	2.00
2010	4.70	0.55

Quarterly:
Fourth Quarter 2015 (through December 30, 2015)	1.96	1.45
Third Quarter 2015	2.00	1.60
Second Quarter 2015	2.44	1.90
First Quarter 2015	2.60	1.88
Fourth Quarter 2014	3.38	1.59
Third Quarter 2014	3.50	1.70
Second Quarter 2014	4.95	2.48
First Quarter 2014	4.30	2.73
Fourth Quarter 2013	5.49	2.24
Third Quarter 2013	7.00	5.28
Second Quarter 2013	6.35	4.95
First Quarter 2013	7.42	5.80

Most Recent Six Months:
December 2015 (through December 30, 2015)	1.70	1.45
November 2015	1.84	1.55
October 2015	1.96	1.45
September 2015	1.85	1.60
August 2015	1.97	1.66
July 2015	2.00	1.86
June 2015	2.10	1.90

On December 30, 2015, the last reported sales price of the ADSs on the Nasdaq Capital Market was $1.45 per share.

As of December 30, 2015, we had 4,440,150 ADSs outstanding. One ADS represents twenty ordinary shares. See “Description of Share Capital” for a description of the rights attaching to the ADSs.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $[ ] million (after deducting underwriting discounts and commissions and estimated offering expenses payable by us) or approximately $[__] million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed public offering price of $[__] per ADS, which was the last reported price of the ADSs on the Nasdaq Capital Market on __________. Each $1.00 increase (decrease) in the assumed public offering price of $[__] per ADS would increase (decrease) the net proceeds to us from this offering by approximately $[__] million, or approximately $[__] million if the underwriters exercise their over-allotment option in full, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to continue the development of hCDR1, and also for working capital and general corporate purposes. The amounts and schedule of our actual expenditures will depend on multiple factors including the progress of our clinical development and regulatory efforts, the status and results of the clinical trials, the pace of our partnering efforts in regards to manufacturing and commercialization and the overall regulatory environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently we do not intend to pay cash dividends. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015:

•	on an actual basis; and

•	on a pro forma, as adjusted, basis to also give effect to: our sale of ADSs in this offering at an assumed public offering price of $ per ADS, which was the last reported sale price of the ADSs on the NASDAQ Capital Market on , 2016.

You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

September 30, 2015 (unaudited) (in thousands, except share data)	Actual	As Adjusted

Cash and cash equivalents	4,300

Stockholders’ equity:

Ordinary shares, NIS 0.1 par value per share, 700,000,000 shares authorized; 273,525,799 shares actual and ____________ shares as adjusted, issued and outstanding	6,606

Additional paid-in capital	150,748

Reserve from transactions with non-controlling interests	20

Accumulated deficit	(150,151)

Total stockholders’ equity	7,223

Total capitalization	7,485

A $1.00 increase (decrease) in the assumed public offering price of $[______] per ADS, would increase (decrease) the as adjusted amount of each of cash and cash equivalents and total shareholders' equity by approximately $ [______] million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A [100,000] ADS increase in the number of ADSs offered by us together with a concomitant $1.00 increase in the assumed public offering price of $[______] per ADS would increase our as adjusted cash and cash equivalents by approximately $[______] million after deducting estimated underwriting discounts and estimated offering expenses payable by us. Conversely, a [100,000] ADS decrease in the number of ADSs offered by us together with a concomitant $1.00 decrease in the assumed public offering price of $[______] per ADS would decrease our as adjusted cash and cash equivalents by approximately $[______] million after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The number of ordinary shares that will be outstanding immediately after this offering is based on 273,525,799 ordinary shares outstanding as of December 30, 2015. This number excludes, as of such date:

•	19,222,220 ordinary shares represented by 961,111 ADSs issuable upon the exercise of warrants at a weighted average exercise price of $2.29;

•	4,870,000 ordinary shares issuable upon the exercise of stock options at a weighted average exercise price of $0.15 per share;

•	5,800,000 ordinary shares reserved for future issuances under our stock option and incentive plans; and

•	[ ] ordinary shares underlying the ADS purchase warrant to be issued to the representative in connection with this offering, at an exercise price per share equal to % of the public offering price.

DILUTION

If you purchase ADSs in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per ADSs you will pay in this offering and the pro forma net tangible book value per ADS after this offering. Dilution results from the fact that the per public offering price per ordinary shares is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our historical net tangible book value as of September 30, 2015, was approximately $4.6 million, corresponding to a net tangible book value of $0.017 per ordinary share or $0.34 per ADS (using the ratio of 20 ordinary shares to one ADS), as of such date. We calculate our historical net tangible book value per share or per ADS by taking the amount of our total tangible assets, subtracting the amount of our total liabilities, and then dividing the difference by the actual total number of ordinary shares or ADSs outstanding, as applicable.

The pro forma as adjusted net tangible book value per share as of September 30, 2015 was $[___] per ordinary share or $[__] per ADS (using the ratio of 20 ordinary shares to one ADS). The pro forma as adjusted net tangible book value per share gives effect to the sale and issuance of the ADSs in this offering at an offering price of $[__] per ADS, which reflects the last reported sale price of _____ of our ordinary shares on the NASDAQ Capital Market on December ____, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted net tangible book value per share after the offering is calculated by dividing the pro forma net tangible book value of $[______], by [_____], which is equal to our pro forma issued and outstanding ordinary shares. The difference between the public offering price and the pro forma net tangible book value per share represents an immediate increase in the net tangible book value of $[___] per ordinary share or $[___] per ADS to existing shareholders and immediate dilution of $[___], per share to new investors purchasing the ADSs in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per ADS	NIS	$
Actual net tangible book value per ADS as of September 30, 2015
Increase in net tangible book value per share attributable to purchasers purchasing ADSs in this offering
Pro forma net tangible book value per share of ADSs, as adjusted to give effect to this offering
Dilution per ADS to purchasers in this offering	NIS	$

A $1.00 increase (decrease) in the assumed initial public offering price of $ [___] per ADS would increase (decrease) our pro forma net tangible book value per ADS after this offering by $ [___] and the dilution per ADS to new investors by $[___], assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional ordinary shares of ADSs in the future at a price less than the public offering price, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion along with our financial statements and the related notes included in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under “Risk Factors.” Our actual results, performance and achievements may differ materially from those expressed in, or implied by, these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” We have prepared our financial statements in accordance with IFRS, as issued by the IASB.

Overview

We are a biopharmaceutical company engaged in the acquisition and development of pharmaceutical drugs for the treatment of unmet medical needs. Our current drug development program is focused on the development of hCDR1 for the treatment of SLE.

We were established as a corporation under the laws of Israel in 1993, and commenced operations to use and commercialize technology developed at the Weizmann Institute, in Rehovot, Israel. Since commencing operations, our activities have been primarily devoted to developing our technologies and drug candidates, acquiring pre-clinical and clinical-stage compounds, raising capital, purchasing assets for our facilities, and recruiting personnel. We have had no drug product sales to date. Our major sources of working capital have been proceeds from various private and public offerings of our securities and option and warrant exercises.

We have incurred negative cash flow from operations each year since our inception and we anticipate incurring negative cash flows from operating activities for the foreseeable future. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and potential in-licensing and acquisition opportunities.

Our research and development expenses primarily consisted of expenses related to the hCDR1 and rHuEPO development plan. As part of the preparations for future clinical trials of hCDR1, we engaged regulatory and clinical consultants and commenced work on Chemistry, Manufacturing and Control, or CMC, including production and testing of the drug substance. As part of the preparations for rHuEPO, we engaged regulatory consultants and conducted research which included collection of data relating to the level of specific proteins in the blood of a group of patients with multiple myeloma. The costs of such preparations comprised of, among other things, costs in connection with medical regulation, medical consulting costs and payments to medical centers.

Our general and administrative expenses consist primarily of salaries, consultant fees, and related expenses for executive, finance and other administrative personnel, professional fees, director fees and other corporate expenses, including investor relations, business development costs and facilities related expenses. We expense our general and administrative expenses as incurred.

Our results of operations include non-cash compensation expense as a result of the grants of XTL stock options. Compensation expense for awards of options granted to employees and directors represents the fair value of the award (measured using the Black-Scholes valuation model) recorded over the respective vesting periods of the individual stock options (see details below.)

For awards of options and warrants to consultants and other third-parties, according to IFRS 2, the treatment of such options and warrants is the same as employee options compensation expense (see note 20 to the consolidated financial statements for the year ended December 31, 2014). We record compensation expense based on the fair value of the award at the grant date according to the Black-Scholes valuation model. According to the IFRS 2, in non-performance-based options, we recognize options expenses using the graded vesting method (accelerated amortization). Graded vesting means that portions of a single option grant will vest on several dates, equal to the number of tranches. We treat each tranche as a separate share option grant; because each tranche has a different vesting period, and hence the fair value of each tranche is different. Therefore, under this method the compensation cost amortization is accelerated to earlier periods in the overall vesting period.

Our planned clinical trials will be lengthy and expensive. Even if these trials show that our drug candidates are effective in treating certain indications, there is no guarantee that we will be able to record commercial sales of any of our product candidates in the near future or generate licensing revenues from upfront payments associated with out-licensing transactions. In addition, we expect losses in our drug development activity to continue as we continue to fund development of our drug candidates. As we continue our development efforts, we may enter into additional third-party collaborative agreements and may incur additional expenses, such as licensing fees and milestone payments. As a result, our periodical results may fluctuate and a period-by-period comparison of our operating results may not be a meaningful indication of our future performance.

Results of Operations

Nine months ended September 30, 2015 compared to the nine months ended September 30, 2014

Research and development expenses. Research and development expenses for the nine months ended September 30, 2015 were $245,000 compared to $121,000 for the same period in 2014. Research and development expenses for the nine months ended September 30, 2015 were comprised mainly of expenses related to preparations for initiating an advanced clinical trial of the Company’s clinical asset, hCDR1. The increase in research and development expenses reflects the Company’s increased investment in bringing hCDR1 to an advanced clinical trial during 2016.

General and administrative expenses. General and administrative expenses for the nine months ended September 30, 2015 were $1,008,000 compared to $1,243,000 for the same period in 2014. The decrease in general and administrative expenses was due to lower rent and maintenance costs, reflecting the Company’s continued efforts to reduce overhead costs, as well as a reduction in salary and share based compensation costs in the nine months ended September 30, 2015.

Financial expenses, net. Financial expenses, net for the nine months ended September 30, 2015 were $233,000 compared to $55,000 in the nine months ended September 30, 2014. The increase in financial expenses, net, was mainly due to changes in fair value of marketable securities held in InterCure, a former subsidiary.

Loss from continuing operations. Loss from continuing operations for the nine months ended September 30, 2015 was $1,486,000, compared to $1,419,000 for the same period last year.

Total loss. Total loss for the nine months ended September 30, 2015 was $1,946,000 compared to $2,039,000 for the same period last year. The loss from discontinued operations for the nine months ended September 30, 2015 and 2014 relates to losses from XTL’s investment in InterCure, a former subsidiary.

Years Ended December 31, 2014 and 2013

Research and Development Expenses. Research and development expenses in the years ended December 31, 2014 and 2013 totaled approximately $278,000 and $82,000, respectively. Research and development expenses are comprised mainly of expenses related to preparations for initiating the phase 2 clinical trials of the hCDR1 and, to a lesser extent, rHuEPO drugs designed to treat SLE and multiple myeloma patients, respectively. The increase in expenses in 2014 compared to 2013 is mainly due to expenses related to our hCDR1 drug, in-licensed in January 2014.

General and Administrative Expenses. General and administrative expenses for the years ended December 31, 2014 and 2013 totaled approximately $1,744,000 and $1,329,000, respectively. The increase in 2014 compared to 2013 is mainly due to a $0.5 million reversal of expenses in 2013 due to forfeitures of stock options by a director who resigned from the Company.

Finance income (expenses), net. Finance income (expenses), net for the years ended December 31, 2014 and 2013 totaled approximately ($97,000) and $59,000, respectively. The decrease in finance income in 2014 compared to 2013 derives mainly from a increase in the NIS/USD exchange rate during 2014.

Total loss from discontinued operations. Total loss from discontinued operations totaled approximately $746,000 and $2,575,000, and represents InterCure’s net results for the years ended December 31, 2014 and 2013, respectively. Such loss in 2013 includes an impairment of $1.7 million in intangible assets recognized in the acquisition of InterCure in 2012.

Income Taxes. We had no income tax expense for the years ended December 31, 2014 and 2013 due to losses incurred and we did not recognize any deferred tax benefits, since it is not “more likely than not” that we will be able to generate profits in the future to realize the deferred taxes.

Years Ended December 31, 2013 and 2012

Research and Development Expenses. Research and development expenses in the years ended December 31, 2013 and 2012 totaled approximately $82,000 and $92,000, respectively. Research and development expenses are comprised mainly of expenses related to preparations for initiating the Phase 2 clinical trials of the rHuEPO drug designed to treat cancer patients with multiple myeloma and include, among other things, research costs incurred in tracing blood proteins in multiple myeloma patients, costs in connection with medical regulation, and other medical consulting costs.

General and Administrative Expenses. General and administrative expenses for the years ended December 31, 2013 and 2012 totaled approximately $1,329,000 and $2,448,000, respectively. The decrease in 2013 compared to 2012 is mainly due to a $1.1 million decrease in share-based payments to directors, service providers and employees, originating from lower stock option grants in 2013, as well as reversal of expenses due to forfeitures of stock options by a director who resigned from the Company.

Other gains (losses), net. Other gains in the year ended December 31, 2013 totaled approximately $1,059,000, primarily originating from a gain from the sale of our investment in Proteologics which totaled approximately $1,051,000. In the year ended December 31, 2012, the other gains in the amount of $802,000 were mainly due to a bargain purchase in connection with the InterCure transaction totaling $795,000. Bargain purchase gain is the excess of the fair value of the investment acquired over the fair value of the consideration provided for such purchase in accordance with IFRS3R.

Finance income, net. Finance income, net for the years ended December 31, 2013 and 2012 totaled approximately $59,000 and $50,000, respectively. The decrease in finance income in 2013 compared to 2012 derives mainly from lower interest income on short-term bank deposits whose carrying amount during 2012 was significantly higher compared to 2013 as a result of the capital raising completed by the Company in March 2012 in a private placement and from the exercise of warrants (series 2) in the period. This decrease was partially offset by an increase in finance income from exchange rate differences, owing to larger NIS-denominated balances originating from proceeds from the sale of the investment in Proteologics.

Earnings (losses) from investment in associate. Earnings (losses) from investment in associate totaling approximately ($845,000) and $569,000 in the years ended December 31, 2013 and 2012, respectively, arose from our investment in Proteologics which was accounted for according to the equity method. During 2013, we recognized such losses due to operational losses in Proteologics. From the acquisition date of November 21, 2012 through December 31, 2012, our share in Proteologics’ losses totaled approximately $144,000. On the date of acquisition, we recorded a gain from a bargain purchase totaling approximately $713,000.

Income Taxes. We had no income tax expense for the years ended December 31, 2013 and 2012 due to losses incurred and we did not recognize any deferred tax benefits, since it is not "more likely than not" that we will be able to generate profits in the future to realize the deferred taxes.

Significant Accounting Policies and Estimates

We describe our significant accounting policies more fully in Note 2 to our consolidated financial statements for the year ended December 31, 2014.

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

Intangible Assets

In testing impairment of research and development assets, our management is required to estimate, among other things, the probable endpoints of trials conducted by us, the commercial technical feasibility of the development and the resulting economic benefits. Actual results and estimates to be made in the future may significantly differ from current estimates.

We are required to determine at the end of each reporting period whether there is any indication that an asset may be impaired. If indicators for impairment are identified, we estimate the assets’ recoverable amount, which is the higher of an asset’s fair value less costs to sell and its value-in-use. The value-in-use calculations require management to make estimates of the projected future cash flows. Determining the estimates of the future cash flows is based on management’s past experience and best estimate for the economic conditions that will exist over the remaining useful economic life of the cash generating unit.

Share-Based Payments

In evaluating the fair value and the recognition method of share-based payment, our management is required to estimate, among others, different parameters included in the computation of the fair value of the options and the Company’s results and the number of options that will vest.

Deconsolidation of Subsidiary

As of December 31, 2014, and effective as of May 16, 2013, we held 54.72% of InterCure’s issued and outstanding share capital, following the conversion of the loan granted to InterCure into 7,620,695 shares of InterCure. In the reporting period ended December 31, 2012, management had estimated the degree of effect it had in InterCure and had determined that it was able to govern InterCure’s financial and operating policies despite holding less than 50% of InterCure’s issued and outstanding share capital at the time, through de-facto control, this following an examination of InterCure’s entire equity instruments. This conclusion was reached mainly since we were able to convert the aforementioned loan into shares of InterCure, a conversion which will have conferred us a stake of approximately 54.72% of InterCure’s issued and outstanding share capital.

As a result of a series of transactions including a transaction, that closed in February 2015, between between InterCure and Green Forest Global Ltd., or Green Forest, a company wholly owned by Mr. Alexander Rabinovitch (a greater than 5% shareholder of ours), our holdings in InterCure were diluted to approximately 5%. See “Certain Relationships and Related Party Transactions” on page 55. Considering our diluted voting rights in InterCure and the termination of a voting agreement signed between us and Green Forest under which each of the two parties will appoint two directors of the total of seven directors to the board of directors of InterCure, our management determined that a loss of control in InterCure occurred during the first quarter of 2015.

Liquidity and Capital Resources

We have financed our operations from inception primarily through various proceeds from various private and public offerings of our securities and option and warrant exercises. As of September 30, 2015, we received net proceeds of approximately $80.2 million from various private placement transactions, public offerings and exercises of warrants, including most recently $3.4 million from our registered direct offering in April 2015.

The discussion of our liquidity and capital resources below excludes any balances in InterCure, as it is considered a discontinued operation as of December 31, 2014.

As of September 30, 2015, we had approximately $4.3 million in cash and cash equivalents, an increase of approximately $2.1 million from December 31, 2014.

Net cash used in operating activities for the nine months ended September 30, 2015 was $1.4 million, compared to net cash used in operating activities of $1.8 million for the nine months ended September 30, 2014. The decrease in net cash used in operating activities is mainly due to the disposal in early 2015 of InterCure, a former subsidiary.

Net cash provided by (used in) investing activities for the nine months ended September 30, 2015 was ($56) thousand compared to net cash provided by investing activities of $1.0 million for the nine months ended September 30, 2014. The decrease in net cash provided by investing activities is primarily due to proceeds from the sale of Proteologics and the release of short-term bank deposits in the first half of 2014.

Net cash provided by financing activities for the nine months ended September 30, 2015 was $3.6 million compared to net cash provided by investing activities of $0.3 million for the nine months ended September 30, 2014. The increase in net cash provided by investing activities is primarily due to our registered direct offering in April 2015 that resulted in approximately $3.4 million in net proceeds.

We have incurred continuing losses and depend on outside financing resources to continue our activities. Based on existing business plans, our management estimates that our outstanding cash and cash equivalent balances will allow us to finance our activities for an additional period of at least 12 months from the date of this prospectus. However, the amount of cash which we will need in practice to finance our activities depends on numerous factors which include, but are not limited to, the timing, planning and execution of clinical trials of existing drugs and future projects which we might acquire or other business development activities such as acquiring new technologies and/or changes in circumstances which are liable to cause significant expenses to us in excess of management’s current and known expectations as of the date of these financial statements and which will require us to reallocate funds against plans, also due to circumstances beyond our control.

We expect to incur additional losses through the end of 2015 and beyond arising from research and development activities, testing additional technologies and operating activities, which will be reflected in negative cash flows from operating activities. In order to perform the clinical trials aimed at developing a product until obtaining its marketing approval, we may be required to raise additional funds in the future by issuing securities. Should we fail to raise additional capital in the future under standard terms, we will be required to minimize our activities or sell or grant a sublicense to third parties to use all or part of its technologies.

Research and Development, Patents and Licenses, Etc.

Research and development costs in 2014, 2013 and 2012 and for the nine months ended September 30, 2015 substantially derived from costs related to the development of our clinical assets. As part of the preparations in 2014 and during the nine months ended September 30, 2015, we engaged regulatory and clinical consultants and commenced work on CMC, including production and testing of the drug substance for hCDR1. As part of the preparations for rHuEPO, we engaged regulatory and other consultants and conducted a study which consists of collecting preliminary data on the existence of specific proteins in the blood of a group of multiple myeloma patients. The costs of such preparations comprise of, among other things, costs in connection with medical regulation, medical consulting costs and payments to medical centers.

hCDR1 for the Treatment of SLE

We intend to initiate an advanced clinical trial, which will include the 0.5 mg and a lower weekly dose. We estimate that the trial will take at least one year to enroll patients, another year to conduct treatment, and additional time to analyze the results for a total of approximately two and a half years.

rHuEPO for the Treatment of Multiple Myeloma

The preliminary plan received as part of the license agreement with Yeda and Mor that we acquired from Bio-Gal, included plans to perform a prospective, multi-center, open-label, Phase 2 study intended to assess safety of rHuEPO when given to patients with advanced multiple myeloma and demonstrate its effects on survival, biological markers related to the disease, immune improvements and quality of life.  While we have had preliminary discussions with the FDA, drug suppliers and third party vendors for the planned study, we have not determined the final size and scope of the study, and as a result, it is too early to estimate the clinical trial period and cost to complete the study.

The following table sets forth the research and development costs for the years 2014, 2013 and 2012 and for the nine months ended September 30, 2015 including all costs related to the clinical-stage projects, our pre-clinical activities, and all other research and development activities. The Company in-licensed hCDR1 in January 2014 and started preparations for clinical development of this asset during 2014. We started preparations for rHuEPO clinical development in the last quarter of 2010 (after the completion of the Bio-Gal transaction in August 2010). We in-licensed SAM-101 in November 2011 and in June 2015 decided to discontinue further development in order to focus on the development of our existing drug candidates.

	Research and Development Expenses in thousand $
	Nine months ended September 30,	Year ended December 31,
	2015	2014	2013	2012

hCDR1	222	206	9	-
rHuEPO	23	37	57	92
SAM-101	-	25	16	-
Other	-	10
Total Research and Development	245	278	82	92

While we are currently focused on advancing each of our product development projects, our future research and development expenses will depend on the clinical success of each product candidate, as well as ongoing assessments of each product candidate’s commercial potential. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future out-licensing arrangements, when such out-licensing arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or projects in order to focus our resources on more promising product candidates or projects. Completion of clinical trials by us or our licensees may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate.

The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of sites included in the clinical trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that participate in the clinical trials;

•	the duration of patient follow-up;

•	the development stage of the product candidate; and

•	the efficacy and safety profile of the product candidate.

We expect our research and development expenses to increase in the future from current levels as we continue the advancement of our clinical trials and preclinical product development and to the extent we in-license new product candidates. The lengthy process of completing clinical trials and seeking regulatory approval for our product candidates requires expenditure of substantial resources. Any failure or delay in completing clinical trials, or in obtaining regulatory approvals, could cause a delay in generating product revenue and cause our research and development expenses to increase and, in turn, have a material adverse effect on our operations. Because of the factors set forth above, we are not able to estimate with any certainty when we would recognize any net cash inflows from our projects.

Trend Information.

We are a development stage company and it is not possible for us to predict with any degree of accuracy the outcome of our research, development or commercialization efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are identified in the preceding subsections.

Off-Balance Sheet Arrangements.

We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

BUSINESS

Business Overview

We are a biopharmaceutical company engaged in the acquisition and development of pharmaceutical drugs for the treatment of unmet medical needs. Our current drug development program is focused on the treatment of systemic lupus erythematosus, or SLE.

Our lead drug candidate is hCDR1, a Phase II-ready asset for the treatment of SLE, the most prominent type of lupus. There is currently no known cure for SLE. Only one new treatment, Benlysta, has been approved by the U.S. Food and Drug Administration, or FDA, in the last 50 years for SLE. Lupus is a chronic autoimmune disease involving many systems in the human body, including joints, kidneys, the central nervous system, heart, the hematological system and others. The biologic basis of the disease is a defect in the immune (defense) system, leading to production of self (auto) antibodies, attacking healthy organs and causing irreversible damage. According to research estimates of the Lupus Foundation of America, at least 1.5 million Americans have the disease (more than 5 million worldwide) with more than 16,000 new cases diagnosed each year in the United States.

hCDR1 is a peptide that is administered subcutaneously and acts as a disease-specific treatment to modify the SLE-related autoimmune process. It does so by specific upstream immunomodulation through the generation of regulatory T cells, reducing inflammation and resuming immune balance. More than 40 peer-reviewed papers have been published on hCDR1. Two placebo controlled Phase I trials and a placebo controlled Phase 2 trial, or the PRELUDE trial, were conducted by Teva Pharmaceutical Industries, Ltd., or Teva, which had previously in-licensed hCDR1 from Yeda. The studies consisted of over 400 patients, demonstrated that hCDR1 is well tolerated by patients and has a favorable safety profile. The PRELUDE trial did not achieve its primary efficacy endpoint based on the SLE Disease Activity Index, or SLEDAI scale, resulting in Teva returning the asset to Yeda. However, the PRELUDE trial showed encouraging results in its secondary clinical endpoint, the British Isles Lupus Activity Group index, or BILAG index, and, in fact, the 0.5 mg weekly dose showed a substantial effect. Multiple post-hoc analyses also showed impressive results for this dose using the BILAG index. Such dose will be the focus of the clinical development plan moving forward. Subsequent to Teva’s return of the program to Yeda, the FDA directed that the primary endpoint in future trials for Lupus therapies, including those for hCDR1, should be based on either the BILAG index or the SLE Responder Index (SRI). Given the FDA’s recommendation and the positive findings from the PRELUDE trial (which showed a substantial effect in the BILAG index), we intend to initiate a new advanced clinical trial, which will include the 0.5 mg and a lower weekly dose of hCDR1.

Our second drug candidate is recombinant human erythropoietin, or rHuEPO, which we have licensed from Yeda Research and Development, or Yeda, and Mor Research Applications, or Mor, for the extension of survival of patients with advanced/end-stage multiple myeloma. Multiple myeloma is a severe and incurable malignant hematological cancer of plasma cells. Erythropoietin, or EPO is a glycoprotein hormone produced mainly by the kidney. It is the major growth regulator of the erythroid lineage. EPO stimulates erythropoiesis, the production of red blood cells, by binding to its receptor on the surface of erythroid progenitor cells, promoting their proliferation and differentiation and maintaining their viability. Over the last decade, several reports have indicated that the action of EPO is not restricted to the erythroid compartment, but may have additional biological, and consequently potential therapeutic properties, broadly beyond erythropoiesis. Erythropoietin is available as a therapeutic agent produced by recombinant DNA technology in mammalian cell culture. rHuEPO is used in clinical practice for the treatment of various anemias including anemia of kidney disease and cancer-related anemia.

A clinical observation confirmed the high success rate of rHuEPO in treating the anemia in patients with multiple myeloma. Six patients with very poor prognostic features of multiple myeloma, whose expected survival was less than six months continued treatment with rHuEPO beyond the initial designed 12 week period, and they lived for 45–133 months cumulatively with the multiple myeloma diagnosis and 38–94 months with rHuEPO (with a good quality of life). We were granted an Orphan-drug designation from the FDA in May 2011, for rHuEPO.

As our focus is currently on the development of our lead drug candidate, we do not anticipate conducting material research and development activities for rHuEPO before 2017 and are exploring opportunities to sell or license rHuEPO or collaborate with partners in its development.

Our Strategy

Our objective is to be a leading biopharmaceutical company engaged in the acquisition and development of pharmaceutical products for the treatment of unmet clinical needs.

Under our current near-term strategy with respect to our pharmaceutical and biopharmaceutical products, we plan to:

•	initiate an international, prospective advanced clinical study intended to assess the safety and efficacy of hCDR1 when given to patients with SLE;

•	continually build our pipeline of therapeutic candidates; and

•	develop collaborations with large pharmaceutical companies to sublicense/develop, and market our hCDR1 and rHuEPO drug development programs.

Recent Developments

Registered Direct Offering

In April 2015, we entered into security purchase agreements providing for the issuance of an aggregate of 1,777,778 ADSs representing 35,555,560 ordinary shares in a registered direct offering at $2.25 per ADS for aggregate gross proceeds of $4,000,000. In addition, we issued unregistered warrants to purchase 888,889 ADSs representing 17,777,778 ordinary shares in a private placement. At the closing, we also issued placement agent warrants to purchase up to 89,888 ADSs representing 1,797,760 ordinary shares. The warrants may be exercised at any time for a period of five and one-half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein.

InterCure Transactions

In July 2012, we acquired the control over InterCure Ltd, or InterCure, a public company whose shares are traded on the TASE and which develops a home therapeutic device for non-medicinal and non-invasive treatment of various diseases such as hypertension, heart failure, sleeplessness and mental stress and markets and sells a home therapeutic device for hypertension. As a result of a series of transactions including a transaction, that closed in February 2015, between InterCure and Green Forest Global Ltd., or Green Forest, a company wholly owned by Mr. Alexander Rabinovitch (a greater than 5% shareholder of ours), our holdings in InterCure were diluted to approximately 5%. See “Certain Relationships and Related Party Transactions” on page 55.

Products Under Development

hCDR1 for the Treatment of Systemic Lupus Erythematosus

Market Opportunity

hCDR1 (edratide) is a Phase 2-ready asset for the treatment of SLE, the most prominent type of lupus. SLE is a heterogenous, chronic, debilitating inflammatory autoimmune disease characterized by the production of an array of autoantibodies, including antibodies to double-stranded DNA, to other nuclear antigens, and to ribonucleoproteins. Although SLE can affect any part of the body, most patients experience systemic symptoms including fever, fatigue and malaise along with symptoms in one or only a few organs. The most common signs and symptoms are arthralgia, arthritis, fatigue, fever, skin rashes, including a characteristic butterfly-shaped rash across the cheeks and nose, anemia and pleurisy. The clinical course of SLE may also include periods in which few, if any, symptoms are evident and other times when the disease becomes more active.

According to research estimates of the Lupus Foundation of America, at least 1.5 million Americans have the disease (more than 5 million worldwide) with more than 16,000 new cases diagnosed each year in the United States. The Lupus Foundation of America reports that lupus affects mostly women of childbearing age (15-44). SLE is one of the most common forms of lupus, affecting over 70% of lupus patients.

SLE treatment is highly individualized and is based on a patient’s response. Mild forms of SLE may be treated with antimalarial medications, non-steroidal anti-inflammatory drugs, and topical and/or low-dose glucocorticoids, although more aggressive treatment with methotrexate may be needed In addition, low-dose oral steroids or intramuscular injections of depot steroid preparations can be used for mild disease. More severe cases of SLE may be treated with high-dose glucocorticoids and cytotoxic drugs to block cell growth and suppress the immune system. GlaxoSmithKline’s Benlysta (belimumab), a monoclonal antibody, is a newer medication that is FDA-approved for patients with mild to moderate SLE currently taking standard therapy who have not yet experienced an adequate response. Benlysta is the first product to gain marketing approval for patients with SLE in more than 50 years, paving the way for the introduction of new disease-modifying therapies and reignited the interest of pharmaceutical developers in this therapy area. GlaxoSmithKline reported that its 2014 sales of Benlysta were £173 million, up 18% on the year before.

GlobalData estimates the drug sales for SLE in 2012 were over $473 million across the seven major markets covered in its forecast: U.S., France, Germany, Italy, Spain, UK and Japan. By the end of the forecast period of 2022, sales are estimated to grow to over $1.1 billion with a CAGR of 9.36%. This growth is expected to be driven by improved uptake of Benlysta, the introduction of new biological therapies and the overall increase in prevalent cases of SLE, mainly due to the increasing population in these markets.

hCDR1: General & Mechanism of Action

hCDR1 is a synthetic peptide composed of 19 amino-acid residues. It was developed by Teva in collaboration with Prof. Edna Mozes of the Weizmann Institute of Science, Rehovot, Israel. The sequence of the peptide is based on the complementarity determining region 1 (CDR1) of a pathogenic human anti-dsDNA mAb that bears the 16/6 idiotype. The idiotype was found to have clinical relevance in SLE patients.

Accumulating data from in vivo and in vitro studies demonstrate that hCDR1 functions by inducing regulatory T cell function through multiple pathways. Administration of hCDR1 to mice has been shown to induce CD4+CD25+ cells using regulatory and suppressor characteristics such as CD45RBLOW, TGF-β, CTLA-4 and Foxp3. This induction suppresses autoreactive CD4+ cell activation, indicated by the reduced expression of CD69 and Fas ligand; ultimately, resulting in reduced rates of activation-induced apoptosis. Inhibition by hCDR1-induced CD4+CD25+ cells is mediated through the immunosuppressive cytokine TGF-β. TGF-β secretion is up regulated and activated autoreactive cells are decreased; both are associated with a decrease of pathogenic cytokines such as interferon gamma (IFN-γ), interleukin-10 (IL-10), interleukin-1 beta (IL-1β), and tumor necrosis factor-alpha (TNF-α). Effects on TGF-β and Foxp3 have been shown to correlate with a significant decrease in SLEDAI-2K and BILAG scores in patients treated with hCDR1 in comparison with patients treated with placebo. Another subset of T cells (CD8+CD28-) express Foxp3 and have been shown to be essential for the induction and the optimal suppressive function of CD4+CD25+ cells. The function of hCDR1-induced subsets of regulatory T cells result in the effective suppression, ultimately leading to the modulation of the underlying aberrancy of the immune system, which culminates in the diminished activity of the disease.

hCDR1 is currently under investigation for its ability to down-regulate the autoimmune response elicited by the pathogenic antibodies and autoreactive T cells in SLE and up-regulate the expression of gene markers, such as TGF-β and FoxP3. hCDR1 may attenuate the general SLE-associated autoimmune process and provide effective treatment for many clinical manifestations of SLE. The clinical development plan is thus designed to demonstrate the efficacy of hCDR1 in the systemic disease.

Clinical Trial History

Prior to being licensed to us by Yeda, hCDR1 was licensed to Teva which performed two placebo controlled Phase I trials and a placebo controlled Phase 2 trial, or the PRELUDE trial. The Phase I and Phase 2 studies consisted of over 400 patients, demonstrating that hCDR1 is well tolerated by patients and has a favorable safety profile.

The PRELUDE trial was a 26-week study conducted at 48 centers in 12 countries: Canada, France, Germany, Holland, Hungary, Israel, Italy, Mexico, Russia, Spain, UK and U.S. enrolling 340 patients with mild to moderate SLE. The PRELUDE trial did not achieve its primary efficacy endpoint based on the SLEDAI scale, resulting in Teva returning the asset to Yeda in 2009. However, the PRELUDE trial showed encouraging results in its secondary clinical endpoint, the BILAG index, and, in fact, the 0.5 mg weekly dose showed a substantial effect. Multiple post-hoc analyses also showed impressive results for this dose using the BILAG index. Such dose will be the focus of clinical development moving forward. Subsequent to Teva’s return of the program to Yeda, in 2010 the FDA directed that the primary endpoint in future trials for lupus therapies, including those for hCDR1, should be based on either the BILAG index or the Systemic Lupus Erythematosus Responder Index.

Planned Advanced Clinical Trial

Given the FDA’s recommendation and the positive findings from the PRELUDE trial (which showed a substantial effect in the BILAG index), we intend to initiate an advanced, multinational, randomized, double blind, placebo-controlled, multiple dose, parallel group 52-week study to assess the efficacy, tolerability and safety of hCDR1 administered subcutaneously to patients with active SLE. We estimate that the trial will take at least one year to enroll patients, another year for the treatment phase, and additional time to analyze the results for a total of approximately two and a half years. We intend to request an interim analysis be conducted as well.

We have finalized a draft protocol for our planned clinical trial and expect a written response in early 2016 from the FDA to the pre-IND meeting package we submitted to them.

rHuEPO for the Treatment of Multiple Myeloma

Market Opportunity

Currently incurable, multiple myeloma is a severe plasma cell malignancy characterized by the accumulation and proliferation of clonal plasma cells in the marrow, leading to the gradual replacement of normal hematopoiesis. The course of the disease is progressive, and various complications occur, until death. This devastating disease affects the bone marrow, bones, kidneys, heart and other vital organs. It is characterized by pain, recurrent infections, anemia and pathological fractures. In the course of the disease, many patients become gradually disabled and bed-ridden. The overall survival duration today with chemotherapy and other novel treatments is less than five years. These treatments have severe side effects, including the suppression of the immune system, susceptibility to infections, nausea, vomiting and bleeding disorders.

According to the Leukemia and Lymphoma Society, in the U.S. alone, there are approximately 81,000 people living with or are in remission from multiple myeloma and according to the National Cancer Institute, each year in the U.S., 20,000 people learn they have this disease.. Most people are diagnosed with multiple myeloma after age 65 and it is more common in men than women and in African Americans than Caucasians.

rHuEPO: General & Mechanism of Action

rHuEPO which stands for recombinant human erythropoietin is a hormone, produced by the kidneys, and is responsible for red blood cell production in bone marrow. Erythropoietin, or EPO, a glycoprotein hormone produced mainly by the kidney, is the major growth regulator of the erythroid lineage. EPO stimulates erythropoiesis by binding to its receptor on the surface of erythroid progenitor cells, promoting their proliferation and differentiation and maintaining their viability. The cloning of the EPO gene led to the introduction of rHuEPO into clinical practice for the treatment of various anemias including anemia of kidney disease and cancer-related anemia.

Clinical Trial History

Over the last decade, several reports have indicated that the action of EPO is not restricted to the erythroid compartment, but may have additional biological, and consequently potential therapeutic properties, broadly beyond erythropoiesis. A clinical observation confirmed the high success rate of rHuEPO in treating the anemia in patients with multiple myeloma. Six patients with very poor prognostic features of multiple myeloma, whose expected survival was less than six months continued treatment with rHuEPO beyond the initial designed 12 week period, and lived for 45–133 months cumulatively with the Multiple Myeloma diagnosis and 38–94 months with rHuEPO (with a good quality of life).

We were granted an Orphan-drug designation from the FDA in May 2011, for rHuEPO. Orphan-drug designation is granted by the FDA Office of Orphan Drug Products to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S.. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy, or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication, as well as with tax credits for clinical research costs, the ability to apply for annual grant funding, clinical research trial design assistance and waiver of Prescription Drug User Fee Act filing fees.

We have begun regulatory work and have held preliminary discussions with potential drug suppliers, clinical sites and third party vendors for the planned study. As part of those preparations, we conducted a study which consists of collecting preliminary data on the existence of specific proteins in the blood of a group of multiple myeloma patients.

As our focus is currently on the development of our lead drug candidate, we do not anticipate conducting material research and development activities for rHuEPO before 2017 and are exploring opportunities to sell or license rHuEPO or collaborate with partners in its development.

Intellectual Property

Patents

General

Patents and other proprietary rights are very important to the development of our business. We will be able to protect our proprietary technologies from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. It is our intention to seek and maintain patent and trade secret protection for our drug candidates and our proprietary technologies. As part of our business strategy, our policy is to file patent applications in the U.S. and internationally to cover methods of use, new chemical compounds, pharmaceutical compositions and dosing of the compounds and compositions and improvements in each of these. We also rely on trade secret information, technical know-how, innovation and agreements with third parties to continuously expand and protect our competitive position. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire or remain in existence for only a short period following commercialization, thus reducing any commercial advantage or financial value attributable to the patent.

Generally, patent applications in the U.S. are maintained in secrecy for a period of at least 18 months. Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we are not certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file those patent applications. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Therefore, we cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. To date, there has been no consistent policy regarding the breadth of claims allowed in biotechnology patents. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. Granted patents can be challenged and ruled invalid at any time, therefore the grant of a patent is not of itself sufficient to demonstrate our entitlement to a proprietary right. The disallowance of a claim or invalidation of a patent in any one territory can have adverse commercial consequences in other territories.

If our competitors prepare and file patent applications in the U.S. that claim technology also claimed by us, we may choose to challenge competing patent rights, which could result in substantial cost, even if the eventual outcome is favorable to us. While we have the right to defend patent rights related to our licensed drug candidates and technologies, we are not obligated to do so. In the event that we decide to defend our licensed patent rights, we will be obligated to cover all of the expenses associated with that effort.

If a patent is issued to a third party containing one or more preclusive or conflicting claims, and those claims are ultimately determined to be valid and enforceable, we may be required to obtain a license under such patent or to develop or obtain alternative technology. In the event of a litigation involving a third party claim, an adverse outcome in the litigation could subject us to significant liabilities to such third party, require us to seek a license for the disputed rights from such third party, and/or require us to cease use of the technology. Further, our breach of an existing license or failure to obtain a license to technology required to commercialize our products may seriously harm our business. We also may need to commence litigation to enforce any patents issued to us or to determine the scope, validity and/or enforceability of third-party proprietary rights. Litigation would involve substantial costs.

hCDR1 for the Treatment of SLE

We have exclusively licensed from Yeda, two families of patents relating to hCDR1.

•	A basic patent family entitled “Synthetic Human Peptides and Pharmaceutical Compositions Comprising them” for the Treatment of Systemic Lupus Erythematosus” that covers the active pharmaceutical agent, the Edratide peptide. The patent has been granted in a large number of jurisdictions: U.S., Europe (Austria, Denmark, Finland, France, Germany, Ireland, Italy, Liechtenstein, Spain, Sweden, Switzerland, The Netherlands and the UK), Australia, Canada, Hong Kong, India, Israel, Japan, Korea, Mexico, Norway, and Russia. In Hungary the application was allowed. The patent expires on February 26, 2022 except in the case of the U.S., which expires on September 22, 2022.

•	A patent family for the formulation entitled “Parenteral Formulations of Peptides for the Treatment of Systemic Lupus Erythematosus” that covers a very specific pharmaceutical composition comprising Edratide. It has been granted in the U.S., China, India, Israel, Japan, and Mexico, and is under examination in Europe and Canada. The patent expires on January 14, 2024.

rHuEPO for the Treatment of Multiple Myeloma

We have exclusively licensed from Yeda and Mor a family of patents relating to rHuEPO.

•	A main use patent entitled “Use of Erythropoietin in the Treatment of Multiple Myeloma that covers the active pharmaceutical agent, EPO. The main claims of this patent is directed to a method for the treatment of a multiple myeloma patient, comprising the administration of Erythropoietin or Recombinant Human Erythropoietin, for the inhibition of tumor growth, triggering of tumor regression or inhibition of multiple myeloma cell metastasis in the said patient. The patent was granted in the United States, Europe (Austria, Belgium, France, Germany, Great Britain, Ireland, Italy, Netherlands, Spain, Sweden and Switzerland), Israel, Japan, Hong Kong and Canada. The issued patent will expire on March 30, 2019.

Other Intellectual Property Rights

We depend upon trademarks, trade secrets, know-how and continuing technological advances to develop and maintain our competitive position. To maintain the confidentiality of trade secrets and proprietary information, we require our employees, scientific advisors, consultants and collaborators, upon commencement of a relationship with us, to execute confidentiality agreements and, in the case of parties other than our research and development collaborators, to agree to assign their inventions to us. These agreements are designed to protect our proprietary information and to grant us ownership of technologies that are developed in connection with their relationship with us. These agreements may not, however, provide protection for our trade secrets in the event of unauthorized disclosure of such information.

Licensing Agreements and Collaborations

hCDR1

On January 7, 2014, we entered into a license agreement with Yeda, as amended on September 6, 2015, which grants us the exclusive worldwide right to research, develop, and commercialize hCDR1, a Phase 2-ready asset for the treatment of SLE, among other indications. Yeda is the commercial arm of the Weizmann Institute of Science.

In consideration, we are responsible for a patent expense reimbursement to Yeda in six installments totaling $382,989. On May 14, 2014, we issued 222,605 of our ordinary shares to Yeda, as the first of six installments, representing a value of approximately $38,000. On January 21, 2015, we issued a further 802,912 of our ordinary shares to Yeda as the second of six installments, representing a value of approximately $84,000. The remaining installments of approximately $64,000 each, payable in cash, are due every six months commencing on July 1, 2015, with the final payment due on January 1, 2017, provided that if we receive funding of at least $5,000,000 then we shall be required to promptly pay Yeda any unpaid patent expense reimbursement in one lump-sum cash payment.

Under the license agreement, we are required to make milestone payments of up to $2.2 million: $200,000 upon starting a Phase 3 clinical trial, $1 million upon FDA approval to market in the U.S., and $250,000 for marketing approval in each of China and three of the European Union’s Group of Five. In addition, we are required to pay 2-3% royalties of annual net sales and sublicense fees of 15-20% of whatever we receive from any sub-licensee. Under the license agreement, we are also required to meet certain development milestones including the delivery of a trial protocol to Yeda by January 1, 2016, receipt of investment of at least $5 million by August 1, 2016 and commencement of a Phase II clinical trial by January 1, 2017.

The term of the license agreement is the later of the date of expiry of the last of the licensed patents or the expiry of a continuous period of 11 years after first commercial sale in any country during which there shall not have been a first commercial sale in the U.S., EU, Japan, China or any OECD member. The license agreement may be terminated by us without cause upon 60 days prior written notice. The license agreement may also be terminated by Yeda if either we fail to meet certain development milestones or commercial sale shall have commenced and there shall be a period of 6 months of no sales, subject to certain exceptions. Yeda shall also be entitled to terminate the license agreement if we were to commence legal action against Yeda challenging the validity of any of the licensed patents and that if were to be unsuccessful in such challenge we are required to pay to Yeda liquidated damages of $8 million. Either party may also terminate the license agreement in the case of a material breach that remains uncured or certain bankruptcy events.

rHuEPO

In August 2010 we acquired from Bio-Gal, the rights to develop rHuEPO for the treatment of multiple myeloma under a research and license agreement with Yeda and Mor. Bio-Gal had previously performed certain research and development studies with under the research and license agreement. Mor is the Israeli corporation and licensing arm of Kupat Holim Clalit, one of the largest HMOs in Israel.

We are obligated to pay 1% royalties on net sales of the product, as well as a fixed royalty payment in the total amount of $350,000 upon the successful completion of Phase 2. Such payment of $350,000 is payable to Yeda upon the earlier of (i) six months from the successful completion of Phase 2 or (ii) the completion of a successful fundraising by XTL at any time after the completion of the Phase 2 of at least $2 million.

Competition

Competition in the pharmaceutical and biotechnology industries is intense. Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. To compete successfully in this industry we must identify novel and unique drugs or methods of treatment and then complete the development of those drugs as treatments in advance of our competitors.

The drugs that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. Other companies have products or drug candidates in various stages of pre-clinical or clinical development to treat diseases for which we are also seeking to discover and develop drug candidates. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier.

Competing Products for Treatment of SLE

There is only one drug that has been approved for SLE in the last 50 years, GlaxoSmithKline’s Benlysta (belimumab) which was approved in 2011. Other current therapies include non-steroidal anti-inflammatory drugs, corticosteroids, anti-malarials and immunosuppressants. Corticosteroids and immunosuppressants lead to broad, non-selective immunosuppression often associated with significant adverse events. In addition these therapies are not effective in all SLE patients.

Despite initial enthusiasm following approval of Benlysta as the first drug approved for SLE with a selective target, efficacy has been tested only in patients with mild to moderate disease, without active renal or CNS disease, its onset of action is slow and sales have been lower than expected. Additional drugs are being developed to treat SLE including, among others, blisibimod developed by Anthera Pharmaceuticals, atacicept developed by Merck Serono, CC-220 developed by Celgene, GSK2586184 ( a JAK1 inhibitor) developed by GlaxoSmithKline, and INV-103 being developed by Invion. In the past eighteen months, there have been two late stage drugs, tabalumab developed by Eli Lilly and epratuzumab developed by UCB/Immunomedics, for the treatment of SLE which have both failed to meet the primary endpoint in Phase 3 trials.

 Competing Products for Treatment of Multiple Myeloma

rHuEPO may be supplementary to the following drugs including, but not limited to, Thalidomid (thalomide), Revlimid (lenalidomide) Velcade (bortezomib), Krypolis (carfilzomib), and Pomalyst (pomalidomide). Other potential therapies are in clinical development for multiple myeloma. Vorinistat, being developed by Merck & Co., and panobinostat, being developed by Novartis AG, are being studied in combination with bortezomib for relapsed myeloma; and elotuzumab, being developed by Abbott Laboratories. In addition, in the future allogeneic haematopoietic stem cell transplantation might potentially cure a proportion of patients through immunologically mediated graft versus myeloma effect. However, this procedure remains highly experimental at the present time.

Seasonality

Our business and operations are generally not affected by seasonal fluctuations or factors.

Raw Materials and Suppliers

We believe that the raw materials that we require to manufacture hCDR1 and rHuEPO are widely available from numerous suppliers and are generally considered to be generic industrial chemical supplies. We do not rely on a single or unique supplier for the current production of any therapeutic small molecule in our pipeline.

Manufacturing

We currently have no manufacturing capabilities and do not intend to establish any such capabilities.

With respect to our drug candidate, hCDR1, we believe that we will be able to outsource production to a contract manufacturer in order to obtain sufficient inventory to satisfy the clinical supply needs for our future development for the treatment of SLE. With respect to our drug candidate rHuEPO, we believe that we will either be able to purchase rHuEPO from existing pharmaceutical companies or to enter into collaborative agreements with contract manufacturers or other third-parties.

At the time of commercial sale, to the extent that it is possible and commercially practicable, we plan to engage a back-up supplier for each of our product candidates. Until such time, we expect that we will rely on a single contract manufacturer to produce each of our product candidates under cGMP regulations. Our third-party manufacturers have a limited number of facilities in which our product candidates can be produced and will have limited experience in manufacturing our product candidates in quantities sufficient for conducting clinical trials or for commercialization. Our third-party manufacturers will have other clients and may have other priorities that could affect our contractor’s ability to perform the work satisfactorily and/or on a timely basis. Both of these occurrences would be beyond our control. We anticipate that we will similarly rely on contract manufacturers for our future proprietary product candidates.

We expect to similarly rely on contract manufacturing relationships for any products that we may in-license or acquire in the future. However, there can be no assurance that we will be able to successfully contract with such manufacturers on terms acceptable to us, or at all.

Contract manufacturers are subject to ongoing periodic inspections by the FDA, the U.S. Drug Enforcement Agency and corresponding state and local agencies to ensure strict compliance with cGMP and other state and federal regulations. We do not have control over third-party manufacturers’ compliance with these regulations and standards, other than through contractual obligations.

If we need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these new manufacturers in advance, which will involve testing and additional inspections to ensure compliance with FDA regulations and standards and may require significant lead times and delay. Furthermore, switching manufacturers may be difficult because the number of potential manufacturers is limited. It may be difficult or impossible for us to find a replacement manufacturer quickly or on terms acceptable to us, or at all.

Environmental Matters

We may from time to time be subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. The operation of our testing facilities, however, entails risks in these areas. Significant expenditures could be required in the future if these facilities are required to comply with new or more stringent environmental or health and safety laws, regulations or requirements.

Government and Industry Regulation

Numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies, impose substantial regulations upon the clinical development, manufacture and marketing of our drug candidates and technologies, as well as our ongoing research and development activities. None of our drug candidates have been approved for sale in any market in which we have marketing rights. Before marketing in the U.S., any drug that we develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process implemented by the FDA, under the Federal Food, Drug and Cosmetic Act of 1938, as amended. The FDA regulates, among other things, the pre-clinical and clinical testing, safety, efficacy, approval, manufacturing, record keeping, adverse event reporting, packaging, labeling, storage, advertising, promotion, export, sale and distribution of biopharmaceutical products.

The regulatory review and approval process is lengthy, expensive and uncertain. We are required to submit extensive pre-clinical and clinical data and supporting information to the FDA for each indication or use to establish a drug candidate’s safety and efficacy before we can secure FDA approval. The approval process takes many years, requires the expenditure of substantial resources and may involve ongoing requirements for post-marketing studies or surveillance. According to the FDA, before commencing clinical trials in humans, we must submit an IND to the FDA containing, among other things, pre-clinical data, chemistry, manufacturing and control information, and an investigative plan. Our submission of an IND may not result in FDA authorization to commence a clinical trial.

We were granted an Orphan-drug designation from the FDA in May 2011, for rHuEPO. In the U.S., Orphan-drug designation is granted by the FDA Office of Orphan Drug Products to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S.. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy, or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication, as well as with tax credits for clinical research costs, the ability to apply for annual grant funding, clinical research trial design assistance and waiver of Prescription Drug User Fee Act filing fees.

We may apply to the European Medicines Agency in order to obtain Orphan-drug designation for its Recombinant Erythropoietin in Europe. Orphan designation is granted by the European Medicines Agency, following a positive opinion from the Committee for Orphan Medicinal Products, to a medicinal product that is intended for the diagnosis, prevention or treatment of a life-threatening or a chronically debilitating condition affecting not more than five in 10,000 persons in the European Community when the application for designation is submitted. Orphan drug designation provides the sponsor with access to the Centralized Procedure for the application for marketing authorization, protocol assistance, up to a 100% reduction in fees related to a marketing authorization application, pre-authorization inspection and post-authorization activities, and could provide ten years of market exclusivity in the EU, once approved for the treatment of Multiple Myeloma.

The FDA may permit expedited development, evaluation, and marketing of new therapies intended to treat persons with serious or life-threatening conditions for which there is an unmet medical need under its fast track drug development programs. A sponsor can apply for fast track designation at the time of submission of an IND, or at any time prior to receiving marketing approval of the NDA. To receive fast track designation, an applicant must demonstrate that the drug:

•	is intended to treat a serious or life-threatening condition;

•	is intended to treat a serious aspect of the condition; and

•	has the potential to address unmet medical needs, and this potential is being evaluated in the planned drug development program.

Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practices, and must be conducted pursuant to an IND, unless exempted.

For purposes of NDA approval, clinical trials are typically conducted in the following sequential phases:

•	Phase 1: The drug is administered to a small group of humans, either healthy volunteers or patients, to test for safety, dosage tolerance, absorption, metabolism, excretion, and clinical pharmacology.

•	Phase 2: Studies are conducted on a larger number of patients to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range, and to gather additional data relating to safety and potential adverse events.

•	Phase 3: Studies establish safety and efficacy in an expanded patient population.

•	Phase 4: The FDA may require Phase 4 post-marketing studies to find out more about the drug’s long-term risks, benefits, and optimal use, or to test the drug in different populations, such as children.

The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Additional factors that can cause delay or termination of our clinical trials, or that may increase the costs of these trials, include:

•	slow patient enrollment due to the nature of the clinical trial plan, the proximity of patients to clinical sites, the eligibility criteria for participation in the study or other factors, and the number of sites participating in the trial;

•	inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials or delays in approvals from a study site’s review board;

•	longer treatment time required to demonstrate efficacy or determine the appropriate product dose;

•	insufficient supply of the drug candidates;

•	adverse medical events or side effects in treated patients; and

•	ineffectiveness of the drug candidates.

In addition, the FDA may place a clinical trial on hold or terminate it if it concludes that subjects are being exposed to an unacceptable health risk. Any drug is likely to produce some toxicity or undesirable side effects when administered at sufficiently high doses and/or for a sufficiently long period of time. Unacceptable toxicity or side effects may occur at any dose level at any time in the course of studies designed to identify unacceptable effects of a drug candidate, known as toxicological studies, or clinical trials of drug candidates. The appearance of any unacceptable toxicity or side effect could bring us or regulatory authorities to interrupt, limit, delay or abort the development of any of our drug candidates and could ultimately prevent approval by the FDA or foreign regulatory authorities for any or all targeted indications.

Before receiving FDA approval to market a product, we must demonstrate that the product is safe and effective for its intended use by submitting to the FDA an NDA containing the pre-clinical and clinical data that have been accumulated, together with chemistry and manufacturing and controls specifications and information, and proposed labeling, among other things. The FDA may refuse to accept an NDA for filing if certain content criteria are not met and, even after accepting an NDA, the FDA may often require additional information, including clinical data, before approval of marketing a product.

As part of the approval process, the FDA must inspect and approve each manufacturing facility. Among the conditions of approval is the requirement that a manufacturer’s quality control and manufacturing procedures conform to cGMP. Manufacturers must expend time, money and effort to ensure compliance with cGMP, and the FDA conducts periodic inspections to certify compliance. It may be difficult for our manufacturers or us to comply with the applicable cGMP and other FDA regulatory requirements. If we or our contract manufacturers fail to comply, then the FDA will not allow us to market products that have been affected by the failure.

If the FDA grants approval, the approval will be limited to those disease states, conditions and patient populations for which the product is safe and effective, as demonstrated through clinical studies. Further, a product may be marketed only in those dosage forms and for those indications approved in the NDA. Certain changes to an approved NDA, including, with certain exceptions, any changes to labeling, require approval of a supplemental application before the drug may be marketed as changed. Any products that we manufacture or distribute pursuant to FDA approvals are subject to continuing regulation by the FDA, including compliance with cGMP and the reporting of adverse experiences with the drugs. The nature of marketing claims that the FDA will permit us to make in the labeling and advertising of our products will be limited to those specified in an FDA approval, and the advertising of our products will be subject to comprehensive regulation by the FDA. Claims exceeding those that are approved will constitute a violation of the Federal Food, Drug, and Cosmetic Act. Violations of the Federal Food, Drug, and Cosmetic Act or regulatory requirements at any time during the product development process, approval process, or after approval may result in agency enforcement actions, including withdrawal of approval, recall, seizure of products, injunctions, fines and/or civil or criminal penalties. Any agency enforcement action could have a material adverse effect on our business.

Should we wish to market our products in countries other than the U.S., we must receive marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, companies are typically required to apply for foreign marketing authorizations at a national level. However, within the EU, registration procedures are available to companies wishing to market a product in more than one EU member state. Typically, if the regulatory authority is satisfied that a company has presented adequate evidence of safety, quality and efficacy, then the regulatory authority will grant a marketing authorization. This regulatory approval process, however, involves risks similar or identical to the risks associated with FDA approval discussed above, and therefore we cannot guarantee that we will be able to obtain the appropriate marketing authorization for any product in any particular country. Our current development strategy calls for us to seek marketing authorization for our drug candidates in countries other than the United States.

Failure to comply with applicable laws and regulations would likely have a material adverse effect on our business. In addition, laws and regulations regarding the manufacture and sale of new drugs are subject to future changes. We cannot predict the likelihood, nature, effect or extent of adverse governmental regulation that might arise from future legislative or administrative action.

Property, Plant and Equipment

Since April 2015 we lease offices in Ra’anana, Israel. The basic lease period is for 24 months with an option for an additional 12-month period.

To our knowledge, there are no environmental issues that affect our use of the properties that we lease.

Employees

As of the date hereof, we have three full-time employees, one full-time service provider and two part-time service providers. We and our Israeli employees are subject, by an extension order of the Israeli Ministry of Welfare, to certain provisions of collective bargaining agreements between the Histadrut, the General Federation of Labor Unions in Israel and the Coordination Bureau of Economic Organizations, including the Industrialists Associations. These provisions principally address cost of living increases, recreation pay, travel expenses, vacation pay and other conditions of employment. We provide our employees with benefits and working conditions equal to or above the required minimum. Other than those provisions, our employees are not represented by a labor union.

Historical Background and Corporate Structure

Our legal and commercial name is XTL Biopharmaceuticals Ltd. We were established as a private company limited by shares under the laws of the State of Israel on March 9, 1993, under the name Xenograft Technologies Ltd. We re-registered as a public company on June 7, 1993, in Israel, and changed our name to XTL Biopharmaceuticals Ltd. on July 3, 1995.

We commenced operations to use and commercialize technology developed at the Weizmann Institute, in Rehovot, Israel. Since 1993 we pursued therapeutic and pharmaceutical development programs for the treatment of a variety of indications including hepatitis B, hepatitis C, diabetic neuropathic pain, schizophrenia, SLE and multiple myeloma, most of which have terminated. Our current drug development program is currently focused on the treatment of SLE and multiple myeloma.

We currently have one subsidiary, Xtepo Ltd., a private company limited by shares under the laws of the State of Israel which holds a license for the exclusive use of rHuEPO for the treatment of multiple myeloma. As of April 2015, we hold approximately 5% of the issued and outstanding share capital of InterCure Ltd., a now former subsidiary of ours (See “Business – Recent Developments – InterCure Transactions”).

The ADSs are listed for trading on the Nasdaq Capital Market under the symbol “XTLB.” Our ordinary shares are traded on the TASE under the symbol “XTLB.” We operate under the laws of the State of Israel under the Israeli Companies Law, and in the U.S., the Securities Act and the Exchange Act.

Our principal offices are located at 5 HaCharoshet Street, Raanana 4365603, Israel, and our telephone number is +972-9-955-7080. Our primary internet address is www.xtlbio.com. None of the information on our website is incorporated by reference herein.

MANAGEMENT

Directors and Senior Management.

The following table sets forth the members of our senior management and board of directors:

Name	Age	Position
Shlomo Shalev	53	Chairman of the Board of Directors
Osnat Hillel Fain	50	Non-Executive and External Director
Oded Nagar	47	Non-Executive and External Director
David Bassa	53	Non-Executive Director
Doron Turgeman	47	Non-Executive Director
Dr. Jonathan Schapiro	55	Non-Executive Director
Dr. Dobroslav Melamed	38	Non-Executive Director
Josh Levine	51	Chief Executive Officer
David Kestenbaum	51	Chief Financial Officer

Shlomo Shalev joined our Board of Directors in December 2014 and in August 2015 was appointed to serve as interim Chairman. He most recently served as Chairman of the Board of Micronet, a TASE listed company. In addition to serving as a board member on a number of NASDAQ and TASE listed companies, such as OphirOptronics, Arel Communications and PowerDsine, Mr. Shalev was the Senior Vice President of Investments for Ampal. He has also worked on a number of transactions in mergers and acquisitions and initial public offerings. With an educational background in economics, Mr. Shalev was Israel’s Consul for Economic Affairs and the Economic Advisor to the Director General, Ministry of Industry and Trade. Mr. Shalev holds an MBA from the University of San Francisco and a B.A. degree in Economics from the University of Ben Gurion, Beer Sheva, Israel.

Osnat Hillel Fain joined our Board of Directors in March 2015. She most recently served as Founder, Director and Managing Partner of Newton Propulsion Technologies LTD. In addition to serving as a board member on a number of TASE listed companies, including First ET View LTD, Priortech LTD, Aran R&D (1982) LTD, LeumiStart Fund and SDS LTD, Ms. Fain was the Business Development Manager at Giora Eiland Ltd., a representative of The Cheyne Capital Group in Israel, CEO of InterVision, Co-manager of the Aran Medical Ventures hedge fund, Marketing Manager at Datasphere Ltd. and an independent marketing consultant for TCB. She earned an Executive MBA and a BA in Humanities at Tel Aviv University and completed a one year course in Management at the Tel Aviv campus of the College of Management.

Oded Nagar joined our Board of Directors in March 2015. He currently serves as CEO and Owner of ABC – Advance Business Consulting Ltd, as the CEO of Galaxy Properties and Real Estate LTD and as a board member of Bunkersec Ltd. In addition to serving as a board member on a number of TASE listed companies, including IDB Development LTD, Gamatronic Electronic Industries LTD and Biri-Barashi Ltd., Mr. Nagar was the CEO and Founder of Pretium Group LTD/Pretium Renewable Energy LTD, VP Finance and Operations at Matrix IT (Formula Group) and the CFO of Bashan Systems (Formula Group). Previously, Oded worked in the Department of the General Controller at the Ministry of Finance in Israel, as an accountant at KPMG Israel and as an Economist at Bank Leumi. He earned an MBA in Finance and Banking and Information Systems and a BA in Accounting and Economics from the Hebrew University of Jerusalem. Mr. Nagar is also a Certified Public Accountant in Israel.

David Bassa joined our Board of Directors in November 2013 and served as Chairman from June 2014 until August 2015. He is the CEO and co-founder of Sela Software Ltd., a leading knowledge center and software house for the high-tech and IT industry, since 1990. In 2000, Mr. Bassa founded Bio-Gal, a biopharmaceuticals company which subsequently merged into XTL, for the purpose of developing Erythropoietin (EPO) for the treatment of Multiple Myeloma. Mr. Bassa graduated with a B.A in Economics from Bar-Ilan University and an M.Sc in Computer Science studies (without thesis), also from Bar-Ilan University. Mr. Bassa was twice awarded the President Excellency Award (1981, 2002) and managed the Israeli branch of the international AIESEC organization, of which he is a Hall of Fame member.

Doron Turgeman joined our Board of Directors in December 2014. He has significant public company experience with both NASDAQ and TASE listed companies. Mr. Turgeman is currently the Chief Executive Officer of B Communications (BCOM) and Internet Gold (IGLD), both of which are listed on the NASDAQ. He has gained considerable experience in mergers and acquisitions involving both debt and equity, with, among other things, the purchase of the controlling interest of Bezeq by B Communications. He is knowledgeable in capital markets in Israel, the U.S. and Europe as well as SEC and TASE reporting standards. Throughout his career, he has proved to be a strong manager and has developed close relationships with key constituents throughout the industry .Mr. Turgeman holds a B.A. degree in Economics and Accounting from the Hebrew University of Jerusalem and is a certified public accountant in Israel.

Dr. Jonathan Schapiro joined our Board of Directors in December 2014. He is currently an Adjunct Clinical Assistant Professor in the Department of Medicine, Division of Infectious Diseases and Geographic Medicine at Stanford University School of Medicine and a Director of HIV/AIDS at the National Hemophilia Center at Sheba Medical Center in Tel-Aviv, Israel. He has served as a committee member on the United States Food and Drug Administration Antiviral Drugs Advisory Committee and is a member of the World Health Organization Global HIV Drug Resistance Network Steering Group. Dr. Schapiro is on the organizing and scientific committee of international conferences on antiviral drug development, clinical pharmacology and resistance, as well as contributing to guidelines publications. His research has appeared in major journals such as Lancet and Annals of Internal Medicine. He has served on the scientific advisory boards of major pharmaceutical and molecular diagnostic companies and has been involved in the development of multiple antiviral drugs over the last 20 years. Dr. Schapiro has devoted his career to HIV clinical care, research and education since completing his Fellowship in Infectious Diseases and Geographic Medicine at Stanford University School of Medicine, Stanford CA. He graduated from the Ben Gurion University School of Medicine and completed his Medical Residency at the Rabin Medical Center in Israel.

Dr. Dobroslav Melamed joined our Board of Directors in December 2014. He is a biotech entrepreneur with over 10 years of experience in the life science industry. He has demonstrated success in taking drugs from the lab to the shelf by identifying target markets, planning regulatory strategy, raising capital, executing successful clinical trials and scaling up to commercial production. He is currently establishing two companies involved in the development of a treatment for Ebola and novel drug delivery. Until September 2014, he was the President of SciVac (formerly SciGen IL), a high growth biopharmaceutical company that develops, manufactures and markets recombinant human health care biotechnology derived products, including vaccines. Dr. Melamed was responsible for SciVac’s operations, clinical trials and new business. Dr. Melamed is the co-founder of Periness LTD, a developer of new drugs for male infertility and Oshadi LTD, a developer of oral carriers for proteins like insulin. He has also been a researcher at Bar-Ilan University’s Male Fertility clinic, where he assisted in the development of new drugs for male infertility; and QBI, where he worked in the Pre-clinical and Research Pharmacology Department establishing In-Vivo models for drug discovery and delivery. Dr. Melamed earned a PhD in Biotechnology and a Bachelor of Arts degree in Biotechnology from the Bar-Ilan University, Israel.

Josh Levine was appointed our Chief Executive Officer in October 2013. Mr. Levine was the Chief Executive Officer of Proteologics Ltd. (TASE: PRTL) from January 2011 until October 2013. Previously, from September 2008 until September 2010, he was Chairman of the Board of Proteologics Ltd. Concurrently, he was Senior Director at Teva Innovative Ventures responsible for, among other things, business development as well as alliance management for the unit. He had also held several executive positions within venture capital funds and boutique investment banks. Previously, he was a corporate attorney at a large New York City law firm. Mr. Levine holds a JD degree from Columbia University Law School and a BA degree in Chemistry from Yeshiva University.

David Kestenbaum was appointed our Chief Financial Officer in January 2014. Before joining XTL, he served as CFO of Zenith Solar Ltd., a start-up company involved in the development and deployment of innovative solar energy technology from 2010 to 2012. Prior positions include Finance Director of Colbar Lifescience Ltd., a medical device/biotech company and division of Johnson and Johnson (NYSE:JNJ) from 2007 to 2010, CFO of ZAG Industries Ltd., a division of The Stanleyworks (NYSE:SWK) from 2003 to 2007, and CFO and other senior financial positions at affiliates of Unilever NV (NYSE: UN) in the U.S. and Israel. He worked in public accounting at PriceWaterhouseCoopers in NY from 1986 to 1990. Mr. Kestenbaum is a U.S. Certified Public Accountant and holds a BSc in Accounting from Yeshiva University (NY), and a MBA in Finance and International Business from Columbia University (NY).

Compensation

The aggregate compensation paid by us to all persons who served as directors or officers for the year 2014 (11 persons, including the former CEO and CFO) was approximately $0.6 million. This amount includes payments of approximately $0.1 million made for social security, pension, disability insurance and health insurance premiums, severance accruals, payments made in lieu of statutory severance, payments for continuing education plans, payments made for the redemption of accrued vacation, and amounts expended by us for automobiles made available to our officers.

All members of our Board of Directors who are not our employees are reimbursed for their expenses for each meeting attended, save for Mr. David Bassa, who is a significant shareholder of our Company. Our directors are eligible to receive stock options under our stock option plans. Non-executive directors do not receive any remuneration from us other than fees for their services as members of the board or committees of the board and expense reimbursement, save for one director who is eligible for fees for consulting services provided to the Company.

In March 2012, we granted to each of our former external directors, Jaron Diament and Dafna Cohen, options to purchase 150,000 ordinary shares exercisable at an exercise price of NIS 0.58633 per share (which is the average of the three-day closing price on TASE prior to the issuance). 33% of the options are vested and the remaining 67% shall vest and be exercisable on a monthly basis, commencing from the date of the mentioned shareholders meeting, for the duration of two years. Ms. Cohen and Mr. Diament ceased serving on the Board of Directors on March 18, 2015 and they may exercise the 300,000 vested options granted to them until March 17, 2016.

On December 30, 2014, we granted to each of four of our directors – Doron Turgeman, Mr. Shlomo Shalev, Dr. Jonathan Schapiro and Dr. Dobroslav Melamed – options to purchase 150,000 ordinary shares exercisable at an exercise price of NIS 0.4325 per share. One third of the options vest on the twelve month anniversary of the grant date, and the remaining two thirds vest on a quarterly basis over the following two years provided the respective director provides services to us. The options have a term of ten years.

On March 25, 2015, we granted to each of two of our directors – Osnat Hillel Fain and Oded Nagar – options to purchase 150,000 ordinary shares at an exercise price of NIS 0.40 per share. One third of the options vest on the twelve month anniversary of the grant date, and the remaining two thirds vest on a quarterly basis over the following two years provided the respective director provides services to us. The options have a term of ten years.

In March 2015, we fixed the monetary compensation for non-executive directors as follows: annual consideration of $10,000 (to be paid in 4 equal quarterly payments), payments of NIS 1,460 for attendance at each board or committee meeting in person, NIS 744 for meetings held by teleconference, NIS 620 for unanimous board resolutions and reimbursement of reasonable out-of-pocket expenses.

We previously granted to each of our three former directors, Mr. Yonay, Mr. Shweiger and Mr. Allouche, options to purchase 150,000 ordinary shares exercisable at NIS 0.298 per share (which is the average of the three-day closing price on TASE prior to the issuance). 33% of the options are vested and the remaining 67% vest on a monthly basis from March 2, 2010 over two years. On November 22, 2010, Mr. Shweiger ceased serving on our Board of Directors and therefore 63,747 of the total options granted to him were forfeited. Upon his departure, Mr. Shweiger exercised the vested 86,253 options. Mr. Allouche ceased serving on our Board of Directors on May 18, 2014, and during August 2014 he exercised the 150,000 vested options granted to him. Mr. Yonay ceased serving on our Board of Directors on December 30, 2014 and the 150,000 vested options granted to him expired on December 29, 2015.

For further details regarding share options granted to our employees, directors and service providers, “-Employment and Service Agreements” below and Note 20 to the consolidated financial statements for the year ended December 31, 2014.

In accordance with the requirements of Israeli Law, we determine our directors’ compensation in the following manner:

•	first, our compensation committee reviews the proposal for compensation.

•	second, provided that the compensation committee approves the proposed compensation, the proposal is then submitted to our Board of Directors for review, except that a director who is the beneficiary of the proposed compensation does not participate in any discussion or voting with respect to such proposal; and

•	finally, if our Board of Directors approves the proposal, it must then submit its recommendation to our shareholders, which is usually done in connection with our shareholders’ general meeting.

The approval of a majority of the shareholders voting at a duly convened shareholders meeting is required to implement any such compensation proposal.

Employment and Service Agreements

Joshua Levine

We entered into an employment agreement dated as of September 11, 2013, as amended on January 30, 2014, with Mr. Joshua Levine, our Chief Executive Officer, or CEO. Mr. Levine commenced his term as CEO on October 15, 2013 and is entitled to a monthly gross base salary of NIS 40,000 (NIS 480,000 annually), paid retroactively, effective from said commencement date.

The employment agreement provides that upon the successful completion of cash fund raising of at least $3 million in a public offering or private placement of equity securities, including securities convertible or exercisable into equity of the Company or any entity under its control (which for this purpose means ownership by the Company of greater than 50% of the outstanding voting securities), as long as Mr. Levine is appointed as such entity’s CEO, during the thirty six month period from the date of the agreement, the Company will pay Mr. Levine a bonus equal to 1% of the above fund raising amount, up to a maximum aggregate amount of $200,000 in any calendar year. The employment agreement further provides that in the event the Company or any of its wholly-owned subsidiaries or any entity under its control, as long as Mr. Levine is appointed as such entity’s CEO, receives payment in connection with any collaboration or other transaction relating to their respective products or technologies, excluding payments made to finance specific research and development activity and royalty payments, Mr. Levine shall be entitled to payment of 1% of the cash actually received by the Company in such transaction, up to an aggregate maximum amount of $200,000 in any calendar year. Furthermore, the employment agreement provides that in the event the Company or any of its wholly-owned subsidiaries or any entity under its control, as long as Mr. Levine is appointed as such entity’s CEO, receives payment in connection with payments made to finance specific research and development activity, Mr. Levine shall be entitled to receive payment of 0.5% of such funding actually received by the Company up to an aggregate maximum of $200,000 in any calendar year and per single research and development funding. The aggregate of all such bonuses payable to Mr. Levine in any calendar year cannot exceed $300,000. In addition, the employment agreement provides that Mr. Levine shall be entitled to an annual bonus of NIS 66,000 upon meeting goals set by the Board of Directors. The employment agreement also provides that Mr. Levine will be entitled to benefits such as convalescence pay, managers’ insurance, a study fund and a company car.

In consideration for his service as our CEO, under the employment agreement, on March 17, 2014, Mr. Levine was granted options to purchase 1,500,000 ordinary shares. 600,000 of the options are exercisable at NIS 0.60 each and 900,000 of the options are exercisable at NIS 0.90 each. The options vest over 36 months from October 20, 2013 in 12 equal installments at the end of each calendar quarter for as long as Mr. Levine’s employment with us has not terminated. The options have a term of ten years.

The employment agreement is in effect as of the date of approval at our general meeting of shareholders on March 17, 2014, and continues for a three-year term as of that date. Either party may terminate the employment agreement without cause upon three months’ advance written notice during the first year of the agreement and four months’ advance written notice thereafter. In the case of death or disability, as such terms are defined in the employment agreement, Mr. Levine or his heirs shall be entitled to four months’ salary in addition to any severance pay under applicable law.

On March 25, 2015, a special meeting of shareholders approved a grant to Mr. Levine of an additional bonus of 0.5% of any funds raised by us from any non-existing shareholder of ours up to $36,000 as well as options to purchase 100,000 ordinary shares exercisable at NIS 0.40 per share. Half the options vest upon grant and half vest in equal quarterly installments over 36 months provided Mr. Levine remains employed or provides services to us. The options have a term of ten years. Such grant was made in consideration of Mr. Levine’s consent to waive 10% of his monthly compensation until the later of a qualified financing and December 31, 2015.

David Kestenbaum

We entered into an employment agreement dated as of January 9, 2014 with Mr. David Kestenbaum, our Chief Financial Officer, or CFO. Mr. Kestenbaum is entitled to a monthly gross base salary of NIS 33,000 (NIS 396,000 annually).

The employment agreement provides that upon the successful completion of fund raising of at least $3 million in a public offering or private placement of equity securities, including securities convertible or exercisable into equity by the Company within a period of three years as of the effective date and, as long as Mr. Kestenbaum is employed by us as CFO, Mr. Kestenbaum shall be entitled to a one-time bonus payment equal to 0.6% of the funds raised, and up to maximum aggregate payment of $120,000 per year. The employment agreement further provides that upon the successful completion of a transaction made by the Company or any of its fully owned subsidiaries or any entity in its controls receives payment in connection with any collaboration or other transaction relating to their respective products or technologies, excluding payments made to finance specific research and development activity and royalty payment, as long as the Mr. Kestenbaum is employed by us as CFO, Mr. Kestenbaum shall be entitled to a one-time payment equal to 0.5% of the transaction amount actually received by us in such transaction, whether as upfront payments, milestone payments or payments of any other form, and up to maximum aggregate payment of $100,000 per year. Furthermore, the employment agreement provides that upon the successful completion of a research and development funding in the Company, Mr. Kestenbaum shall be entitled to a one-time bonus payment equal to 0.4% of the funding amount, and up to a maximum aggregate payment of $75,000 per year. The aggregate of all such bonuses payable to Mr. Kestenbaum in any calendar year cannot exceed $150,000. The employment agreement also provides that Mr. Kestenbaum will be entitled to pension and severance benefits, managers’ insurance as commonly acceptable for office holders and a company car.

In consideration for his service as our CFO, under the employment agreement, on December 30, 2013, Mr. Kestenbaum was granted options to purchase 750,000 ordinary shares at an exercise price of NIS 0.5328 per share. The options vest over 36 months in 12 equal installments at the end of each calendar quarter following the grant date for as long as Mr. Kestenbaum’s employment with us has not terminated. The options have a term of ten years.

The employment agreement has a three-year term from the effective date of January 5, 2014. Either party may terminate the employment agreement without cause upon 60 days’ advance written notice. In the case of death or disability, as such terms are defined in the employment agreement, Mr. Kestenbaum or his heirs shall be entitled to four months’ salary in addition to any severance pay under applicable law.

On March 25, 2015, we granted to Mr. Kestenbaum options to purchase 100,000 ordinary shares at an exercise price of NIS 0.40 per share. Half the options vest upon grant and half vest in equal quarterly installments over 36 months provided Mr. Kestenbaum remains employed or provides services to us. The options have a term of ten years.

On June 1, 2015, we granted to Mr. Kestenbaum options to purchase 200,000 ordinary shares at an exercise price of NIS 0.4283 per share. One third of the options vest on the twelve month anniversary of the grant date, and the remaining two thirds vest on a quarterly basis over the following two years provided Mr. Kestenbaum remains employed or provides services to us. The options have a term of ten years.

Shlomo Shalev

On December 28, 2015, our Board of Directors approved the terms upon which Shlomo Shalev shall serve as Chairman, subject to shareholder approval. Commencing September 1, 2015, Mr. Shalev shall be entitled to a monthly fee of NIS 20,000 for at least 65 hours per month. In addition, Mr. Shalev shall be entitled to options to purchase 1,500,000 ordinary shares at an exercise price of NIS 0.60 per share. One third of the options vest on the twelve month anniversary of the grant date, and the remaining two thirds vest on a quarterly basis over the following two years provided Mr. Shalev provides services to us. The options have a term of ten years.

Jonathan Schapiro

We entered into a consulting agreement dated January 1, 2015 with Dr. Jonathan Schapiro, a director. Commencing on such date, Dr. Schapiro shall serve as a consultant to us for a monthly fee of $1,500 increasing to $3,000 upon the successful completion of a cash fund raising of at least $3 million in a public offering or private placement of equity securities, including securities convertible or exercisable into equity by us or any entity in our control. In addition under the consulting agreement, on December 30, 2014, Dr. Schapiro was granted options to purchase 150,000 ordinary shares at an exercise price of NIS 0.4915 per share (in addition to the options granted to him as a director on the same day as described above). One third of the options vest on the twelve month anniversary of the grant date, and the remaining two thirds vest on a quarterly basis over the following two years provided Dr. Schapiro provides services to us. The options have a term of ten years. The consulting agreement continues in force unless terminated without cause upon 30 days’ advance written notice.

Board Practices

Election of Directors and Terms of Office

Our Board of Directors currently consists of seven members, including our non-executive Chairman. Other than our two external directors, our directors are elected by an ordinary resolution at the annual general meeting of our shareholders. The nomination of our directors is proposed by a nomination committee of our Board of Directors, whose proposal is then approved by the board. The current members of the nomination committee are David Bassa, Osnat Hillel Fain and Oded Nagar. Our board, following receipt of a proposal of the nomination committee, has the authority to add additional directors up to the maximum number of 12 directors allowed under our Articles. Such directors appointed by the board serve until the next annual general meeting of the shareholders. Unless they resign before the end of their term or are removed in accordance with our Articles, all of our directors, other than our external directors, will serve as directors until our next annual general meeting of shareholders. On December 30, 2014, the annual general meeting of our shareholders appointed four new members to the Company’s board of directors – Dr. Jonathan Schapiro, Dr. Dobroslav Melamed, Doron Turgeman and Shlomo Shalev. At the same annual general meeting, Mr. David Bassa was re-elected to serve as a director of the Company. On March 25, 2015, Osnat Hillel Fain and Oded Nagar were elected as external directors to serve for a three-year term until March 24, 2018. On August 31, 2015, David Bassa resigned as Chairman of the Board of Directors (though he remains as a director) and Shlomo Shalev was appointed to serve as interim Chairman of the Board of Directors on such date.

None of our directors or officers has any family relationship with any other director or officer.

Our Articles permit us to maintain directors’ and officers’ liability insurance and to indemnify our directors and officers for actions performed on behalf of us, subject to specified limitations. We maintain a directors and officers insurance policy which covers the liability of our directors and officers as allowed under Israeli Companies Law.

There are no service contracts or similar arrangements with any director that provide for benefits upon termination of a directorship.

External and Independent Directors

The Israeli Companies Law requires Israeli companies with shares that have been offered to the public either in or outside of Israel to appoint two external directors. No person may be appointed as an external director if that person or that person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of that person’s appointment to serve as an external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term affiliation includes:

•	an employment relationship;

•	a business or professional relationship maintained on a regular basis;

•	control; and

•	service as an office holder, other than service as an officer for a period of not more than three months, during which the company first offered shares to the public.

No person may serve as an external director if that person’s position or business activities create, or may create, a conflict of interest with that person’s responsibilities as an external director or may otherwise interfere with his/her ability to serve as an external director. If, at the time external directors are to be appointed, all current members of the Board of Directors are of the same gender, then at least one external director must be of the other gender. A director in one company shall not be appointed as an external director in another company if at that time a director of the other company serves as an external director in the first company. In addition, no person may be appointed as an external director if he/she is a member or employee of the Israeli Security Authority, and also not if he/she is a member of the Board of Directors or an employee of a stock exchange in Israel.

External directors are to be elected by a majority vote at a shareholders’ meeting, provided that either:

•	the majority of shares voted at the meeting, including at least one-half of the shares held by non-controlling shareholders or other shareholders who have a personal interest in such election voted at the meeting, vote in favor of election of the director, with abstaining votes not being counted in this vote; or

•	the total number of shares held by non-controlling shareholders voted against the election of the director does not exceed two percent of the aggregate voting rights in the company.

The initial term of an external director is three years and may be extended for two additional three-year terms. An external director may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if such external director ceases to meet the statutory qualifications for their appointment or violates his or her duty of loyalty to the company. Both external directors must serve on every committee that is empowered to exercise one of the functions of the Board of Directors.

An external director is entitled to compensation as provided in regulations adopted under the Israeli Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as an external director.

Osnat Hillel Fain and Oded Nagar serve as external directors pursuant to the provisions of the Israeli Companies Law. They both serve on our audit committee, our committee for the approval of financial statements, our nomination committee and our compensation committee.

Audit Committee

The Israeli Companies Law requires public companies to appoint an audit committee. The responsibilities of the audit committee include identifying irregularities in the management of the company’s business and approving related party transactions as required by law. An audit committee must consist of at least three directors, including all of its external directors. The chairman of the Board of Directors, any director employed by or otherwise providing services to the company, and a controlling shareholder or any relative of a controlling shareholder, may not serve as members of the audit committee. An audit committee may not approve an action or a transaction with a controlling shareholder, or with an office holder, unless at the time of approval two external directors are serving as members of the audit committee and at least one of the external directors was present at the meeting in which an approval was granted.

Our audit committee is currently comprised of three independent non-executive directors. The audit committee is chaired by Doron Turgeman, who serves as the audit committee financial expert, with Osnat Hillel Fain and Oded Nagar as members. The audit committee meets at least four times a year and monitors the adequacy of our internal controls, accounting policies and financial reporting. It regularly reviews the results of the ongoing risk self-assessment process, which we undertake, and our interim and annual reports prior to their submission for approval by the full Board of Directors. The audit committee oversees the activities of the internal auditor, sets its annual tasks and goals and reviews its reports. The audit committee reviews the objectivity and independence of the external auditors and also considers the scope of their work and fees.

We have adopted a written charter for our audit committee, setting forth its responsibilities as outlined by the regulations of the SEC. In addition, our audit committee has adopted procedures for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls, or auditing matters and the submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, SEC rules mandate that the audit committee of a listed issuer consist of at least three members, all of whom must be independent, as such term is defined by rules and regulations promulgated by the SEC. We are in compliance with the independence requirements of the SEC rules.

Financial Statement Examination Committee

The Israeli Companies Law regulations require each public company to appoint a committee that examines the financial statements (the “Committee”) which shall be compounded from at least three (3) members, of which the majority among them shall be independent directors and the Committee’s Chairman shall be an external director. The Committee’s duties are, among other things, to examine the Company’s financial statements and to recommend and report to the board of directors of the Company regarding any problem or defect found in such financial statements.

In addition to the above-said, all of the Committee’s members must meet the following requirements:

•	All members shall be members of the board of directors of the Company.

•	At least one of the Committee’s members shall have financial and accounting expertise and the rest of the Committee’s members must have the ability to read and understand financial statements.

The Company is in full compliance with the requirements outlined above.

According to a resolution of our Board of Directors, the Audit Committee has been assigned the responsibilities and duties of a financial statements examination committee, as permitted under relevant regulations promulgated under the Companies Law. From time to time as necessary and required to approve our financial statements, the Audit Committee holds separate meetings, prior to the scheduled meetings of the entire Board of Directors, regarding financial statement approval. The function of a financial statements examination committee is to discuss and provide recommendations to its board of directors (including the report of any deficiency found) with respect to the following issues: (i) estimations and assessments made in connection with the preparation of financial statements; (ii) internal controls related to the financial statements; (iii) completeness and propriety of the disclosure in the financial statements; (iv) the accounting policies adopted and the accounting treatments implemented in material matters of the Company; (v) value evaluations, including the assumptions and assessments on which evaluations are based and the supporting data in the financial statements. Our independent auditors and our internal auditors are invited to attend all meetings of the Audit Committee when it is acting in the role of the financial statements examination committee.

Compensation Committee

Amendment no. 20 to the Companies Law was published on November 12, 2012 and became effective on December 12, 2012, or Amendment no. 20. In general, Amendment no. 20 requires public companies to appoint a compensation committee and to adopt a compensation policy with respect to its officers, or the Compensation Policy. In addition, Amendment no. 20 addresses the corporate approval process required for a public company’s engagement with its officers (with specific reference to a director, a non-director officer, a chief executive officer and controlling shareholders and their relatives who are employed by the company).

The compensation committee shall be nominated by the board of directors and be comprised of its members. The compensation committee must consist of at least three members. All of the external directors must serve on the compensation committee and constitute a majority of its members. The remaining members of the compensation committee must be directors who qualify to serve as members of the audit committee (including the fact that they are independent) and their compensation should be identical to the compensation paid to the external directors of the company. The approval of the compensation committee is required in order to approve terms of office and/or employment of office holders. The Company’s Compensation Policy was duly approved on November 19, 2013.

Similar to the rules that apply to the audit committee, the compensation committee may not include the chairman of the board, or any director employed by the company, by a controlling shareholder or by any entity controlled by a controlling shareholder, or any director providing services to the company, to a controlling shareholder or to any entity controlled by a controlling shareholder on a regular basis, or any director whose primary income is dependent on a controlling shareholder, and may not include a controlling shareholder or any of its relatives. Individuals who are not permitted to be compensation committee members may not participate in the committee’s meetings other than to present a particular issue; provided, however, that an employee that is not a controlling shareholder or relative may participate in the committee’s discussions, but not in any vote, and the company’s legal counsel and corporate secretary may participate in the committee’s discussions and votes if requested by the committee.

The roles of the compensation committee are, among other things, to: (i) recommend to the board of directors the Compensation Policy for office holders and recommend to the board once every three years the extension of a Compensation Policy that had been approved for a period of more than three years; (ii) recommend to the directors any update of the Compensation Policy, from time to time, and examine its implementation; (iii) decide whether to approve the terms of office and of employment of office holders that require approval of the compensation committee; and (iv) decide, in certain circumstances, whether to exempt the approval of terms of office of a chief executive officer from the requirement of shareholder approval.

The Compensation Policy requires the approval of the general meeting of shareholders with a “Special Majority”, which requires a majority of the shareholders of the company who are not either a controlling shareholder or an “interested party” in the proposed resolution, or the shareholders holding less than 2% of the voting power in the company voted against the proposed resolution at such meeting. However, under special circumstances, the board of directors may approve the Compensation Policy without shareholder approval, if the compensation committee and thereafter the board of directors decided, based on substantiated reasons after they have reviewed the compensation policy again, that the Compensation Policy is in the best interest of the company.

Amendment no. 20 details the considerations that should be taken into account in determining the Compensation Policy and certain issues which the Compensation Policy should include.

Shlomo Shalev is the chairman of our compensation committee. Osnat Hillel Fain and Oded Nagar serve as the other members of our compensation committee.

Approval of Compensation to Our Officers

The Israeli Companies Law prescribes that compensation to officers must be approved by a company’s board of directors.

As detailed above, our compensation committee consists of three independent directors: Shlomo Shalev, Osnat Hillel Fain and Oded Nagar. The responsibilities of the compensation committee are to set our overall policy on executive remuneration and to decide the specific remuneration, benefits and terms of employment for directors, officers and the Chief Executive Officer.

The objectives of the compensation committee’s policies are that such individuals should receive compensation which is appropriate given their performance, level of responsibility and experience. Compensation packages should also allow us to attract and retain executives of the necessary caliber while, at the same time, motivating them to achieve the highest level of corporate performance in line with the best interests of shareholders. In order to determine the elements and level of remuneration appropriate to each executive director, the compensation committee reviews surveys on executive pay, obtains external professional advice and considers individual performance.

Internal Auditor

Under the Israeli Companies Law, the board of directors must appoint an internal auditor, nominated by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company’s actions comply with the law and orderly business procedure. Under the Israeli Companies Law, an internal auditor may not be:

•	a person (or a relative of a person) who holds more than 5% of the company’s shares;

•	a person (or a relative of a person) who has the power to appoint a director or the general manager of the company;

•	an executive officer or director of the company; or

•	a member of the company’s independent accounting firm.

We comply with the requirement of the Israeli Companies Law relating to internal auditors. Our internal auditors examine whether our various activities comply with the law and orderly business procedure.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of some of the transactions with related parties to which we, or our subsidiaries, are party, and which were in effect within the past three fiscal years. The descriptions provided below are summaries of the terms of such agreements, do not purport to be complete and are qualified in their entirety by the complete agreements.

We believe that we have executed all of our transactions with related parties on terms no less favorable to us than those we could have obtained from unaffiliated third parties. We are required by Israeli law to ensure that all future transactions between us and our officers, directors and principal shareholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and that they are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Employment and Consulting Agreements

We have or have had employment, consulting or related agreements with each member of our senior management. See “Management—Compensation—Employment Agreements”.

InterCure

In July 2012, we acquired the control over InterCure Ltd, or InterCure, a public company whose shares are traded on the TASE and which develops a home therapeutic device for non-medicinal and non-invasive treatment of various diseases such as hypertension, heart failure, sleeplessness and mental stress and markets and sells a home therapeutic device for hypertension. As a result of a series of transactions including a transaction, that closed in February 2015, between InterCure and Green Forest Global Ltd., or Green Forest, a company wholly owned by Mr. Alexander Rabinovitch (a greater than 5% shareholder of ours), our holdings in Intercure were diluted to 5.82% of the issued and outstanding share capital of Intercure.

More specifically, on November 3, 2014, InterCure announced that on November 2, 2014, its Audit Committee and Board of Directors approved the signing of an agreement with Green Forest which was then approved by Intercure’s shareholders on December 23, 2014. The agreement closed on February 15, 2015 with the following material events occurring between February 1, 2015 and April 2, 2015:

•	On February 1, 2015, in accordance with a request made by the Israeli Securities Authority to increase public holdings in InterCure prior to the execution of the agreement, we sold 2,166,667 shares of InterCure to a non-related third party, for an amount of approximately $17,000.

•	On February 8, 2015, InterCure effected a 1 for 10 reverse split.

•	On February 15, 2015, an outstanding loan of $50,000 owed by InterCure to us was converted into 569,470 ordinary shares of InterCure. At the same time, Green Forest was issued 2,622,647 ordinary shares of Intercure.

•	On March 23, 2015, InterCure issued 37,804,012 ordinary shares as part of a rights offering dated February 22, 2015.

•	On March 31, 2015, we and Green Forest mutually agreed to terminate the voting agreement signed by the parties on February 12, 2015. Following said termination, the directors appointed by us resigned from the board of directors of InterCure.

•	On April 2, 2015, Green Forest was issued an additional 2,622,647 ordinary shares of Intercure

The foregoing information is based on public filings made by InterCure to the Israeli Securities Authorities.

Alexander Rabinovitch

In April 2015, Alex Rabinovitch, a holder of more than 5% of our ordinary shares, entered into a security purchase agreement resulting in the issuance of an aggregate of 155,556 ADSs representing 3,111,120 ordinary shares in a registered direct offering at $2.25 per ADS for a purchase price of $350,001. In addition, we issued unregistered warrants to purchase 77,778 ADSs representing 1,555,560 ordinary shares in a private placement. The warrants may be exercised at any time for a period of five and one-half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein.

David Bassa

In April 2015, David Bassa, a holder of more than 5% of our ordinary shares, entered into a security purchase agreement resulting in the issuance of an aggregate of 71,112 ADSs representing 1,422,240 ordinary shares in a registered direct offering at $2.25 per ADS for a purchase price of $160,002. In addition, we issued unregistered warrants to purchase 35,556 ADSs representing 711,120 ordinary shares in a private placement. The warrants may be exercised at any time for a period of five and one-half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein.

Indemnification Agreements

Our Articles of Association permit us to exculpate, indemnify and insure our directors and officeholders to the fullest extent permitted by the Israeli Companies Law. We have obtained directors’ and officers’ insurance for each of our officers and directors and have entered into indemnification agreements with all of our current officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares as of December 30, 2015 by the members of our senior management, board of directors, individually and as a group, and each person who we know beneficially owns 5% or more of our outstanding ordinary shares. The beneficial ownership of ordinary shares is based on 273,525,799 ordinary shares outstanding as of December 30, 2015 and is determined in accordance with the rules of the SEC and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power.  For purposes of the table below, we deem shares subject to options or warrants that are currently exercisable or exercisable within 60 days of December 30, 2015, to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Ordinary Shares		Percentage of Class*

Senior Management and Directors

Shlomo Shalev Chairman of the Board	50,000	(1)	*
Josh Levine Chief Executive Officer	1,187,500	(2)	*
David Kestenbaum Chief Financial Officer	629,168	(3)	*
Osnat Hillel Fain Director	-	(4)	-
Oded Nagar Director	-	(4)	-
David Bassa Director	23,839,347	(5)	8.7%
Jonathan Schapiro Director	100,000	(6)	*
Dobroslav Melamed Director	50,000	(1)	*
Doron Turgeman Director	620,000	(7)	*

Directors and Senior Management as a group (9 persons)

5% or More Shareholders

Alexander Rabinovitch	48,857,076	(8)	17.8%
Sabby Management, LLC	39,999,960	(9)	14.3%

*	Denotes less than 1%

(1)	Includes 50,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.4325 per share exercisable until December 29, 2024. Excludes options to purchase 100,000 ordinary shares that vest in more than 60 days from December 30, 2015.
(2)	Includes (i) 450,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.60 per share exercisable until March 16, 2024, (ii) 675,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.90 per share exercisable until March 16, 2024, and (iii) 62,500 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.40 per share exercisable until March 24, 2025. Excludes 412,500 ordinary shares issuable upon the exercise of options that vest in more than 60 days from December 30, 2015.
(3)	Includes (i) 500,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.5328 per share exercisable until December 29, 2023, (ii) 62,500 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.40 per share exercisable until March 24, 2025, and (iii) 66,668 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.4283 per share until May 31, 2025. Excludes 420,832 ordinary shares issuable upon the exercise of options that vest in more than 60 days from December 30, 2015.

(4)	Excludes options to purchase 150,000 ordinary shares that vest in more than 60 days from December 30, 2015.

(5)	Includes (i) 21,705,987 ordinary shares, (ii) 71,112 ADSs representing 1,422,240 ordinary shares, and (iii) warrants to purchase 35,556 ADSs representing 711,120 ordinary shares at $2.25 per ADS until October 6, 2020. Pursuant to the terms of the foregoing warrants the holder cannot exercise such warrants if it would beneficially own, after any such exercise, more than 4.99% of the outstanding ordinary shares. The percentage in the table above does not give effect to the blocker.

(6)	Includes (i) 50,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.4325 per share exercisable until December 29, 2024, and (ii) 50,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.4915 per share exercisable until December 29, 2024. Excludes options to purchase 200,000 ordinary shares that vest in more than 60 days from December 30, 2015.

(7)	Includes (i) 340,000 ordinary shares represented by 17,000 ADSs, (ii) 230,000 ordinary shares, and (iii) 50,000 ordinary shares issuable upon the exercise of options at an exercise price of NIS 0.4325 per share exercisable until December 29, 2024. Excludes options to purchase 100,000 ordinary shares that vest in more than 60 days from December 30, 2015.

(8)	Includes (i) 43,409,656 ordinary shares, (ii) 227,926 ADSs representing 4,558,520 ordinary shares, and (iii) warrants to purchase 44,445 ADSs representing 888,900 ordinary shares at $2.25 per ADS until October 6, 2020. Pursuant to the terms of the foregoing warrants the holder cannot exercise such warrants if it would beneficially own, after any such exercise, more than 4.99% of the outstanding ordinary shares. The percentage in the table above does not give effect to the blocker.

(9)	Represents (i) 666,666 ADSs representing 13,333,320 ordinary shares held by Sabby Healthcare Master Fund Ltd., or Sabby HMF, (ii) warrants to purchase 333,333 ADSs representing 6,666,660 ordinary shares held by Sabby HMF at $2.25 per ADS until October 6, 2020, (iii) 666,666 ADSs representing 13,333,320 ordinary shares held by Sabby Volatility Warrant Master Fund Ltd., or Sabby VWMF, (iv) warrants to purchase 333,333 ADSs representing 6,666,660 ordinary shares held by Sabby VWMF at $2.25 per ADS until October 6, 2020. Sabby Management, LLC serves as the investment manager of Sabby HMF and Sabby VWMF. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby HMF and Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby HMF and Sabby VWMF except to the extent of their respective pecuniary interest therein. Pursuant to the terms of the foregoing warrants the holders cannot exercise such warrants if they would beneficially own, after any such exercise, more than 4.99% of the outstanding ordinary shares. The percentage in the table above does not give effect to the blocker. The foregoing information is based in part on a Schedule 13G filed on April 2, 2015.

Share Option Plans

We maintain the following share option plans for our and our subsidiary’s employees, directors and consultants. In addition to the discussion below, see Note 20 of our consolidated financial statements for the year ended December 31, 2014.

Our Board of Directors administers our share option plans and has the authority to designate all terms of the options granted under our plans including the grantees, exercise prices, grant dates, vesting schedules and expiration dates, which may be no more than ten years after the grant date. Options may not be granted with an exercise price of less than the fair market value of our ordinary shares on the date of grant, unless otherwise determined by our Board of Directors.

As of December 30, 2015, we have granted to employees, directors and consultants options that are outstanding to purchase up to 4,870,000 ordinary shares under two share option plans.

2001 Share Option Plan

Under a share option plan established in 2001, referred to as the 2001 Plan, we granted options between 2001 and 2011, at exercise prices between $0.03 and $1.58 per ordinary share. Up to 2,200,000 ordinary shares were available to be granted under the 2001 Plan. On July 29, 2009, the option pool was increased by 5,000,000 unissued additional ordinary shares, as well as forfeited and expired options that reverted to the pool due to departure of employees. Options granted to Israeli employees were made in accordance with section 102 of the Tax Ordinance, under the capital gains option set out in section 102(b)(2) of the ordinance. The options are non-transferable.

As of December 30, 2015, options to purchase 700,000 ordinary shares were outstanding, all of which were fully vested. The option term is for a period of ten years from the grant date. On May 2, 2011, the 2001 Plan expired and no further options may be granted under this plan.

2011 Share Option Plan

On August 29, 2011, our Board of Directors approved the adoption of an employee stock option scheme for the grant of options exercisable into shares of the Company according to section 102 to the Israeli Tax Ordinance, or the 2011 Plan, and to reserve up to 10 million ordinary shares in the framework of the 2011 Plan, for options allocation to employees, directors and consultants.

The 2011 Plan shall be subject to section 102 of the Israeli Tax Ordinance. According to the Capital Gain Track, which was adopted by us and the abovementioned section 102, we are not entitled to receive a tax deduction that relates to remuneration paid to our employees, including amounts recorded as salary benefit in our accounts for options granted to employees in the framework of the 2011 Plan, except the yield benefit component, if available, that was determined on the grant date. The terms of the options which will be granted according to the 2011 Plan, including option period, exercise price, vesting period and exercise period, shall be determined by our Board of Directors on the date of the actual allocation.

As of December 30, 2015, we have granted options to purchase 4,170,000 ordinary shares under the 2011 Plan at exercise prices between $0.10 and $0.33 per ordinary share.

For further details regarding share options granted to our employees, directors and service providers, see Note 20 to the consolidated financial statements for the year ended December 31, 2014.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Articles of Association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Memorandum and Articles of Association

Objects and Purposes of the Company

Pursuant to Part B, Section 3 of our Articles of Association, we may undertake any lawful activity.

Powers and Obligations of the Directors

Pursuant to the Israeli Companies Law and our Articles of Association, a director is not permitted to vote on a proposal, arrangement or contract in which he or she has a personal interest, unless majority of the directors has personal interest in the proposed arrangement or contract. Also, the directors may not vote on compensation to themselves or any members of their body, as that term is defined under Israeli law, without the approval of our audit committee and our shareholders at a general meeting. The power of our directors to enter into borrowing arrangements on our behalf is limited to the same extent as any other transaction by us.

The Israeli Companies Law codifies the fiduciary duties that office holders, including directors and executive officers, owe to a company. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care generally requires an office holder to act with the same level of care as a reasonable office holder in the same position would employ under the same circumstances. The duty of loyalty includes avoiding any conflict of interest between the office holder’s position in the company and such person’s personal affairs, avoiding any competition with the company, avoiding exploiting any corporate opportunity of the company in order to receive personal advantage for such person or others, and revealing to the company any information or documents relating to the company’s affairs which the office holder has received due to his or her position as an office holder.

Indemnification of Directors and Officers; Limitations on Liability

Israeli law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of an act or omission in the capacity of an office holder for:

•	a breach of the office holder’s duty of care towards the company or towards another person;

•	a breach of the office holder’s fiduciary duty to the company, provided that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company; and

•	a financial liability imposed upon the office holder in favor of another person.

•	A financial liability imposed on the office holder's for all victims of the violation in an Administrative Proceeding.

•	Expenses incurred by the office holder's in connection with an Administrative Proceeding conducted in his or her case, including litigation expenses and reasonable legal fees.

Moreover, a company can indemnify an office holder for any of the following obligations or expenses incurred in connection with the acts or omissions of such person in his or her capacity as an office holder:

•	monetary liability imposed upon him or her in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court; and

•	reasonable litigation expenses, including legal fees, actually incurred by the office holder or imposed upon him or her by a court, in a proceeding brought against him or her by or on behalf of the company or by a third party, or in a criminal action in which he or she was acquitted, or in a criminal action which does not require criminal intent in which he or she was convicted; furthermore, a company can, with a limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.
•	financial liability imposed on the office holder for all victims of the violation in an Administrative Proceeding.

•	expenses incurred by the office holder in connection with an Administrative Proceeding conducted in his or her case, including litigation expenses and reasonable legal fees.

Our Articles of Association allow for insurance, exculpation and indemnification of office holders to the fullest extent permitted by law. We have entered into indemnification, insurance and exculpation agreements with our directors and executive officers, following shareholder approval of these agreements. We have directors’ and officers’ liability insurance covering our officers and directors for a claim imposed upon them as a result of an action carried out while serving as an officer or director, for (a) the breach of duty of care towards us or towards another person, (b) the breach of fiduciary duty towards us, provided that the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm our interests, and (c) a monetary liability imposed upon him in favor of a third party.

Approval of Related Party Transactions under the Israeli Companies Law

Fiduciary duties of the office holders

The Israeli Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company. The duty of care of an office holder is based on the duty of care set forth in connection with the tort of negligence under the Israeli Torts Ordinance (New Version) 5728-1968. This duty of care requires an office holder to act with the degree of proficiency with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	All other important information pertaining to these actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes the duty to:

•	refrain from any act involving a conflict of interest between the performance of his or her duties in the company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

We may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses his or her personal interest, as described below.

Disclosure of personal interests of an office holder and approval of acts and transactions

The Israeli Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. An office holder is not obligated to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered as an extraordinary transaction.

The term personal interest is defined under the Israeli Companies Law to include the personal interest of a person in an action or in the business of a company, including the personal interest of such person’s relative or the interest of any corporation in which the person is an interested party, but excluding a personal interest stemming solely from the fact of holding shares in the company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the interest of the office holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy even if such shareholder itself has no personal interest in the approval of the matter. An office holder is not, however, obligated to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

Under the Israeli Companies Law, an extraordinary transaction which requires approval is defined any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on the company’s profitability, assets or liabilities.

Under the Israeli Companies Law, once an office holder has complied with the disclosure requirement described above, a company may approve a transaction between the company and the office holder or a third party in which the office holder has a personal interest, or approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith.

Under the Companies Law, unless the articles of association of a company provide otherwise, a transaction with an office holder, a transaction with a third party in which the office holder has a personal interest, and an action of an office holder that would otherwise be deemed a breach of duty of loyalty requires approval by the board of directors. Our Articles of Association do not provide otherwise. If the transaction or action considered is (i) an extraordinary transaction, (ii) an action of an office holder that would otherwise be deemed a breach of duty of loyalty and may have a material impact on a company’s profitability, assets or liabilities, (iii) an undertaking to indemnify or insure an office holder who is not a director, or (iv) for matters considered an undertaking concerning the terms of compensation of an office holder who is not a director, including, an undertaking to indemnify or insure such office holder, then approval by the audit committee is required prior to approval by the board of directors. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the audit committee, board of directors and shareholders, in that order.

A director who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may generally not be present at the meeting or vote on the matter, unless a majority of the directors or members of the audit committee have a personal interest in the matter or the chairman of the audit committee or board of directors, as applicable, determines that he or she should be present to present the transaction that is subject to approval. If a majority of the directors have a personal interest in the matter, such matter would also require approval of the shareholders of the company.

Disclosure of personal interests of a controlling shareholder and approval of transactions

Under the Israeli Companies Law and a recent amendment thereto, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. See “Audit Committee” for a definition of controlling shareholder. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, such shareholder approval must fulfill one of the following requirements:

•	at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

•	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Duties of shareholders

Under the Israeli Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

•	an amendment to the articles of association;

•	an increase in the company’s authorized share capital;

•	a merger;

•	an increase in the company’s authorized share capital; and

•	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from discriminating against other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of discrimination against other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Ordinary Shares

Rights Attached to Ordinary Shares

Through March 18, 2009, our authorized share capital was NIS 10,000,000 consisting of 500,000,000 ordinary shares, par value NIS 0.02 per share. On March 18, 2009, pursuant to a shareholder’s meeting, the share capital of our company was consolidated and re-divided so that each five (5) shares of NIS 0.02 nominal value was consolidated into one (1) share of NIS 0.1 nominal value so that following such consolidation and re-division, our authorized share capital consisted of 100,000,000 ordinary shares, par value NIS 0.10 per share. In addition, the authorized share capital of our company was increased from NIS 10,000,000 to NIS 70,000,000 divided into 700,000,000 ordinary shares, NIS 0.10 nominal value. The share consolidation was effected in June 22, 2009.

Holders of ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of assets after satisfaction of liabilities to creditors. No preferred shares are currently authorized. All outstanding ordinary shares are validly issued and fully paid.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association unless the transfer is restricted or prohibited by another instrument or applicable securities laws.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.

This right may be affected by the grant of preferential dividend or distribution rights, to the holders of a class of shares with preferential rights that may be authorized in the future. Under the Israeli Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company’s articles of association require otherwise. Our Articles provide that the Board of Directors may declare and distribute dividends without the approval of the shareholders.

Annual and Extraordinary General Meetings

We must hold our annual general meeting of shareholders each year and no later than 15 months from the last annual meeting, at a time and place determined by the Board of Directors, upon at least 21 days’ prior notice to our shareholders, to which we need to add an additional three days for notices sent outside of Israel. A special meeting may be convened by request of two directors, 25% of the directors then in office, one or more shareholders holding at least 5% of our issued share capital and at least 1% of our issued voting rights, or one or more shareholders holding at least 5% of our issued voting rights. Notice of a general meeting must set forth the date, time and place of the meeting. Such notice must be given at least 21 days but not more than 45 days prior to the general meeting. The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least one-third of the voting rights in the company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (with no need for any notice to the shareholders) or until such other later time if such time is specified in the original notice convening the general meeting, or if we serve notice to the shareholders no less than seven days before the date fixed for the adjourned meeting. If at an adjourned meeting there is no quorum present half an hour after the time set for the meeting, any number participating in the meeting shall represent a quorum and shall be entitled to discuss the matters set down on the agenda for the original meeting. All shareholders who are registered in our registrar on the record date, or who will provide us with proof of ownership on that date as applicable to the relevant registered shareholder, are entitled to participate in a general meeting and may vote as described in “Voting Rights” and “Voting by Proxy and in Other Manners,” below.

Voting Rights

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting in which a quorum is present have the power to elect all of our directors, except the external directors whose election requires a special majority.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Under the Israeli Companies Law, unless otherwise provided in the Articles of Association or by applicable law, all resolutions of the shareholders require a simple majority. Our Articles of Association provide that all decisions may be made by a simple majority. See “–Approval of Certain Transactions” above for certain duties of shareholders towards the company.

Voting by Proxy and in Other Manners

Our Articles of Association enable a shareholder to appoint a proxy, who need not be a shareholder, to vote at any shareholders meeting. We require that the appointment of a proxy be in writing signed by the person making the appointment or by an attorney authorized for this purpose, and if the person making the appointment is a corporation, by a person or persons authorized to bind the corporation. In the document appointing a proxy, each shareholder may specify how the proxy should vote on any matter presented at a shareholders meeting. The document appointing the proxy shall be deposited in our offices or at such other address as shall be specified in the notice of the meeting not less than 48 hours before the time of the meeting at which the person specified in the appointment is due to vote.

The Israeli Companies Law and our Articles of Association do not permit resolutions of the shareholders to be adopted by way of written consent, for as long as our ordinary shares are publicly traded.

Limitations on the Rights to Own Securities

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except that nationals of countries which are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares.

Anti-Takeover Provisions under Israeli Law

The Israeli Companies Law permits merger transactions with the approval of each party’s board of directors and shareholders. In accordance with the Israeli Companies Law, a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution. In determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or means of appointing the board of directors of the other party to the merger, or the relatives or companies controlled by these persons, are excluded from the vote.

Under the Israeli Companies Law, a merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 30 days have passed from the time the merger was approved in a general meeting of each of the merging companies, and at least 50 days have passed from the time that a merger proposal was filed with the Israeli Registrar of Companies.

Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of such acquisition, the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another shareholder with 25% or greater shares in the company. Similarly, Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser’s shareholdings would entitle the purchaser to over 45% of the shares in the company, unless there is a shareholder with 45% or more of the shares in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received the approval of the company’s shareholders; (2) was from a 25% or greater shareholder of the company which resulted in the purchaser becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Israeli Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading external of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange or which the shares are traded, either:

•	there is a limitation on acquisition of any level of control of the company; or

•	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

The Israeli Companies Law provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder holds more than 90% of the outstanding shares. If, as a result of an acquisition of shares, the purchaser will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If less than 5% of the outstanding shares are not tendered in the tender offer, all the shares that the purchaser offered to purchase will be transferred to it. The Israeli Companies Law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If more than 5% of the outstanding shares are not tendered in the tender offer, then the purchaser may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares of the company. Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. These laws may have the effect of delaying or deterring a change in control of us, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for our securities.

Rights of Shareholders

Under the Israeli Companies Law, our shareholders have the right to inspect certain documents and registers including the minutes of general meetings, the register of shareholders and the register of substantial shareholders, any document held by us that relates to an act or transaction requiring the consent of the general meeting as stated above under “Approval of Certain Transactions,” our Articles of Association and our financial statements, and any other document which we are required to file under the Israeli Companies Law or under any law with the Registrar of Companies or the Israeli Securities Authority, and is available for public inspection at the Registrar of Companies or the Securities Authority, as the case may be.

If the document required for inspection by one of our shareholders relates to an act or transaction requiring the consent of the general meeting as stated above, we may refuse the request of the shareholder if in our opinion the request was not made in good faith, the documents requested contain a commercial secret or a patent, or disclosure of the documents could prejudice our good in some other way.

The Israeli Companies Law provides that with the approval of the court any of our shareholders or directors may file a derivative action on our behalf if the court finds the action is a priori, to our benefit, and the person demanding the action is acting in good faith. The demand to take action can be filed with the court only after it is serviced to us, and we decline or omit to act in accordance to this demand.

Enforceability of Civil Liabilities

We are incorporated in Israel and most of our directors and officers and the Israeli experts named in this report reside outside the U.S.. Service of process upon them may be difficult to effect within the U.S.. Furthermore, because substantially all of our assets, and those of our non-U.S. directors and officers and the Israeli experts named herein, are located outside the U.S., any judgment obtained in the U.S. against us or any of these persons may not be collectible within the U.S..

We have been informed by our legal counsel in Israel, Doron Tikotsky Kantor Gutman Cederboum & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act, pursuant to original actions instituted in Israel. However, subject to particular time limitations, executory judgments of a U.S. court for monetary damages in civil matters may be enforced by an Israeli court, provided that:

•	the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and the court had authority according to the rules of private international law currently prevailing in Israel;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of the State of Israel and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange for the foreign currency published on the day before date of payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily may be linked to Israel’s consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rates.

American Depositary Shares

We have issued and deposited ordinary shares with Bank Hapoalim B.M., The Bank of New York’s custodian in Tel Aviv, Israel. The Bank of New York in turn issued American Depositary Shares, or ADSs, representing American Depositary Shares, or ADSs. One ADS represents an ownership interest in twenty of our ordinary shares. Each ADS also represents securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286, U.S.A. Their principal executive office is located at One Wall Street, New York, NY 10286, U.S.A.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among us, The Bank of New York and you, as an ADS holder. The agreement and the ADSs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADS. Directions on how to obtain copies of these are provided in the section entitled “Where You Can Find More Information.”

Share Dividends and Other Distributions

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any approval from any government or agency thereof is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid under U.S. law will be deducted. The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Bank of New York may distribute new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADSs, each ADS will also represent the new shares.

Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If The Bank of New York makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the U.S. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The Bank of New York will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its office to the persons you request.

You may turn in your ADSs at The Bank of New York’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADS at the office of the custodian; or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

You may instruct The Bank of New York to vote the shares underlying your ADSs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Israeli law and the provisions of our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will deem you to have instructed it to give a discretionary proxy to vote the shares underlying your ADSs to a person designated by us provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform The Bank of New York that (x) we do not wish such proxy given, (y) substantial opposition exists, (z) such matter materially affects the rights of the holders of the shares underlying the ADSs.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Rights of Non-Israeli Shareholders to Vote

The ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel are not restricted in any way by our Articles of Association or by the laws of the State of Israel.

Fees and Expenses

ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property. Each cancellation of an ADS, including if the agreement terminates.

$0.05 (or less) per ADS	Any cash payment.

Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares.

Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars. Cable, telex and facsimile transmission expenses. Servicing of shares or deposited securities.

$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	Depositary services.

Taxes and other governmental charges	As necessary The Bank of New York or the Custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes.
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our shares;	The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities. The Bank of New York may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.
Reclassify, split up or consolidate any of the deposited securities;
Distribute securities on the shares that are not distributed to you; or
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or takes any similar action.

Amendment and Termination

We may agree with The Bank of New York to amend the agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective thirty days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the agreement is amended.

The Bank of New York will terminate the agreement if we ask it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within ninety days. In both cases, The Bank of New York must notify you at least ninety days before termination.

After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADSs. After termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York’s only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADS Holders

The agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either exercises discretion permitted under the agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before The Bank of New York will issue or register transfer of an ADS, make a distribution on an ADS, or make a withdrawal of shares, The Bank of New York may require payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the:

•	transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when the books of The Bank of New York or our books are closed, or at any time if The Bank of New York or we think it advisable to do so. You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (1) The Bank of New York or we have closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the agreement.

Pre-Release of ADSs

In certain circumstances, subject to the provisions of the agreement, The Bank of New York may issue ADSs before deposit of the underlying shares. This is called a pre-release of the ADS. The Bank of New York may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days’ notice. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of prerelease, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection of Books of the Depositary

Under the terms of the agreement, holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than either our business or a matter related to the deposit agreement or ADSs.

Book-Entry Only Issuance - The Depository Trust Company

The Depository Trust Company, or DTC, New York, New York, will act as securities depository for the ADSs. The ADSs will be represented by one global security that will be deposited with and registered in the name of Cede & Co. (DTC’s partnership nominee), or such other name as may be requested by an authorized representative of DTC. This means that we will not issue certificates to you for the ADSs. One global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADSs. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is, in turn, owned by a number of DTC’s direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase ADSs through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the ADSs on DTC’s records. Since you actually own the ADSs, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the ADSs. DTC’s records only show the identity of the direct participants and the amount of ADSs held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee, and we will treat DTC’s nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the ADSs held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

ADSs represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the ADSs to be represented by a global security.

If the book-entry only system is discontinued, the transfer agent will keep the registration books for the ADSs at its corporate office.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

TAXATION

The following discussion summarizes certain Israeli and U.S. federal income tax consequences that may be material to our shareholders, but is not intended, and should not be construed, as legal or professional tax advice and does not exhaust all possible tax considerations that may be relevant to holders of our ordinary shares. This discussion is based on existing law, judicial authorities and administrative interpretations, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to be a complete analysis of all potential tax consequences of owning our ordinary shares. In particular, this discussion does not take into account the specific circumstances of any particular holder or holders who may be subject to special rules, such as tax-exempt entities, broker-dealers, shareholders subject to Alternative Minimum Tax, shareholders that actually or constructively own 10% or more of our voting securities, shareholders that hold ordinary shares or ADSs as part of straddle or hedging or conversion transaction, traders in securities that elect mark to market, banks and other financial institutions or partnerships or other passthough entities.

We urge shareholders to consult their own tax advisors as to the potential U.S., Israeli, or other tax consequences of the purchase, ownership and disposition of ordinary shares and ADSs, including, in particular, the effect of any foreign, state or local taxes. For purposes of the entire Taxation discussion, we refer to ordinary shares and ADSs collectively as ordinary shares.

Israeli Tax Considerations

The following discussion refers to the current tax law applicable to companies in Israel, with special reference to its effect on us. This discussion also includes specified Israeli tax consequences to holders of our ordinary shares and Israeli Government programs benefiting us.

Corporate Tax Rate

The income of the Company is subject to corporate tax at the regular rate; the guidance of the amendment to the Income Tax Ordinance, 2005 from August 2008 prescribes a gradual reduction in the corporate tax rates and the resulting corporate tax rates starting 2008 are as follows: 2008 - 27%, 2009 - 26% and 2010 and thereafter - 25%.

On July 14, 2009, the “Knesset” (Israeli Parliament) passed the Law for Economic Efficiency (Amended Legislation for Implementing the Economic Plan for 2009 and 2010), 2009, which prescribes, among other things, an additional gradual reduction in the corporate tax rates starting 2011 to the following tax rates: 2011 - 24%, 2012 - 23%, 2013 - 22%, 2014 - 21%, 2015 - 20%, 2016 and thereafter - 18%.

In December 2011, following the enactment of the Law for the Changing the Tax Burden (Legislative Amendments), 2011 (hereafter – “Tax Burden Distribution Law”), the phased reduction in the corporate tax was eliminated, and the corporate tax rate in 2012 and thereafter was set to 25%.

On August 5, 2013, the Law for Changing National Priorities (Legislative Amendments for Achieving Budget Targets for 2013-2014), 2013 (the “Law”) was published in the Government’s records. Among other things, the Law prescribes from the 2014 tax year and thereafter, an increase in the Israeli corporate tax rate to 26.5% (instead of 25%).

Capital gains in the hands of the Company and its Israeli subsidiaries are taxable according to the corporate tax rate applicable in the tax year.

Tax Benefits for Research and Development

Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, relating to scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the company and is carried out by or on behalf of the company seeking the deduction. Expenditures not so approved are deductible over a three-year period. In the past, expenditures that were made out of proceeds made available to us through government grants were automatically deducted during a one year period.

Israeli Estate and Gift Taxes

Israel does not currently impose taxes on inheritance or bona fide gifts. For transfers of assets by inheritance or gift that would normally be subject to capital gains tax or land appreciation tax, the recipient’s tax cost basis and date of purchase are generally deemed to be the same as those for the transferor of the property.

Capital Gains Tax on Sales of our Ordinary Shares by Both Residents and Non-Residents of Israel

Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. The law distinguishes between the inflationary surplus and the real gain. The inflationary surplus is the portion of the total capital gain, which is equivalent to the increase of the relevant asset’s purchase price attributable to the increase in the Israeli consumer price index from the date of purchase to the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. A non-resident that invests in taxable assets with foreign currency may elect to calculate the inflationary amount by using such foreign currency.

Non-Israeli residents will be exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on a stock exchange recognized by the Israeli Ministry of Finance (including the Tel-Aviv Stock Exchange and Nasdaq), provided such shareholders did not acquire their shares prior to an initial public offering and that such capital gains are not derived by a permanent establishment of the foreign resident in Israel. Notwithstanding the foregoing, dealers in securities in Israel are taxed at the regular tax rates applicable to business income. However, Non-Israeli corporations will not be entitled to such exemption if an Israeli resident (1) has a controlling interest of 25% or more in such non-Israeli corporation, or (2) is the beneficiary of, or is entitled to, 25% or more of the revenue or profits of such non-Israeli corporation, whether directly or indirectly. In any event, the provisions of the tax reform shall not affect the exemption from capital gains tax for gains accrued before January 1, 2003, as described in the previous paragraph.

The capital gains tax imposed on Israeli tax resident individuals on the sale of securities was 20%. With respect to an Israeli tax resident individual who is a “substantial shareholder” on the date of sale of the securities or at any time during the 12 months preceding such sale, the capital gains tax rate was increased to 25%. In December 2011, following the enactment of the Tax Burden Distribution Law, the tax rates mentioned above were increased to 25% and 30%, respectively, from 2012 and thereafter. A “substantial shareholder” is defined as someone who alone, or together with another person, holds, directly or indirectly, at least 10% in one or all of any of the means of control in the corporation. With respect to Israeli tax resident corporate investors, capital gains tax at the regular corporate rate will be imposed on such taxpayers on the sale of traded shares.

In addition, pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “United States- Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the U.S. within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States- Israel Tax Treaty (a “Treaty United States Resident”) generally will not be subject to the Israeli capital gains tax unless such Treaty United States Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the twelve- month period preceding such sale, exchange or disposition, subject to certain conditions or if the capital gains from such sale are considered as business income attributable to a permanent establishment of the U.S. resident in Israel. However, under the United States-Israel Tax Treaty, such “Treaty United States Resident” would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.

Taxation of Dividends

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel.

The tax rate imposed on dividends distributed by an Israeli company to Israeli tax resident individuals or to non-Israeli residents was set at a rate of 20%. With respect to “substantial shareholders,” as defined above, at the time receiving the dividend or on any date in the 12 months preceding such date, the applicable tax rate was 25%. In December 2011, following the enactment of the Tax Burden Distribution Law, the tax rates mentioned above were increased to 25% and 30%, respectively, from 2012 and thereafter. The taxation of dividends distributed by an Israeli company to another Israeli corporate tax resident is generally exempt from tax.

In any case, dividends distributed from the taxable income attributable to an Approved Enterprise Privileged Enterprise or Preferred Enterprise, to both Israeli tax residents and non-Israeli residents will be subject to 15%-20% tax rate.

Notwithstanding, dividends distributed by an Israeli company to Israeli tax resident individuals or to non-Israeli residents were subject to a 20% or 25% (for “substantial shareholders”) withholding tax, which was increased to 25% and 30%, respectively from 2012 and thereafter, following the enactment of the Tax Burden Distribution Law (15%-20% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise Privileged Enterprise or Preferred Enterprise), unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. Dividends distributed by an Israeli company to another Israeli tax resident company are generally exempt, unless such dividends are distributed from taxable income attributable to an Approved Enterprise, in which case such dividends are taxed at a rate of 15%, or unless such dividends are distributed from income that was not sourced in Israel, in which case such dividends are taxed at a rate of 25%.

Under the U.S.-Israel Tax Treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares who is a resident of the U.S. is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds in excess of 10% of the voting rights of a company during the company’s taxable year preceding the distribution of the dividend and the portion of the company’s taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an Approved Enterprise will still be subject to a 15% dividend withholding tax; if the dividend is attributable partly to income derived from an Approved Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. A non-resident of Israel who has dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

U.S. Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE HOLDERS OF ORDINARY SHARES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF ORDINARY SHARES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE HOLDERS OF ORDINARY SHARES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion applies only to a holder of our ordinary shares who qualifies as a “U.S. holder”. For purposes of this discussion a “U.S. holder” is a beneficial owner of our ordinary shares that is for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that was created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, current and proposed Treasury regulations promulgated under the Code, and administrative and judicial decisions as of the date of this report, all of which are subject to change or differing interpretation, possibly on a retroactive basis. This discussion does not address any aspect of state, local or non-U.S. tax laws. Except where noted, this discussion addresses only those holders who hold our shares as capital assets. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to U.S. holders entitled to special treatment under U.S. federal income tax laws, for example, financial institutions, insurance companies, tax-exempt organizations and broker/dealers, and it does not address all aspects of U.S. federal income taxation that may be relevant to any particular shareholder based on the shareholder’s individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax, medicare tax on net investment income, or the special U.S. federal income tax rules applicable in special circumstances, including to U.S. holders who:

•	have elected mark-to-market accounting;

•	hold our ordinary shares as part of a straddle, hedge or conversion transaction with other investments;

•	own directly, indirectly or by attribution at least 10% of our voting power;

•	are tax exempt entities;

•	are persons who acquire shares in connection with employment or other performance of services; and

•	have a functional currency that is not the U.S. dollar.

Additionally, this discussion does not consider the tax treatment of partnerships or persons who hold ordinary shares through a partnership or other pass-through entity or the possible application of U.S. federal gift or estate taxes.

Each prospective shareholder is urged to consult its tax advisor regarding the particular tax consequences to such holder of ownership and disposition of our shares, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

Taxation of Distributions Paid on Ordinary Shares

Subject to the description of the passive foreign investment company rules below, a U.S. holder will be required to include in gross income as ordinary income from sources outside of the U.S. the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of these earnings and profits will be applied against and will reduce the U.S. holder’s basis in the ordinary shares and, to the extent in excess of this basis, will be treated as gain from the sale or exchange of ordinary shares.

Certain dividend income may be eligible for a reduced rate of taxation. Dividend income will be taxed to a non-corporate holder at the applicable long-term capital gains rate if the dividend is received from a “qualified foreign corporation,” and the shareholder of such foreign corporation holds such stock for more than 60 days during the 121 day period that begins on the date that is 60 days before the ex-dividend date for the stock. The holding period is tolled for any days on which the shareholder has reduced his risk of loss with respect to the stock. A “qualified foreign corporation” is either a corporation that is eligible for the benefits of a comprehensive income tax treaty with the U.S. or a corporation whose stock, the shares of which are with respect to any dividend paid by such corporation, is readily tradable on an established securities market in the United States (including, for this purpose, ADSs traded on a securities market in the United States with respect to the foreign corporation’s shares). However, a foreign corporation will not be treated as a “qualified foreign corporation” if it is a passive foreign investment company (as discussed below) for the year in which the dividend was paid or the preceding year. Distributions of current or accumulated earnings and profits paid in foreign currency to a U.S. holder will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distribution is received by the U.S. holder (or, in the case of ADSs, on the day the distribution is received by the depository). A U.S. holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

As described above, we will generally be required to withhold Israeli income tax from any dividends paid to holders who are not resident in Israel. See “- Israeli Tax Considerations—Taxation of Dividends” above. If a U.S. holder receives a dividend from us that is subject to Israeli withholding, the following would apply:

•	You must include the gross amount of the dividend, not reduced by the amount of Israeli tax withheld, in your U.S. taxable income.

•	You may be able to claim the Israeli tax withheld as a foreign tax credit against your U.S. income tax liability. However, to the extent that 25% or more of our gross income from all sources was effectively connected with the conduct of a trade or business in the U.S. (or treated as effectively connected, with limited exceptions) for a three-year period ending with the close of the taxable year preceding the year in which the dividends are declared, a portion of this dividend will be treated as U.S. source income, possibly reducing the allowable foreign tax.

•	The foreign tax credit is subject to significant and complex limitations. Generally, the credit can offset only the part of your U.S. tax attributable to your net foreign source passive income. Additionally, if we pay dividends at a time when 50% or more of our stock is owned by U.S. persons, you may be required to treat the part of the dividend attributable to U.S. source earnings and profits as U.S. source income, possibly reducing the allowable credit.

•	A U.S. holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent the U.S. holder has not held the ordinary shares for at least 16 days of the 31-day period beginning on the date which is 15 days before the ex-dividend date or, alternatively, to the extent the U.S. holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the statute.

•	If you do not elect to claim foreign taxes as a credit, you will be entitled to deduct the Israeli income tax withheld from your XTL dividends in determining your taxable income.

•	Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld.

•	If you are a U.S. corporation holding our stock, the general rule is that you cannot claim the dividends-received deduction with respect to our dividends. There is an exception to this rule if you own at least 10% of our ordinary shares (by vote) and certain conditions are met.

Special rules, described below, apply if we are a passive foreign investment company.

Taxation of the Disposition of Ordinary Shares

Subject to the description of the passive foreign investment company rules below, upon the sale, exchange or other disposition of our ordinary shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder’s basis in the ordinary shares, which is usually the cost of those shares, and the amount realized on the disposition. Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain and is eligible for a reduced rate of taxation for non-corporate holders. In general, gain realized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized by a U.S. holder on the sale, exchange or other disposition of ordinary shares is generally allocated to U.S. source income. However, regulations require the loss to be allocated to foreign source income to the extent certain dividends were received by the taxpayer within the 24-month period preceding the date on which the taxpayer recognized the loss. The deductibility of a loss realized on the sale, exchange or other disposition of ordinary shares is subject to limitations for both corporate and individual shareholders.

A U.S. holder that uses the cash method of accounting calculates the U.S. dollar value of the proceeds received from a sale of ordinary shares as of the date that the sale settles, and will generally have no additional foreign currency gain or loss on the sale, while a U.S. holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the trade date and may therefore realize foreign currency gain or loss, unless the U.S. holder has elected to use the settlement date to determine its proceeds of sale for purposes of calculating this foreign currency gain or loss. In addition, a U.S. holder that receives foreign currency upon disposition of our ordinary shares and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

Tax Consequences if we are a Passive Foreign Investment Company

 Special federal income tax rules apply to the timing and character of income received by a U.S. holder of a PFIC. We will be a PFIC if either 75% or more of our gross income in a tax year is passive income or the average percentage of our assets (by value) that produce or are held for the production of passive income in a tax year is at least 50%. The IRS has indicated that cash balances, even if held as working capital, are considered to be assets that produce passive income. Therefore, any determination of PFIC status will depend upon the sources of our income, and the relative values of passive and non- passive assets, including goodwill. Furthermore, because the goodwill of a publicly-traded corporation is largely a function of the trading price of its shares, the valuation of that goodwill is subject to significant change throughout each year. A determination as to a corporation’s status as a PFIC must be made annually. We believe we may be a PFIC during 2014 and although we have not determined whether we will be a PFIC in 2015, or in any subsequent year, our operating results for any such years may cause us to be a PFIC. Although we may not be a PFIC in any one year, the PFIC taint remains with respect to those years in which we were or are a PFIC and the special PFIC taxation regime will continue to apply.

If we are classified as a PFIC, a special tax regime would apply to both (a) any “excess distribution” by us (generally, the U.S. holder’s ratable share of distributions in any year that are greater than 125% of the average annual distributions received by such U.S. holder in the three preceding years or its holding period, if shorter) and (b) any gain recognized on the sale or other disposition of your ordinary shares. Under this special regime, any excess distribution and recognized gain would be treated as ordinary income and the federal income tax on such ordinary income would be determined as follows: (i) the amount of the excess distribution or gain would be allocated ratably over the U.S. holder’s holding period for our ordinary shares; (ii) U.S. federal income tax would be determined for the amounts allocated to the first year in the holding period in which we were classified as a PFIC and for all subsequent years (except the year in which the excess distribution was received or the sale occurred) by applying the highest applicable tax rate in effect in the year to which the income was allocated; (iii) an interest charge would be added to this tax, calculated by applying the underpayment interest rate to the tax for each year determined under the preceding sentence from the due date of the income tax return for such year to the due date of the return for the year in which the excess distribution or sale occurs; and (iv) amounts allocated to a year prior to the first year in the U.S. holder’s holding period in which we were classified as a PFIC or to the year in which the excess distribution or the disposition occurred would be taxed as ordinary income but without the imposition of an interest charge.

A U.S. holder may generally avoid the PFIC “excess distribution” regime by electing to treat his PFIC shares as a “qualified electing fund.” If a U.S. holder elects to treat PFIC shares as a qualified electing fund, also known as a “QEF Election,” the U.S. holder must include annually in gross income (for each year in which PFIC status is met) his pro rata share of the PFIC’s ordinary earnings and net capital gains, whether or not such amounts are actually distributed to the U.S. holder. A U.S. holder may make a QEF Election with respect to a PFIC for any taxable year in which he was a shareholder. A QEF Election is effective for the year in which the election is made and all subsequent taxable years of the U.S. holder. Procedures exist for both retroactive elections and the filing of protective statements. A U.S. holder making the QEF Election must make the election on or before the due date, as extended, for the filing of the U.S. holder’s income tax return for the first taxable year to which the election will apply.

A QEF Election is made on a shareholder-by-shareholder basis. A U.S. holder must make a QEF Election by completing Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, and attaching it to the holder’s timely filed U.S. federal income tax return.

Alternatively, a U.S. holder may also generally avoid the PFIC regime by making a so-called “mark-to-market” election. Such an election may be made by a U.S. holder with respect to ordinary shares owned at the close of such holder’s taxable year, provided that we are a PFIC and the ordinary shares are considered “marketable stock.” The ordinary shares will be marketable stock if they are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or an equivalent regulated and supervised foreign securities exchange.

If a U.S. holder were to make a mark-to-market election with respect to ordinary shares, such holder generally will be required to include in its annual gross income the excess of the fair market value of the PFIC shares at year-end over such shareholder’s adjusted tax basis in the ordinary shares. Such amounts will be taxable to the U.S. holder as ordinary income, and will increase the holder’s tax basis in the ordinary shares. Alternatively, if in any year, a United States holder’s tax basis exceeds the fair market value of the ordinary shares at year-end, then the U.S. holder generally may take an ordinary loss deduction to the extent of the aggregate amount of ordinary income inclusions for prior years not previously recovered through loss deductions and any loss deductions taken will reduce the shareholder’s tax basis in the ordinary shares. Gains from an actual sale or other disposition of the ordinary shares with a “mark-to-market” election will be treated as ordinary income, and any losses incurred on an actual sale or other disposition of the ordinary shares will be treated as an ordinary loss to the extent of any prior “unreversed inclusions” as defined in Section 1296(d) of the Code.

The mark-to-market election is made on a shareholder-by-shareholder basis. The mark-to-market election is made by completing Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, and attaching it to the holder’s timely filed U.S. federal income tax return for the year of election. Such election is effective for the taxable year for which made and all subsequent years until either (a) the ordinary shares cease to be marketable stock or (b) the election is revoked with the consent of the IRS.

In view of the complexity of the issues regarding our treatment as a PFIC, U.S. shareholders are urged to consult their own tax advisors for guidance as to our status as a PFIC.

Information Reporting and Back-Up Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid in the U.S. on ordinary shares. Existing regulations impose information reporting and back-up withholding on dividends paid in the U.S. on ordinary shares and on proceeds from the disposition of ordinary shares unless the U.S. holder provides IRS Form W-9 or otherwise establishes an exemption.

Prospective investors should consult their tax advisors concerning the effect, if any, of these Treasury regulations on an investment in ordinary shares. Back-up withholding is not an additional tax. The amount of any back-up withholding will be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that specified required information is furnished to the IRS on a timely basis.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement dated _____, 2016 with respect to the ADSs being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the table below. ____________ or _______ is the representative of the underwriters.

Underwriter	Number of ADSs

Total

The underwriters are committed to purchase all the ADSs offered by us other than those covered by the option to purchase additional shares described below, if they purchase any ADSs. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to  days after the date of this prospectus, permits the underwriters to purchase a maximum of              additional ADSs (     % of the ADSs sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the public offering price per ADS that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $         and the total net proceeds, before expenses, to us will be $            .

Discount. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total without Over- Allotment Option	Total with Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (___%)	$	$	$
Proceeds, before expenses to us	$	$	$

The underwriters propose to offer the ADSs offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $__________ to _________, which will be applied against the accountable expenses that will be paid by us to the representative in connection with this offering. The underwriting agreement provides that in the event the offering is terminated, the $_________ expense deposit paid to_________ will be returned to us to the extent that offering expenses are not actually incurred by the underwriters in compliance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed an aggregate of $      per individual; (b) all filing fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the underwriters (including reasonable fees and disbursements of blue sky counsel, it being agreed it being agreed that such fees and expenses will be limited to, if the offering is commenced on the Nasdaq Capital Market, a payment of $         to “blue sky” counsel, upon commencement of “blue sky” work by such counsel, and an additional $       payment at closing); (d) $       for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (e) up to $       of the underwriters’ actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $            .

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, whether currently owned or subsequently acquired, without the prior written consent of _________, for a period of 3 months after the consummation of this offering.

Representative’s Warrants. We have agreed to issue to the representative warrants to purchase up to a total of              ADSs ( % of the ADSs sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering. The warrants will be exercisable at a per share price equal to % of the public offering price per ADS in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares or ADSs at a price below the warrant exercise price. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders.

Electronic Offer, Sale and Distribution of ADSs. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids. In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. In connection with the offering, the underwriters may purchase and sell the ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As result, the price of the ADSs may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representative of the underwriters purchases ADSs in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

____________

The address of ________. is ___________________________.

EXPERTS

The consolidated financial statements of XTL Biopharmaceuticals Ltd. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of Kesselman & Kesselman, Israel CPAs, a member firm of PricewaterhouseCoopers International Limited, an independent registered accounting firm, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Proteologics, Ltd., incorporated by reference into our Form 20-F as of April 25, 2013 have been so incorporated in reliance on the report of Kesselman & Kesselman, Israel CPAs, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

.

LEGAL MATTERS

The validity of the ordinary shares represented by ADSs being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Doron Tikotzky Kantor Gutman Cederboum & Co., Ramat Gan, Israel.   Certain legal matters under United States law relating to this offering will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

Certain legal matters in connection with this offering will be passed upon for the underwriter by ____________________ with respect to U.S. federal law and _______________________ with respect to Israeli law.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF FOREIGN JUDGMENTS

 We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

•	subject to limited exceptions, the judgment is final and non-appealable;
•	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;
•	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;
•	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Corporation Trust Company as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  Copies of our SEC filings and submissions are submitted to the Israeli Securities Authority and TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

 We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also file with the SEC Current Reports on Form 6-K.

We also maintain a website at http://www.xtlbio.com, but information contained on our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

- - - - - - - - - - - -

F-1

Report of Independent Registered Public Accounting Firm

XTL BIOPHARMACEUTICALS LTD.

We have audited the consolidated Statements of Financial Position of XTL Biopharmaceuticals Ltd. (hereafter – the “Company”) and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2014 and 2013, and the consolidated comprehensive loss, changes in equity and cash flows for each of the three years ended December 31, 2014, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Tel-Aviv, Israel	Kesselman & Kesselman
April 26, 2015	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

F-2

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
		2014	2013
	Note	U.S. dollars in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	6	2,159	2,887
Short-term deposits	7	-	1,278
Trade receivables	8	-	126
Other accounts receivable	9	437	473
Restricted deposits		21	23
Inventories	10	-	302

		2,617	5,089

Assets of disposal group classified as held for sale	28	505	-

		3,122	5,089

NON-CURRENT ASSETS:
Property, plant and equipment, net	13	24	61
Intangible assets, net	14	2,498	2,865

		2,522	2,926

Total assets		5,644	8,015

The accompanying notes are an integral part of the consolidated financial statements.

F-3

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
		2014	2013
	Note	U.S. dollars in thousands
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	15	217	615
Other accounts payable	16	298	604

		515	1,219

Liabilities of disposal group classified as held for sale	28	450	-

		965	1,219

NON-CURRENT LIABILITIES:
Employee benefit liabilities		-	11

EQUITY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY:	19
Share capital – ordinary shares of NIS 0.1 par value: authorized – December 31, 2013 and 2014 – 700,000,000 shares; issued and outstanding: December 31, 2014 – **232,812,446 December 31, 2013 – **226,826,957		6,198	6,093
Share premium and options		148,276	148,327
Accumulated deficit		(148,322)	(146,073)
Treasury shares, at cost: December 31, 2013 – 6,067,943 December 31, 2014 – 4,354,881		(1,501)	(2,091)
Reserve from transactions with non-controlling interests		9	9

		4,660	6,265
Non-controlling interests		19	520

Total equity		4,679	6,785

Total liabilities and equity		5,644	8,015

** Net of treasury shares

The accompanying notes are an integral part of the consolidated financial statements.

/s/ David Bassa	/s/ Josh Levine	/s/ David Kestenbaum
David Bassa	Josh Levine	David Kestenbaum
Chairman of the Board	Chief Executive Officer	Chief Financial Officer

Date of approval of the financial statements by the Company’s Board: April 26, 2015.

F-4

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		Year ended December 31,
		2014	2013	2012
	Note	U.S. dollars in thousands (except per share data)

Continuing operations:
Research and development expenses	21	(278)	(82)	(92)
General and administrative expenses	22	(1,744)	(1,329)	(2,448)
Other gains, net	23	-	1,059	802

Operating loss		(2,022)	(352)	(1,738)

Finance income	24	41	114	55
Finance expenses	24	(138)	(55)	(5)

Finance income (expenses), net		(97)	59	50

Earnings (loss) from investment in associate	12	-	(845)	569

Loss from continuing operations		(2,119)	(1,138)	(1,119)

Loss from discontinued operations	28	(746)	(2,575)	(623)

Total loss for the year		(2,865)	(3,713)	(1,742)

Other comprehensive income (loss):
Items that might be classified to profit or loss:
Foreign currency translation adjustments		-	108	114
Reclassification of foreign currency translation adjustments to Other gains, net		-	(221)	-

Total other comprehensive income (loss)		-	(113)	114

Total comprehensive loss		(2,865)	(3,826)	(1,628)

Total loss attributable to:
Equity holders of the Company		(2,527)	(2,476)	(1,390)
Non-controlling interests		(338)	(1,237)	(352)

		(2,865)	(3,713)	(1,742)

Total comprehensive loss attributable to:
Equity holders of the Company		(2,527)	(2,589)	(1,276)
Non-controlling interests		(338)	(1,237)	(352)

		(2,865)	(3,826)	(1,628)

Basic and diluted loss per share from continuing and discontinued operations (in U.S. dollars):	26
From continuing operations		(0.009)	(0.005)	(0.005)
From discontinued operations		(0.002)	(0.006)	(0.001)

Loss per share for the period		(0.011)	(0.011)	(0.006)

The accompanying notes are an integral part of the consolidated financial statements.

F-5

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to equity holders of the Company
	Share capital	Premium on shares, options and warrants	Accumulated deficit	Treasury shares	Reserve from transactions with non- controlling interests	Total	Non- controlling interests	Total equity
	U.S. dollars in thousands

Balance as of January 1, 2014	6,093	148,327	(146,073)	(2,091)	9	6,265	520	6,785

Total comprehensive loss	-	-	(2,527)	-	-	(2,527)	(338)	(2,865)

Share-based payment to employees and others	-	-	278	-	-	278	-	278
Issuance of shares	14	158	-	-	-	172	-	172
Sale of treasury shares	-	(197)	-	590	-	393	(163)	230
Exercise of options into shares	91	(12)	-	-	-	79	-	79

Balance as of December 31, 2014	6,198	148,276	(148,322)	(1,501)	9	4,660	19	4,679

The accompanying notes are an integral part of the consolidated financial statements.

F-6

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to equity holders of the Company
	Share capital	Share premium and options	Accumulated deficit	Treasury shares	Foreign currency translation adjustments of foreign operations	Reserve from transactions with non- controlling interests	Total	Non- controlling interests	Total equity
	U.S. dollars in thousands

Balance as of January 1, 2013	5,997	147,475	(143,560)	(2,469)	114	(204)	7,353	2,071	9,424

Loss for the year	-	-	(2,476)	-	-	-	(2,476)	(1,237)	(3,713)
Other comprehensive income	-	-	-	-	(113)	-	(113)	-	(113)

Total comprehensive loss	-	-	(2,476)	-	(113)	-	(2,589)	(1,237)	(3,826)

Share-based payment to employees and others	-	-	(7)	-	-	-	(7)	(58)	(65)
Issuance of shares and warrants	90	876	-	-		-	966	-	966
Exercise of options in associate	-	-	-	-	(1)	-	(1)	-	(1)
Sale of treasury shares	-	(52)	-	378	-	-	326	(43)	283
Conversion of convertible loan into capital, in subsidiary	-	-	-	-	-	213	213	(213)	-
Other	-	-	(30)	-	-	-	(30)	-	(30)
Exercise of warrants into shares	6	28	-	-	-	-	34	-	34

Balance as of December 31, 2013	6,093	148,327	(146,073)	(2,091)	-	9	6,265	520	6,785

The accompanying notes are an integral part of the consolidated financial statements.

F-7

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to equity holders of the Company
	Share capital	Share premium and options	Accumulated deficit	Treasury shares	Foreign currency translation adjustments of foreign operations	Reserve from transactions with non- controlling interests	Total	Non- controlling interests	Total equity
	U.S. dollars in thousands

Balance as of January 1, 2012	5,335	141,385	(143,276)	-		-	3,444	-	3,444

Loss for the year	-	-	(1,390)	-	-	-	(1,390)	(352)	(1,742)
Other comprehensive income	-	-	-	-	114	-	114	-	114

Total comprehensive loss	-	-	(1,390)	-	114	-	(1,276)	(352)	(1,628)

Share-based payment to employees and others	-	-	1,106	-	-	-	1,106	193	1,299
Issuance of shares for business combination	176	2,293	-	(2,469)	-	-	-	1,858	1,858
Issuance of shares and options	309	2,109	-	-	-	-	2,418	-	2,418
Conversion of convertible loan into capital in subsidiary	-	-	-	-	-	(204)	(204)	372	168
Exercise of warrants into shares	177	1,688	-	-	-	-	1,865	-	1,865

Balance as of December 31, 2012	5,997	147,475	(143,560)	(2,469)	114	(204)	7,353	2,071	9,424

The accompanying notes are an integral part of the consolidated financial statements.

F-8

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,
		2014	2013	2012
	Note	U.S. dollars in thousands

Cash flows from operating activities:

Loss for the year		(2,865)	(3,713)	(1,742)
Adjustments to reconcile loss to net cash used in operating activities (a)		395	1,214	236

Net cash used in operating activities		(2,470)	(2,499)	(1,506)

Cash flows from investing activities:

Acquisition of subsidiary, less cash received (d)	5	-	-	733
Investment in associate		-	-	(1,658)
Proceeds from sale of investment in associate		291	3,054	-
Decrease in restricted deposit		2	-	1
Decrease (increase) in short-term bank deposits		1,216	366	(170)
Purchase of property, plant and equipment	13	(8)	(84)	(6)
Purchase of intangible assets	14	(2)	-	(80)
Other investments		-	-	(29)

Net cash provided by (used) in investing activities		1,499	3,336	(1,209)

Cash flows from financing activities:

Proceeds from issuance of shares and options	19	79	-	2,418
Exercise of warrants and options into shares	19	-	34	1,865
Sale of treasury shares		230	283	-

Net cash provided by financing activities		309	317	4,283

Increase (decrease) in cash and cash equivalents		(662)	1,154	1,568
Gains (losses) from exchange rate differences on cash and cash equivalents		(14)	37	5
Reclassification of cash in subsidiary to assets of disposal group held for sale		(52)	-	-
Cash and cash equivalents at beginning of year		2,887	1,696	123

Cash and cash equivalents at end of year		2,159	2,887	1,696

The accompanying notes are an integral part of the consolidated financial statements.

F-9

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

			Year ended December 31,
			2014	2013	2012
		Note	U.S. dollars in thousands

(a)	Adjustments to reconcile loss to net cash provided by (used in) operating activities:

	Income and expenses not involving cash flows:

	Depreciation and amortization	13, 14	53	313	136
	Loss from disposal of property, plant and equipment	13, 14	142	2	2
	Share-based payment transactions to employees and others	20	278	(65)	1,299
	Revaluation of short-term deposits		62	(29)	(75)
	Exchange rate differences on operating activities		14	(37)	(5)
	Gain from bargain purchase	5	-	-	(795)
	Change in employee benefit liabilities, net		12	(2)	2
	Loss (gain) from change in holding rate in associate	12	-	(10)	5
	Earnings from investment in associate	12	-	845	(569)
	Impairment of intangible assets	14	-	1,729	-
	Gain from sale of investment in associate		-	(1,051)	-

			561	1,695	-
	Changes in operating asset and liability items:

	Decrease (increase) in trade receivables	8	58	(50)	3
	Decrease (increase) in other accounts receivable and income taxes receivable	9	(130)	30	(23)
	Increase in inventories	10	184	(73)	(44)
	Increase (decrease) in trade payables	15	(210)	(86)	199
	Increase (decrease) in other accounts payable	16	(68)	(302)	101

			(166)	(481)	236

			395	1,214	236

The accompanying notes are an integral part of the consolidated financial statements.

F-10

XTL BIOPHARMACEUTICALS LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31,
		2014	2013	2012
		U.S. dollars in thousands

(b)	Additional information on cash flows from operating activities:

	Interest received	9	24	40

(c)	Non-cash transactions:

	Purchase of property, plant and equipment on suppliers’ credit	-	-	73

	Issuance of treasury shares to subsidiary	-	-	2,469

	Conversion of convertible loan into capital in subsidiary	-	377	168

	Share-based payment to third party	173	49	-

	Allotment of shares to Aurum	-	913	-

	Receivables from sale of investment in associate	-	297	-

(d)	Acquisition of newly consolidated subsidiary (see Note 5):

	Working capital (excluding cash and cash equivalents)	-	-	517
	Property, plant and equipment	-	-	(51)
	Intangible assets	-	-	(2,397)
	Gain from bargain purchase	-	-	795
	Non-current liabilities	-	-	11
	Non-controlling interests	-	-	1,858

		-	-	733

The accompanying notes are an integral part of the consolidated financial statements.

F-11

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 1:-	GENERAL

a.	A general description of the Company and its activity:

XTL Biopharmaceuticals Ltd. (the “Company”) is engaged in the development of therapeutics for the treatment of unmet medical needs. The Company was incorporated under the Israeli Companies Law on March 9, 1993. The registered office of the Company is located at 85 Medinat Hayehudim Street, Herzliya 46766.

The Company’s American Depository Shares (“ADSs”) are listed for trading on the Nasdaq Capital Market and its ordinary shares are traded on the Tel-Aviv Stock Exchange (“TASE”).

On July 25, 2012, the Company completed the acquisition of approximately 50.79% of the issued and outstanding share capital of InterCure Ltd., a public company whose shares are traded on the TASE. As of December 31, 2014, the Company held approximately 54.72% of InterCure’s issued and outstanding share capital. For additional information on the Company’s investment in InterCure, as well as events pertaining to sale of the investment, see Notes 5 and 30 below.

On January 7, 2014, the Company signed a licensing agreement with Yeda to develop hCDR1, a Phase II-ready asset for the treatment of Systemic Lupus Erythematosus (“SLE”). The terms of the licensing agreement include, among other things, expense reimbursement for patent expenses, certain milestone payments to Yeda, low single-digit royalties based on net sales, and additional customary royalties to the Office of the Chief Scientist.

The Company is in the planning stages for the implementation of a phase 2 clinical trial of the recombinant EPO (“rHuEPO”) drug for treating Multiple Myeloma patients. As part of the preparations, the Company has conducted a study which consists of collecting preliminary data on the existence of specific proteins in the blood of a group of Multiple Myeloma patients and is preparing market analyses and regulatory activities. The data collected in the preliminary study will be combined in the plans and preparations for the implementation of the phase 2 clinical trial, as needed. Based on the Company’s current business plans and estimates, the clinical trial is expected to commence during the second half of 2015.

As of December 31, 2014, the Company has the following subsidiaries:

InterCure – a publicly traded company on the TASE. InterCure has two subsidiaries – InterCure Inc., incorporated in the U.S., and InterCure UK (inactive), incorporated in the UK.

Xtepo Ltd. – a private company incorporated in Israel which holds a license for the exclusive use of the patent for rHuEPO drug for treating Multiple Myeloma patients.

F-12

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 1:-	GENERAL (Cont.)

b.	The Company has incurred continuing losses and depends on outside financing resources to continue its activities. Based on existing business plans, the Company’s management estimates that its outstanding cash and cash equivalent balances, including short-term deposits, will allow the Company to finance its activities for an additional period of at least 12 months from the date of this report. However, the amount of cash which the Company will need in practice to finance its activities depends on numerous factors which include, but are not limited to, the timing, planning and execution of clinical trials of existing drugs and future projects which the Company might acquire or other business development activities such as acquiring new technologies and/or changes in circumstances which are liable to cause significant expenses to the Company in excess of management’s current and known expectations as of the date of these financial statements and which will require the Company to reallocate funds against plans, also due to circumstances beyond its control.

The Company expects to incur additional losses in 2015 arising from research and development activities, testing additional technologies and operating activities, which will be reflected in negative cash flows from operating activities. In order to perform the clinical trials aimed at developing a product until obtaining its marketing approval, the Company may be required to raise additional funds in the future by issuing securities. Should the Company fail to raise additional capital in the future under standard terms, it will be required to minimize its activities or sell or grant a sublicense to third parties to use all or part of its technologies.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation of the financial statements:

1.	The consolidated financial statements of the Company (the “Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (IFRSs), as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been consistently applied to all the years presented, unless otherwise stated and have been prepared under the historical cost convention, as adjusted for defined benefit plans.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires the Group’s management to exercise its judgment in the process of applying the Group’s accounting policies. The areas that involve judgment which have significant effect or complexity or where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3. Actual results could significantly differ from the estimates and assumptions used by the Group’s management.

F-13

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Consolidated financial statements:

1.	Subsidiaries consolidation and business combinations:

The consolidated financial statements include the accounts of the Company and entities controlled by the Company. Control exists when the Company has the power over the investee; has exposure, or rights, to variable returns from involvement in the investee; and has the ability to use its power over the investee to affect its returns.

The Company examines whether it controls another entity even when it does not hold more than 50% of the voting rights, but can control the entity’s financial and operating policies by de-facto control. De-facto control can be created under circumstances in which the ratio of the Company’s voting rights in the entity to the percentage and dispersion of the holdings of the other shareholders grants the Company the power to control the entity’s financial and operating policies.

Subsidiaries are fully consolidated starting from the date on which control therein is attained by the Company. Their consolidation ceases when such control is discontinued.

F-14

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Intra-group balances and transactions, including revenues, expenses and dividends in respect of transactions between the Group companies, are eliminated. Gains and losses arising from intra-group transactions that have been recognized as assets (such as inventories and property, plant and equipment) are also eliminated. Such intra-group losses may point to the impairment of assets which is tested and accounted for as specified in g below.

2.	Transactions with non-controlling interests which do not result in loss of control:

Transactions with non-controlling interests in subsidiaries which do not result in loss of control in the subsidiaries are accounted for as transactions with owners. In these transactions, the difference between the fair value of any consideration paid or received and the amount of adjustment of the non-controlling interests to reflect the changes in their relative rights in the subsidiaries is directly recognized in equity and attributed to the equity holders of the parent.

3.	Associate:

An associate is an entity over which the Group exercises significant influence, but not control, which is usually expressed in holding 20%-50% of the voting rights. The investment in an associate is presented using the equity method of accounting. According to the equity method of accounting, the investment is initially recognized at cost and its carrying amount varies to the extent that the Group recognizes its share of the associate’s earnings or losses from the acquisition date.

The Group’s share in the earnings or losses of associates after the acquisition date is carried to profit or loss and its share in the other comprehensive income movements after the acquisition date is carried to other comprehensive income against the carrying amount of the investment.

F-15

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Each reporting date, the Group determines if there are indicators of impairment in the investment in the associate. In such case, the Group calculates the amount of the impairment as the difference between the recoverable amount of the investment in the associate (the higher of the value in use and the fair value less selling costs) and its carrying amount and recognizes the amount of impairment in profit or loss in the line item of “equity in earnings (losses) in associates”.

c.	Translation of balances and transactions in foreign currency:

1.	Functional currency and presentation currency:

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “Functional Currency”). The consolidated financial statements are presented in U.S. dollars, which is the Functional Currency of each of the Group’s entities and the Company’s presentation currency.

Below are the changes in the reporting periods in the exchange rate of the U.S. dollar in relation to the NIS:

Change in the
exchange rate
Year ended	of U.S. $ 1
%

December 31, 2014	12.04
December 31, 2013	(7.02)
December 31, 2012	(2.30)

Exchange rate
As of	of U.S. $ 1
NIS

December 31, 2014	3.889
December 31, 2013	3.471

F-16

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.	Transactions and balances:

Transactions in a currency other than the Functional Currency (“foreign currency”) are translated into the Functional Currency using the exchange rates at the dates of the transactions. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the Functional Currency at the exchange rate at that date. Exchange differences are recognized in the statement of comprehensive income in the line item finance income (expenses). Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction.

3.	Translation of the financial statements of the Group companies:

The operating results and financial position of all the Group companies, including companies accounted for at equity, whose functional currency differs from the presentation currency (Proteologics’ functional currency is NIS), are translated into the presentation currency as follows:

a)	Assets and liabilities at each statement of financial position date are translated at the closing rate on the statement of financial position date;

b)	Revenues and expenses at each statement of comprehensive income date are translated at the average exchange rates for the period (unless this average is not a reasonable approximation of the cumulative effect of exchange rates on the transaction dates in which case the revenues and expenses are translated at the exchange rate on the transaction date);

c)	All resulting exchange rate differences are recognized in other comprehensive income.

F-17

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

d.	Property, plant and equipment:

Items of property, plant and equipment are measured at cost with the addition of direct acquisition costs, less accumulated depreciation and accumulated impairment losses.

Depreciation of property, plant and equipment is calculated on a straight-line basis to reduce their cost to their residual value over their useful life as follows:

%

Computers	33
Office furniture and equipment	6 - 15
Production molds	20

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized. An asset is derecognized on disposal or when no further economic benefits are expected from its use. The gain or loss arising from derecognition of the asset (determined as the difference between the net disposal proceeds and the carrying amount in the financial statements) is included when the asset is derecognized in “other gains (losses), net” in the consolidated statements of comprehensive income.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (see g below).

e.	Intangible assets:

5.	Brand name and technology:

Brand name and technology acquired in a business combination are recognized at fair value on the acquisition date. Brand name and technology have a finite useful life and are presented at cost net of accumulated amortization and impairment losses. The amortization is calculated using the straight-line method over the expected useful life (9-10 years).

6.	Computer software:

Acquired licenses to use computer software are capitalized based on costs incurred in acquiring the specific software and preparing it for use. These costs are amortized using the straight-line method over the estimated useful life (five years). Costs relating to computer software upkeep are recognized as expenses as incurred.

F-18

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

7.	Unamortized intangible assets (licenses and patent rights):

The amortization of an asset on a straight-line basis over its useful life begins when the development procedure is completed and the asset is available for use. These assets are reviewed for impairment once a year or whenever there are indicators of a possible impairment, in accordance with the provisions of IAS 36, Impairment of Assets.

8.	Research and development:

Research expenditures are recognized as expenses when incurred. Costs arising from development projects are recognized as intangible assets when the following criteria are met:

-	it is technically feasible to complete the intangible asset so that it will be available for use;
-	management intends to complete the intangible asset and use or sell it;
-	there is an ability to use or sell the intangible asset;
-	it can be demonstrated how the intangible asset will generate probable future economic benefits;
-	adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and
-	the expenditure attributable to the intangible asset during its development can be reliably measured.

Other development expenditures that do not meet these criteria are recognized as an expense when incurred. Development costs that were previously recognized as an expense are not recognized as an asset in a later period. During the three years ended December 31, 2014, the Group did not capitalize development costs to intangible assets.

F-19

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Impairment of non-financial assets:

Intangible assets which are not yet available for use are not depreciated and impairment in their respect is tested every year. Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets that sustained impairment are reviewed for possible reversal of the impairment at each date of the statement of financial position.

g.	Financial assets:

1.	Classification:

The Group classifies its financial assets into the loans and receivables category. The classification depends on the purpose for which the financial assets were acquired. The Group’s management determines the classification of its financial assets at initial recognition.

Loans and receivables:

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the date of the statement of financial position. The Group’s loans and receivables are included in the line items: “trade receivables”, “other accounts receivable”, “cash and cash equivalents”, “short-term deposits” and “restricted deposits” in the statement of financial position.

F-20

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.	Recognition and measurement:

Regular purchases and sales of financial assets are recognized in the books of the Group companies on the transaction settlement date which is the date on which the asset is transferred to the Group or transferred by the Group. Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

3.	Impairment of financial assets:

Financial assets carried at amortized cost:

The Group assesses at the date of each statement of financial position whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

h.	Inventories:

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The Group periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

Cost of inventories is determined as follows:

Raw materials – at cost of purchase using the “first-in, first-out” method.

Purchased merchandise and products – using the “first-in, first-out” method.

F-21

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

i.	Trade receivables:

The balance of trade receivables relates to amounts receivable from the Group’s customers for goods sold or services rendered in the ordinary course of business. Trade receivables are initially recognized at fair value and subsequently measured at amortized cost based on the effective interest method, less an allowance for doubtful accounts.

Allowance for doubtful accounts:

The allowance for doubtful accounts is determined in respect of specific debts whose collection, in the opinion of the Group’s management, is doubtful. The Group also recognizes a provision for groups of customers that are collectively assessed for impairment based on their credit risk characteristics. Impaired debts are derecognized when they are assessed as uncollectible.

j.	Cash and cash equivalents:

Cash and cash equivalents include cash at hand and short-term bank deposits with original maturities of three months or less, that are not restricted as to withdrawal or use, and are therefore considered to be cash equivalents.

k.	Share capital:

The Company’s ordinary shares are classified as share capital. Incremental costs directly attributable to the issuance of new shares or options are shown in equity as a deduction, net of tax, from the issuance proceeds.

When Group companies purchase Company shares (treasury shares), the consideration paid, including incremental costs directly attributable to the purchase (less the effect of taxes on income), is deducted from the equity attributable to equity holders of the parent until the shares are eliminated or reissued. When these shares are reissued in subsequent periods, the consideration received, less incremental costs directly attributable to the transaction and less the effect of taxes on income, is included in equity attributable to equity holders of the parent.

l.	Trade payables:

Trade payables are the Group’s obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

F-22

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Taxes on income:

1.	Current taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of prior years.

2.	Deferred taxes:

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.

A deferred tax asset has not been recognized in the Group’s accounts because the availability of taxable income in the future is not probable.

n.	Employee benefits:

1.	Employment benefits for retirement compensation/pension:

The Group operates various pension plans. The plans are generally funded through payments to insurance companies or trustee-administered funds. Said pension plans qualify for the criteria of defined contribution plan, as above, based on their terms.

According to the labor laws and employment agreements in Israel and according to the Group’s practice, the Group is obligated to pay compensation to employees who are dismissed and, under certain circumstances, to employees who retire. The Group’s liability to pay retirement compensation for certain employees is accounted for as a defined benefit plan and for the remaining employees it is accounted for as a defined contribution plan.

2.	Vacation and recreation benefits:

According to the Law, an employee is entitled to paid annual leave and sick leave on an annual basis. The entitlement is based on the number of years of service. The Company recognizes an obligation and expense for paid annual leave and sick leave based on the benefit accumulated for each employee.

F-23

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

o.	Share-based payment:

The Group operates a number of share-based payment plans to employees and to other service providers who render services that are similar to employees’ services that are settled with the Group’s equity instruments. In this framework, the Group grants employees, from time to time, and, at its discretion, options to purchase shares of the Group companies. The fair value of services received from employees in consideration of the grant of options is recognized as an expense in the statement of comprehensive income (loss) and correspondingly carried to equity. The total amount recognized as an expense over the vesting term of the options (the term over which all pre-established vesting conditions are expected to be satisfied) is determined by reference to the fair value of the options granted at grant date, except the effect of any non-market vesting conditions.

Non-market vesting conditions are included in the assumptions used in estimating the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions of the share-based payment arrangement are to be satisfied.

In each reporting date, the Company revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions and recognizes the impact of the revision to original estimates, if any, in the statement of comprehensive income (loss) with a corresponding adjustment in equity.

When the options are exercised, the Company issues new shares. The proceeds net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium.

Share-based payment transactions in which the Company acquired assets as consideration for the Company’s equity instruments are measured at the value of the assets acquired.

p.	Provisions:

A provision in accordance to IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of event occurred in the past, probable to be required to use economic resources to settle the obligation and can be reliably estimated. The group recognizes a provision for warranty when the product is sold to the customer or when the service is provided to the customer. Initial recognition is based on past experience. The estimated provision is re-tested every year.

F-24

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.	Revenue recognition:

Revenues are recognized in profit or loss when the revenues can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Revenues are measured at the fair value of the consideration received less any trade discounts, volume rebates and returns.

Following are the specific revenue recognition criteria which must be met before revenue is recognized:

Revenues from sale of goods to retail customers:

Revenues from the sale of goods are recognized when all the significant risks and rewards of ownership of the goods have passed to the buyer and the seller no longer retains continuing managerial involvement. The delivery date to the customer is usually the date on which ownership passes.

Revenues from sale of goods to distributors:

InterCure sells its products to distributors as well. Revenues from such sales are recognized when InterCure or its subsidiaries deliver the goods to the distributor, when sales channel and selling price are at the distributor’s sole discretion, and when there are no ongoing obligations to prevent the distributor from receiving the goods. Revenue is only recognized when goods were delivered to the designated site, risks of loss and damage are transferred to the distributor and distributor had received the goods in accordance with the sales agreement, conditions for receipt of goods had expired or InterCure holds objective evidence that goods receipt criteria had been met.

Sales do not include a finance component, as they are made with a 60 days credit period, considered as consistent with the market in which InterCure operates.

r.	Leases:

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the statement of comprehensive income (loss) on a straight-line basis over the period of the lease.

s.	Loss per share:

Basic loss per share is calculated by dividing the income or loss attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the period, less Company shares held by a subsidiary.

F-25

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In calculating diluted loss per share, in addition to the average of ordinary shares used for calculating basic loss, the weighted average number of shares that will be issued assuming that all the potentially dilutive shares are converted into shares is also taken into consideration. Potential shares are taken into account as above only when their effect is dilutive (reduces the earnings or increases the loss per share).

t.	Non-current assets (or disposal groups) held for sale:

Non-current assets (or disposal groups) are classified as held for sale when their carrying amount will be recovered principally through a sale transaction rather than through continuing use.

u.	Discontinued operations:

A discontinued operation is a component of an entity that either has been disposed of, or is classified as held for sale, and represents a separate major line of business or geographical area of operations, or is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale.

Revenues and expenses attributable to discontinued operations are presented in the statement of comprehensive loss under the item “Total loss from discontinued operations”, for all years presented.

F-26

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 3:- CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

a.	Critical accounting estimates and assumptions:

Accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

1.	Intangible assets

(i)	In testing impairment of research and development assets, the Company’s management is required to estimate, among other things, the probable endpoints of trials conducted by the Company, the commercial technical feasibility of the development and the resulting economic benefits. Actual results and estimates to be made in the future may significantly differ from current estimates.

(ii)	The Group is required to determine at the end of each reporting period whether there is any indication that an asset may be impaired. If indicators for impairment are identified, the Group estimates the assets’ recoverable amount, which is the higher of an asset’s fair value less costs to sell and its value-in-use. The value-in-use calculations require management to make estimates of the projected future cash flows. Determining the estimates of the future cash flows is based on management past experience and best estimate for the economic conditions that will exist over the remaining useful economic life of the CGU.

2.	Share-based payments – in evaluating the fair value and the recognition method of share-based payment, the Company’s management is required to estimate, among others, different parameters included in the computation of the fair value of the options and the Company’s results and the number of options that will vest.

F-27

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 3:- CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS (Cont.)

3.	The existence of effective control over InterCure:

As of December 31, 2014, and effective as of May 16, 2013, the Company held 54.72% of InterCure’s issued and outstanding share capital, following the conversion of the loan granted to InterCure into 7,620,695 shares of InterCure. In the reporting period ended December 31, 2012, the Group’s management had estimated the degree of effect it had in InterCure and had determined that it was able to govern InterCure’s financial and operating policies despite holding less than 50% of InterCure’s issued and outstanding share capital at the time, through de-facto control, this following an examination of InterCure’s entire equity instruments. This conclusion was reached mainly since the Company was able to convert the aforementioned loan into shares of InterCure, a conversion which will have conferred the Company a stake of approximately 54.72% of InterCure’s issued and outstanding share capital.

After the reporting period, events pertaining to the investment in InterCure reduced the Company’s stake in InterCure to 5.82%. Considering the Company’s diluted voting rights in InterCure and the termination of a voting agreement signed between the Company and Green Forest Global Ltd., under which each of the two parties will appoint two directors of the total of seven directors to the board of directors of InterCure, the Company’s management determined that a loss of control in InterCure occurred during the first quarter of 2015. For additional information, see Notes 5 and 30 below.

F-28

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 4:- FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

a.	Financial risk management:

1.	Financial risk factors:

The Group’s activities expose it to a variety of financial risks: market risks (including currency risks and price risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out by the Group’s management under policies approved by the Board. The Group’s treasury identifies, evaluates and defines financial risks. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk and investment of excess liquidity.

a)	Market risks:

Foreign currency exchange rate risk:

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the NIS. Foreign exchange risk arises from assets and liabilities denominated in currency that is other than the functional currency.

F-29

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 4:- FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (Cont.)

To manage its foreign exchange risk arising from future commercial transactions and recognized assets and liabilities, the Group uses short-term deposits denominated in foreign currency.

The Company treasury’s risk management policy, excluding InterCure, is to hold NIS-denominated cash and cash equivalents and short-term deposits in the amount of the anticipated NIS-denominated liabilities for nine to twelve consecutive months from time to time and this in line with the directives of the Company’s Board. InterCure focuses on actions to reduce to a minimum the negative effects arising from this risk and therefore holds cash and cash equivalents in currencies in which it operates, in accordance with management’s assessments.

As of December 31, 2014, had the Group’s functional currency weakened by 10% against the NIS with all other variables remaining constant, post-tax loss for the year would have been $ 85 thousand lower (2013 – loss approximately $ 157 thousand lower; 2012 – loss approximately $ 89 thousand lower), mainly as a result of exchange rate changes on translation of other accounts receivable, net and exchange rate changes on NIS-denominated cash and cash equivalents and short-term deposits.

b)	Credit risks:

Credit risks are managed at the Group level. The Group has no significant concentrations of credit risk. Credit risks arise from cash and cash equivalents, restricted bank deposits as well as outstanding receivables.

The majority of the Group’s sales are generated in the U.S. Accordingly, the balances of the Group’s trade receivables do not represent a significant concentration of credit risk as of December 31, 2014. InterCure extends a 60-day term to its customers. InterCure regularly monitors the credit extended to its customers and their general financial condition but does not require collateral as security for these receivables. InterCure provides an allowance for doubtful accounts based on the factors that affect the credit risk of certain customers, past experience and other information.

F-30

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 4: FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (Cont.)

The Group engages with banks and financial institutions which are independently rated A at least.

c)	Liquidity risk:

Cash flow forecasting is performed by the Group’s management both in the entities of the Group and aggregated by the Group. The Group’s management monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operations. The Group does not use borrowing credit facilities.

Surplus cash held to finance operating activities is invested in interest bearing current accounts, time deposits and other solid channels. These channels were chosen by reference to their appropriate maturities or liquidity to provide sufficient cash balances to the Group as determined by the abovementioned forecasts.

As of December 31, 2014 and 2013, the maturity of the Group’s financial liabilities is less than one year from each of the reporting dates.

2.	Capital management:

The Group’s objectives when managing capital are to ensure the Group’s ability to continue as a going concern in order to provide returns on investments for shareholders and benefits for other interested parties and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may take a variety of measures such as issue new shares or sell assets to reduce liabilities.

b.	Financial instruments:

1.	Financial instruments by category:

As of December 31, 2014 and 2013, all financial assets were classified in the category of loans and receivables. Likewise, all financial liabilities as of such dates were classified in the category of other financial liabilities at amortized cost.

F-31

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 5:- INTERCURE

On June 13, 2012, the Company entered into an agreement in principle with InterCure, according to which, subject to carrying out the debt settlement pursuant to Article 350 of the Israeli Companies Law, 1999 (the “Settlement”) before the transaction, InterCure converted all its debts into ordinary shares of InterCure based on the distribution mechanism determined with all its debtors (including its employees). Once the Settlement was consummated, the Company acquired the control over InterCure in consideration for investing an aggregate amount of approximately $ 2.7 million, partly in cash and partly by the issuance of Company shares.

On July 25, 2012, the transaction was completed after all the prerequisites had been met and the Company acquired 16,839,532 ordinary shares of InterCure with no par value, in consideration of a private placement of 7,165,662 ordinary shares of the Company of NIS 0.1 par value each, whose value on the date of signing the agreement, measured according to the quoted market price of the Company’s shares on the TASE, was approximately $ 2.2 million, and which represents a value of InterCure of $ 1.75 million before the money, but after all of InterCure’s debts were converted as described above (“InterCure’s Adjusted Value”). The fair value of the Company’s shares on the date of consummation of the transaction was approximately $ 2.5 million. In the year ended December 31, 2013, InterCure sold 1,097,719 shares of the Company for an aggregate amount of approximately $ 283 thousand. In addition, the Company provided InterCure an amount of approximately $ 150 thousand in cash on the basis of InterCure’s Adjusted Value. After affecting the above allocation, the Company held approximately 50.79% of the issued and outstanding share capital of InterCure. The investment of Medica Fund on the date of closing on the basis of InterCure’s Adjusted Value amounted to approximately $ 460 thousand.

On October 28, 2012, InterCure allocated 20,185,184 performance-based stock options exercisable into 20,185,184 ordinary shares with no par value to Giboov Ltd. (“Giboov”).

On May 16, 2013, the Company informed InterCure of its decision to convert its entire convertible loan which had been extended by the Company in the context of the acquisition into 7,620,695 ordinary shares of InterCure, as predetermined in the original acquisition agreement. Upon conversion, the Company held approximately 54.72% of InterCure’s issued and outstanding share capital.

In November 2014, InterCure announced that its Audit Committee and Board of Directors approved the signing of an agreement with Green Forest Global Ltd. (the “Agreement” and “Green Forest”, respectively) a company wholly owned by Mr. Alexander Rabinovitch, an interested party in the Company.

Pursuant to the Agreement, following a reverse split in InterCure shares at a 10:1 ratio, Green Forest will be allotted 2,622,647 ordinary shares of InterCure (the “First Round Allotted Shares”) representing 34.23% of the issued and outstanding shares of InterCure at the time of the allotment for an investment of $ 230 thousand. Further, upon InterCure’s shares return to the main list of the TASE, an additional 2,622,648 ordinary shares of InterCure will be allotted to Green Forest for an additional investment of $ 230 thousand (the “Second Round Allotted Shares”).

F-32

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 5:- INTERCURE (Cont.)

In addition, the Agreement grants Green Forest the following three options:

1.	Option to purchase up to an additional 3,416,818 ordinary shares of InterCure for $ 300 thousand (representing an exercise price of $ 0.0878 per share), exercisable within 12 months of the Transaction Completion Date, as defined in the Agreement.

2.	Option to acquire the Company shares held by InterCure at a price of NIS 0.35 per share, exercisable within 6 months of the Transaction Completion Date.

3.	Option to acquire InterCure’s assets, rights and obligations relating to the “Resperate” business at the cost of inventory held at the time of the exercise of the option, exercisable within 6 months of the Transaction Completion Date.

Under the Agreement, Green Forest provided InterCure with a qualifying, non-secured, non-guaranteed, non-interest bearing and non-indexed loan of $ 40 thousand for a period of 60 days. At the time of the completion of the transaction, the loan will be repaid by the sale of shares of the Company held by InterCure to Green Forest for the value of the loan ($ 40 thousand) at a price of NIS 0.30 per share.

InterCure is granted the right to a Put option to sell all or part of the Company’s shares held by InterCure at the Put option exercise date, for an exercise price of NIS 0.30 per share, exercisable within 6 months of the Transaction Completion Date.

In addition, at the time of and as a condition for the completion of the transaction, the outstanding loan of $ 50 thousand owed by InterCure to the Company will be converted to 569,470 ordinary shares of InterCure.

On December 23, 2014, the extraordinary general meeting of InterCure approved the Agreement. Upon receiving the required approval to the Agreement from TASE, the Agreement turned effective as of February 12, 2015. After the issuance of the 2,622,647 First Round Allotted Shares, as well as the conversion of the loan granted to InterCure into 569,470 ordinary shares of InterCure, the Company’s holdings in InterCure were diluted to 36.53% of the issued and outstanding share capital of InterCure.

InterCure’s net assets were reclassified in the Group’s financial statements for the year ended December 31, 2014, and grouped into two separate items: Assets of Disposal Group Classified as Held for Sale and Liabilities of Disposal Group Classified as Held for Sale. For additional details, see Note 28 below.

F-33

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 6:- CASH AND CASH EQUIVALENTS

	December 31,
	2014	2013
	U.S. dollars in thousands

Cash in banks and on hand	1,348	1,010
Bank deposits for periods of three months or less	811	1,877

	2,159	2,887

The currencies in which the cash and cash equivalents are denominated or linked to are:

	December 31,
	2014	2013
	U.S. dollars in thousands

U.S. dollars	1,266	2,199
NIS (not linked to the Israeli CPI)	892	680
Other currencies	1	8

	2,159	2,887

NOTE 7:- SHORT-TERM DEPOSITS

a.	The currencies in which the short-term deposits are denominated:

	December 31,
	2014	2013
	U.S. dollars in thousands

U.S. dollars	-	500
NIS (not linked to the Israeli CPI)	-	778

	-	1,278

b.	The Company has a restricted deposit in connection with its office lease agreement. As of December 31, 2014 and 2013, the restricted deposit balance was $ 21 thousand and $ 23 thousand, respectively.

F-34

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 8:- TRADE RECEIVABLES

	December 31,
	2014	2013
	U.S. dollars in thousands

Open debts	-	90
Credit cards	-	42
Less - allowance for doubtful accounts	-	(6)

	-	126

*)	In 2014 - amounts are included in Non-Current Assets of Disposal Group Classified as Held for Sale.

F-35

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 9:- OTHER ACCOUNTS RECEIVABLE

a.	Composition:

	December 31,
	2014	2013
	U.S. dollars in thousands

Government authorities	58	67
Prepaid expenses	366	106
Receivables due to sale of investment in Proteologics	-	297
Other receivables	13	3

	437	473

b.	The currencies in which other accounts receivable which are monetary items are denominated or to which they are linked are as follows:

	December 31,
	2014	2013
	U.S. dollars in thousands

U.S. dollars	-	-
NIS	71	367

	71	367

The carrying amount of other accounts receivable is a reasonable approximation of the fair value because the effect of discounting is immaterial.

NOTE 10:- INVENTORIES

	December 31,
	2014	2013
	U.S. dollars in thousands

Raw and auxiliary materials	-	52
Finished goods	-	250

	-	302

F-36

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 11:- ADDITIONAL INFORMATION ABOUT INVESTMENT IN INVESTEES

Name and country of incorporation of subsidiary		Date	Equity interests and voting rights	Scope of investments in investee (in $ 000)		Stock Exchange data	Dividends received or receivable

1	Xtepo Ltd., incorporated in Israel	31.12.2014	100%	3,685		-	-
		31.12.2013	100%	3,862		-	-
2	XTL Biopharmaceuticals Inc., incorporated in Delaware *)	31.12.2014	-	-		-	-
		31.12.2013	100%	(144)		-	-
3	InterCure Ltd., incorporated in Israel	31.12.2014	54.72%	1,736	)**	TASE, value of shares as of 31.12.14 - $ 308 thousand	-
		31.12.2013	54.72%	2,144	)***	TASE, value of shares as of 31.12.13 - $ 754 thousand	-

*)	Dissolved during 2014.
**)	Includes Treasury Shares in the amount of $ 1,501 thousand.
***)	Includes Treasury Shares in the amount of $ 2,091 thousand.

Set out below is the summarized financial information for InterCure as of December 31, 2014 and 2013 and for the respective years then ended:

a.	InterCure Ltd. – Summarized consolidated balance sheet *)

	December 31,
	2014	2013
	U.S. dollars in thousands

Current assets**	678	1,623
Current liabilities	476	634

Total current net assets	202	989

Non-current assets***	255	440
Non-current liabilities****	73	11

Total non-current net assets	182	429

Net assets	384	1,418

**	Including treasury shares of the Company, presented at fair value.
***	Including intangible assets, net, recognized in the Company’s purchase of InterCure.
****	Including loan received from the Company in the amount of $ 50 thousand.
F-37

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 11:- ADDITIONAL INFORMATION ABOUT INVESTMENT IN INVESTEES (Cont.)

b.	InterCure Ltd. - Summarized consolidated income statement *)

	Year ended December 31,
	2014	2013
	U.S. dollars in thousands

Revenue	1,451	2,369
Profit (loss) before income tax**	(1,016)	(3,887)
Income tax income (expense)	-	-

Post-tax profit (loss) from continuing operations	(1,016)	(3,887)

Other comprehensive gain (loss)	28	73

Total comprehensive loss	(988)	(3,814)

Total comprehensive loss allocated to non-controlling interests	(447)	(1,787)

**	Including amortization and impairment of intangible assets, net, recognized in the Company’s purchase of InterCure.

c.	InterCure Ltd. - Summarized consolidated cash flows *)

December 31, 2014
U.S. dollars in thousands

Net cash used in operating activities	(487)

Net cash generated from investing activities	230

Net cash generated from (used in) financing activities	90

Net decrease in cash and cash equivalents	(167)

Cash and cash equivalents at beginning of year	220

Cash and cash equivalents at end of year	53

*)	The information above is the amount before inter-company eliminations.

F-38

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 12:- INVESTMENT IN ASSOCIATE

a.	In November 2012, in an off-market transaction, the Company acquired from Teva Pharmaceutical Industries Ltd. (“Teva”) 4,620,356 ordinary shares of Proteologics Ltd. (“Proteologics”), representing Teva’s entire stake in Proteologics - approximately 31.35% of Proteologics’ issued and outstanding share capital – in consideration of approximately $ 1.7 million.

Proteologics is a public company traded on the TASE which at the time of the acquisition of its shares by the Company, was engaged in the discovery and development of drugs operating on various components of the Ubiquitin system.

In August 2013, Proteologics’ board of directors resolved to terminate Proteologics’ operations effective immediately.

In September 2013, the Company signed an agreement with Zmiha Investment House Ltd. (“Zmiha”) for the sale of its entire investment in Proteologics, representing 44.95% of Proteologics’ issued and outstanding share capital as of the date of the agreement, after having purchased an additional 14.13% of the shares of Proteologics from Aurum Ventures MKI Ltd. (“Aurum”) in September 2013, in consideration for the issuance of 3,031,299 shares of NIS 0.1 par value each of the Company to Aurum. Consideration for the sale to Zmiha totaled approximately $ 3.4 million. The Company received an amount of approximately $ 2.7 million in 2013, with the remaining balance of received in 2014.

b.	The amounts recognized in the income statement are as follows:

	December 31,
	2014	2013
	U.S. dollars in thousands

Equity gains (losses)	-	(845)
Gain due to exercise of options in associate	-	10
Capital gain from sale of investment	-	1,051

	-	216

F-39

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 13:- PROPERTY, PLANT AND EQUIPMENT

a.	Composition and movement:

The composition of property, plant and equipment and accumulated depreciation, by major classes, and the movement therein in 2014 are:

	Office furniture and equipment	Computers	Production molds	Total
	U.S. dollars in thousands

Cost:

Balance at January 1, 2014	24	86	51	161

Additions during the year	2	4	-	6
Disposals during the year	(1)	(2)	(51)	(54)

Balance at December 31, 2014	25	88	-	113

Accumulated depreciation:

Balance at January 1, 2014	5	75	20	100

Additions during the year	3	6	1	10
Disposals during the year	-	-	(21)	(21)

Balance at December 31, 2014	8	81	-	89

Depreciated cost at December 31, 2014	17	7	-	24

F-40

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 13:- PROPERTY, PLANT AND EQUIPMENT (Cont.)

The composition of property, plant and equipment and accumulated depreciation, by major classes, and the movement therein in 2013 are:

	Office furniture and equipment	Computers	Production molds	Total
	U.S. dollars in thousands

Cost:

Balance at January 1, 2013	38	83	51	172

Additions during the year	-	11	-	11
Disposals during the year	(14)	(8)	-	(22)

Balance at December 31, 2013	24	86	51	161

Accumulated depreciation:

Balance at January 1, 2013	15	75	10	100

Additions during the year	2	8	10	20
Disposals during the year	(12)	(8)	-	(20)

Balance at December 31, 2013	5	75	20	100

Depreciated cost at December 31, 2013	19	11	31	61

F-41

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 14:- INTANGIBLE ASSETS

a.	Composition and movement:

The composition of intangible assets and accumulated amortization, by major classes, and the movement therein in 2014 are:

	Licenses and patent rights	Technology	Brand name	Software	Total
	U.S. dollars in thousands

Cost:

Balance at January 1, 2014	2,457	1,909	488	153	5,007

Additions during the year	41	-	-	-	41
Disposal	-	-	-	(153)	(153)
Reclassification to non-current assets held for sale	-	(1,909)	(488)	-	(2,397)

Balance at December 31, 2014	2,498	-	-	-	2,498

Accumulated amortization:

Balance at January 1, 2014	-	1,676	427	39	2,142

Additions during the year	-	31	7	5	43
Disposal	-	-	-	(44)	(44)
Reclassification to non-current assets held for sale	-	(1,707)	(434)	-	(2,141)

Balance at December 31, 2014	-			-	-

Amortized cost at December 31, 2014	2,498	-	-	-	2,498

F-42

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 14:- INTANGIBLE ASSETS (Cont.)

The composition of intangible assets and accumulated amortization, by major classes, and the movement therein in 2013 are:

	Licenses and patent rights	Technology	Brand name	Software	Total
	U.S. dollars in thousands

Cost:

Balance at January 1, 2013	2,457	1,909	488	153	5,007

Balance at December 31, 2013	2,457	1,909	488	153	5,007

Accumulated amortization:

Balance at January 1, 2013	-	92	21	8	121

Additions during the year	-	212	49	31	292
Impairment	-	1,372	357	-	1,729

Balance at December 31, 2013	-	1,676	427	39	2,142

Amortized cost at December 31, 2013	2,457	233	61	114	2,865

F-43

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 14:- INTANGIBLE ASSETS (Cont.)

b.	On August 3, 2010, the Company completed the share swap transaction with the shareholders of Bio-Gal Ltd. (the “Transaction”) in which the Company acquired 100% of the shares of Xtepo, which for the Transaction purposes held an exclusive license to use the patented recombinant EPO (rHuEPO) drug for treating Multiple Myeloma and also held cash totaling approximately $ 1.5 million on the date of completion of the transaction, in return for the allocation of 133,063,688 ordinary shares of NIS 0.1 par value each, representing approximately 69.44% of the Company’s issued and outstanding share capital after completion of the Transaction.

Following the closing of the Transaction, the Company recognized in its accounts an intangible asset representing the license for the exclusive use of the patent for the rHuEPO drug for Multiple Myeloma as well as every clinical study and accumulated knowhow underlying the patent in a total of approximately $ 2,265 thousand (excluding transaction costs of approximately $ 187 thousand), based on its fair value as of the date of closing of the Transaction according to an independent external valuation.

On May 29, 2011, the Company received the approval of the FDA, a subdivision of the U.S. Health and Human Services, for orphan drug status for the rHuEPO drug which is patented by the Company until 2019. An “orphan drug” is defined as a drug for treating diseases that affect a relatively small number of people. In the U.S., an “orphan drug” is defined as a disease affecting fewer than 200,000 people a year. To encourage the development of drugs for these diseases, the different regulatory authorities grant benefits and incentives to developers. The main standard benefit of orphan drugs in the U.S. is receiving seven years marketing exclusivity from the date of marketing approval by the FDA, once the FDA gives such approval. Other benefits are local U.S. tax credits for research and development expenses and waiver of FDA filing fees.

According to the guidance of IAS 38, this asset is not systematically amortized and the Company reviews the asset for impairment once a year or more frequently if indicators show that the asset may be impaired.

In December 2014, the Company tested the asset for impairment with the assistance of a consultant in accordance with the guidance of IAS 36. According to the valuation performed, there is no need to reduce the value of the asset in relation to its carrying amount. Since there are no similar transactions according to which the fair value of the patent can be determined, the value of the patent was determined by the value in use on the basis of the discounted future cash flow method for the years 2015 to 2028. The discount period was determined on the basis of the estimated schedules to perform the clinical trials in order to approve the drug for marketing and under the limitation of the patent years and the orphan drug designation as above.

F-44

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 14:- INTANGIBLE ASSETS (Cont.)

The key assumptions used by the external expert in measuring value-in-use as of December 31, 2014 are: life of phase 2 and 3 clinical trials of 2 and 3.5 years, respectively, expected penetration levels from 10% in 2022 to 55% in 2026-2028 out of an estimate of 63,868 new cases of Multiple Myeloma diagnosed each year, royalties at the rate of 12.5% and (pre-tax) discount rate of 27%.

c.	On September 1, 2010, the Company and Yeda Research and Development Co. Ltd. (“Yeda”) entered into a license agreement of an exclusive right to examine a medical technology in the field of the immune system, comprising two proteins through which target molecules are examined and may serve as a basis for the development of therapeutics for diseases relating to the immune system, such as acute Hepatitis, rheumatoid arthritis, Crohn’s disease, psoriasis etc. Under the agreement, the Company purchased this exclusive right to examine the medical technology for a 15-month period in consideration of $ 120 thousand (the “Option Fee”) payable by the Company in the following manner and at the earlier of: (i) in the event of a capital raising by a public prospectus of more than $ 2 million, the Company is obligated to settle the payment to Yeda in cash; or (ii) if 12 months after the date of closing of the agreement an amount of more than $ 2 million is not raised, the liability to Yeda can be satisfied, at the Company’s election and after obtaining Yeda’s approval to the timing, in cash or by issuance of Company stock options with an equivalent value. The Company’s option to purchase said technology expired on November 30, 2011 and the Company elected not to exercise the option.

On July 11, 2013, the Company and Yeda entered into an amendment to the license agreement, according to which the Company shall pay Yeda an amount of $ 120 thousand in the following manner: (a) $ 30 thousand in cash, payable as of the date of the amendment, and (b) an additional amount of $ 90 thousand shall be paid by the Company to Yeda upon the earlier of: (a) a capital raise in the amount of $ 2 million and (b) upon the consummation of a transaction relating to the Company’s Erythropoetin technology with any third party, which includes the receipt by the Company of a consideration of at least $ 2 million.

d.	On November 30, 2011, the Company completed the MinoGuard transaction according to which the Company acquired the activity of MinoGuard Ltd. (“MinoGuard”), founded by Mor Research Applications Ltd. (“Mor”), by obtaining an exclusive license to MinoGuard’s entire technology, including the SAM-101 drug (combined drug to treat mental disorders focusing on schizophrenia) in return for royalties on sales and milestone payments to be provided throughout the clinical development process. The drug is based on a combination of existing antipsychotic drugs and a known medicinal compound (Minocycline). For more details regarding the engagement with MinoGuard, see Note 18a(3) below.

F-45

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 14:- INTANGIBLE ASSETS (Cont.)

e.	As for intangible assets recognized for the first time after the completion of the InterCure transaction, as presented in Note 5 above, and due to a significant decline in InterCure’s share price as quoted on the TASE as of December 31, 2013, the Company hired the services of an external independent expert in order to establish whether or not an impairment exist in connection with the technology and brand name assets recognized in the purchase price allocation study of InterCure.

The recoverable amount was assessed by management with the assistance of a consultant. In light of recent developments in InterCure, namely conclusions reached by its management and board of directors regarding its ability to continue operating as a going concern, several scenarios were taken into account by the expert. Each scenario was assigned a different weight in order to accommodate all scenarios into a weighted-average discounted cash flow. Such scenarios were as follows:

(i)	The liquidation scenario, under which the realizable value of InterCure’s net operational assets was estimated, was assigned a weighting of 60%.

(ii)	The going concern scenario, establishing the value-in-use of InterCure’s operations using the discounted cash flow method, was assigned a weighting of 40%. The value-in-use calculations use pre-tax cash flow projections covering an eight-year period and using extrapolation with specific adjustments expected until 2021, and a pre-tax discount rate of 33.3%. The value-in-use calculations included all factors in nominal terms.

The impairment test was based on assessments of financial performance and future strategies in light of current and expected market and economic conditions. Trends in the economic and financial environment, competition and regulatory authorities’ decisions, or changes in competitors’ behavior in response to the economic environment may affect the estimate of recoverable amounts in future periods.

For the purpose of the impairment test, InterCure was considered the lowest level for which there are separately identifiable cash flows – a Cash Generating Unit (“CGU”). Upon examination, the expert concluded that an impairment exists, and that InterCure’s recoverable amount stands at $ 300 thousand. The impairment loss in the amount of $ 1.8 million was recognized in loss from operations, and allocated between said intangible assets of the CGU pro rata, based on their respective carrying amounts (net of amortization), in the following amounts:

(a)	Technology – $ 1.4 million;
(b)	Brand Name – $ 357 thousand.

As of December 31, 2014, the Technology and Brand Name carried net amortized book values of $ 202 thousand and $ 53 thousand, respectively. The Company’s management estimates that transactions in InterCure during and after the reporting period provide sufficient evidence that no further impairment is required with regard to these intangible assets.

F-46

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 14:- INTANGIBLE ASSETS (Cont.)

f.	On January 7, 2014, the Company signed a licensing agreement with Yeda to develop hCDR1, a Phase II-ready asset for the treatment of Systemic Lupus Erythematosus (“SLE”). The terms of the licensing agreement include, among other things, expense reimbursement for patent expenses payable in six installments (see below), certain milestone payments to Yeda, low single-digit royalties based on net sales, and additional customary royalties to the Office of the Chief Scientist.

On May 14, 2014, the Company issued 222,605 ordinary shares of the Company of NIS 0.1 par value each to Yeda, as the first of six installments for the aforementioned patent expenses reimbursement, representing a value of approximately $ 38 thousand. For additional information, see Note 30 below.

NOTE 15:- TRADE PAYABLES

a.	Composition:

	December 31,
	2014	2013
	U.S. dollars in thousands

Open accounts *)	139	455
Checks payable *)	78	160

	217	615

The carrying amount of trade payables is a reasonable approximation of their fair value because the effect of discounting is immaterial.

b.	The carrying amount of trade payables is denominated in the following currencies:

	December 31,
	2014	2013
	U.S. dollars in thousands

U.S. dollars *)	110	405
NIS (not linked to the Israeli CPI) *)	107	208
Others	-	2

	217	615

F-47

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 16:- OTHER ACCOUNTS PAYABLE

a.	Composition:

	December 31,
	2014	2013
	U.S. dollars in thousands

Employees, consultants and payroll accruals	29	199
Provision for returns	-	45
Deferred revenue	-	35
Authorities	-	86
Accrued expenses	269	239
Other	-	-

	298	604

The carrying amount of other accounts payable is a reasonable approximation of their fair value because the effect of discounting is immaterial.

b.	The carrying amount of other accounts payable is denominated in the following currencies:

	December 31,
	2014	2013
	U.S. dollars in thousands

U.S. dollars	269	405
NIS (not linked to the Israeli CPI)	22	105
Other	7	94

	298	604

F-48

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 17:- EMPLOYEE BENEFIT LIABILITIES

a.	According to the effective labor laws and employment agreements in Israel and overseas, the Company and the subsidiaries are obligated to pay compensation and/or pension to employees who are dismissed and, under certain circumstances, to employees who retire.

b.	The Company’s obligation for pension payment in Israel and the Company’s obligation for compensation payments to employees in Israel for whom the applicable obligation is pursuant to section 14 to the Severance Pay Law, are covered by fixed contributions into defined contribution plans. The amounts contributed as above are not reflected in the statements of financial position. In 2014, section 14 to the Severance Pay Law applied to most of the Company’s employees.

The amount recognized as an expense for defined contribution plans in 2014, 2013 and 2012 was $ 25 thousand, $ 26 thousand and $ 23 thousand, respectively.

c.	InterCure has an obligation to pay severance to an employee, which represents a defined benefit plan. InterCure has severance pay funds and executive insurance policies in which it deposits funds in respect of this obligation. The amount of accrued severance pay, net included in the statements of financial position as of December 31, 2014 and 2013 reflects the difference between the accrued severance pay and the severance pay funds.

Since as of December 31, 2014, section 14 to the Severance Pay Law applies to all of the Company’s employees, as above, pursuant to which they are covered by fixed contributions to defined contribution plans, no contributions to defined benefit plans are expected for the year ending December 31, 2015.

F-49

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 18:- COMMITMENTS

a.	Royalty and contingent milestone payments:

1.	On March 14, 2012, the Company signed a strategic collaboration master agreement with Clalit Health Services - Clalit Research Institute Ltd. (the “Institute”) and Mor Research Applications Ltd. (“Mor”) according to which the Institute provides the Company the right to receive data which are based on the Institute’s database in connection with technologies that stem from inventions and patents of Clalit Health Services’ physicians, in projects whose content shall be agreed upon by the Company, the Institute and Mor in advance and in writing.

In consideration for the above, the Company will pay the Institute the cost basis related to the Institute’s activity in the framework of any project plus an additional 10% of the total royalties to which Mor is entitled pursuant to its agreements with the Company in connection with each technology where rights were granted to the Company.

This agreement may be terminated by a 180-day advance written notice by any of the parties on condition that all joint active projects have reached their end. As of the date of the approval of the financial statements, the Company has no active projects with the Institute.

2.	On November 30, 2011, the Company completed the MinoGuard transaction according to which an exclusive license to the SAM-101 drug (combined drug to treat mental disorders focusing on schizophrenia) was transferred to the Company. According to the terms of the agreement with MinoGuard, the Company will act to conduct clinical trials, develop, register, market, distribute and sell the drug candidates that will emerge from the technology, with no limitations to a specific disorder.

In return for the receipt of the license, as above, the Company will pay MinoGuard cumulative milestone payments throughout the research and development and the approval of the drug in an aggregate of $ 2.5 million. In addition, the Company will make royalty payments to MinoGuard of 3.5% on sales of products derived from the license and/or a percentage of the Company’s net income of any third-party sublicense in the range of 7.5% to 20% depending on the clinical phase of the drug at the time of the above sublicense transaction.

F-50

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 18:- COMMITMENTS (Cont.)

In addition to the above payments, if the Company does not commence a phase 2 clinical trial by June 30, 2013 (the agreement states that receipt of an approval to commence such trial or continuance of the clinical trials that were conducted/will be conducted by MinoGuard and/or its researchers, shall be deemed commencement of phase 2 clinical trial for this matter), the Company will then pay MinoGuard an annual license fee of $ 45 thousand for the first payment and its cost will increase by $ 90 thousand per year (should the trial not commence) up to $ 675 thousand for the eighth year of license. The Company can pay any of the above amounts in cash or by issuance of securities to MinoGuard, at its sole discretion. In accordance with the agreement, and since as of June 30, 2013, the Company had not commenced a phase 2 clinical trial, it has paid MinoGuard an annual license fee, by way of issuance of 175,633 ordinary shares of the Company, representing a value of $ 45 thousand, for the 12 month period between July 1, 2013 and June 30, 2014. On September 3, 2014, the Company issued an additional 889,822 ordinary shares, representing a value of $ 135 thousand, for the 12 month period between July 1, 2014 and June 30, 2015.

The licensed technology transferred to the Company is protected by a registered patent through 2027. If the Company does not commence a phase 2 clinical trial (as described above) within 9.5 years from the date of the license agreement, the license will expire.

3.	As stated in Note 14c above, on August 3, 2010, the Company closed the Bio-Gal Transaction. According to this agreement, the Company is obligated to pay 1% royalties on net sales of the product and $ 350 thousand upon the successful completion of a phase 2 clinical trial. The payment conditions for the above amount are at the earlier of occurrence of the following events:

(i)	Raising capital of at least $ 2 million by the Company or Xtepo after a successful completion of a phase 2 clinical trial;

(ii)	Six months after the successful completion of a phase 2 clinical trial.

F-51

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 18:- COMMITMENTS (Cont.)

c.	Operating lease commitments:

1.	The Company entered into an operating lease agreement on the offices it uses. The agreement is in effect until August 2015. The lease fees are stated in NIS and are linked to the Israeli CPI. To secure the lease, the Company provided a bank guarantee, which is secured by a restricted NIS deposit of approximately $ 21 thousand.

The expected lease fees and management fees for subsequent years under the prevailing lease fees as of December 31, 2014 are as follows:

U.S. dollars in thousands

2015	53

The Company entered into agreements with subtenants to lease part of the office space in exchange for approximately $ 1,000 per month. The agreement is in effect until August 2015.

F-52

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 19:- SHARE CAPITAL, RESERVES AND RETAINED EARNINGS

a.	Composition:

	Number of shares						Amount
	Authorized		Issued and outstanding				Authorized		Issued and outstanding
	December 31,		December 31,				December 31,		December 31,
	2014	2013	2014		2013		2014	2013	2014		2013
	In thousands						NIS in thousands

ordinary shares of NIS 0.1 *	700,000	700,000	237,167	**	232,895	**	70,000	70,000	23,717	**	23,289	**

*	Traded on the TASE. The Company’s ADSs are listed for trading on the Nasdaq Capital Market in the U.S. The share price was NIS 0.382 as of December 31, 2014.
**	Including 4,354,881 and 6,067,943 treasury shares held by InterCure as of December 31, 2014 and 2013, respectively, as 1,713,062 treasury shares were sold by InterCure in 2014.

b.	Ordinary shares confer upon their holders voting rights and right to participate in the shareholders’ meeting, right to receive dividends and the right to participate in the excess of assets upon liquidation of the Company.

F-53

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 19:- SHARE CAPITAL, RESERVES AND RETAINED EARNINGS (Cont.)

c.	On January 14, 2014, the general meeting of shareholders and the general meeting of warrant (series 2) holders of the Company resolved to approve the extension of the term of warrants (series 2) of the Company from December 31, 2013 to October 28, 2014, subject to the approval of the Tel-Aviv-Jaffa district court (the “Court”), and pursuant to Section 350 to the Israeli Companies Law, 1999.

On October 28, 2014, the outstanding 12,217,106 warrants (series 2) expired.

d.	On March 18, 2012, the Company’s Board approved a private placement to institutional and private investors (foreign as well as Israeli) for the total of approximately $ 2.4 million (approximately NIS 9.1 million) net of issuance expenses of approximately $ 19 thousand. According to the private placement, the Company allocated 11,560,362 ordinary shares of the Company of NIS 0.1 par value each, 3,853,454 warrants (series A) and 1,926,727 warrants (series B).

The warrants (series A) were exercisable into ordinary shares of NIS 0.1 par value each from the date of allocation (March 18, 2012) to September 17, 2012 for an exercise price of NIS 1.046 per share, linked to the U.S. dollar. See more details in Note 19i below.

The warrants (series B) are exercisable into ordinary shares of NIS 0.1 par value each from the date of allocation (March 18, 2012) to March 17, 2015, for an exercise price of NIS 1.124 per share, linked to the U.S. dollar. On March 17, 2015, 1,926,727 warrants (series B) expired.

e.	On June 1, 2012, the Company applied for the relisting of its ADSs on the Nasdaq Capital Market (after the ADSs had been delisted from trade on the Nasdaq Capital Market in July 2009), subject to compliance with all the criteria reviewed by the Nasdaq Capital Market admissions committee, including minimum ADS price (according to the various listing criteria). On September 24, 2012, the Company’s Board approved a change in the number of shares underlying the ADSs such that 20 ordinary shares of the Company will constitute a single ADS, this in order to support the Company’s compliance with the Nasdaq Capital Market’s ADS listing conditions. The record date of change in the ADS ratio is October 4, 2012. On July 10, 2013, the Company’s management received a notice from Nasdaq Capital Market representatives stating that the admission committee had approved the Company’s application to relist its ADSs for trading on the Nasdaq Capital Market Capital Market. Accordingly, on July 15, 2013, the Company’s ADSs began trading on Nasdaq Capital Market.

F-54

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 20:- SHARE-BASED PAYMENT

a.	Share-based payment in the Company:

On August 29, 2011, the Company’s Board approved the adoption of an employee share option plan for the grant of options exercisable into shares of the Company in accordance with section 102 to the Israeli Tax Ordinance (the “2011 Plan”) in lieu of the option plan established in 2001 (the “2001 Plan”) which ended after 10 years, and the holding of up to 10 million shares in the framework of the 2011 Plan, for option allocation to Company employees, directors and consultants.

In May 2011, after 10 years, the 2001 Plan ended and, accordingly, since that date no new options can be granted under this plan. In August 2011, the 2011 Plan was approved (see details above). As of December 31, 2014, the remaining number of options available for grant under the 2011 Plan is 4,256,138 options.

The 2011 Plan shall be subject to the directives determined for this purpose in section 102 to the Income Tax Ordinance. Under the capital track which was adopted by the Company and the directives, the Company is not entitled to receive a tax deduction that relates to remuneration paid to employees, including amounts recorded as salary benefit in the Company’s accounts for options granted to employees in the framework of the plan, except the yield benefit component, if available, that was determined on the grant date.

The terms of the options which will be granted according to the 2011 Plan, including the option period, exercise price, vesting period and exercise period shall be determined by the Company’s Board on the date of the actual allocation.

1.	On September 11, 2013, the Company’s Board received notice from the former CEO of the Company that he wished to terminate his position as CEO, effective as of February 15, 2014.

On May 15, 2014, the Board of the Company resolved to allow the former CEO a pro-rata vesting of 106,945 in addition to the 750,000 already-vested stock options granted to him on May 29, 2012. Accordingly, 643,055 stock options formerly granted to him, and that had not yet vested as of the termination of his employment, were forfeited. The Board further resolved to extend the term of the remaining vested 856,945 stock options by 9 months, so that they were exercisable until February 15, 2015, on which date all remaining options expired.

2.	On May 15, 2014, the Board of the Company resolved to allow the former CFO a pro-rata vesting of 131,417 in addition to the 997,500 already-vested stock options granted to him on April 12, 2012. Accordingly, 581,083 stock options formerly granted to him, and that had not yet vested as of the termination of his employment, were forfeited. The Board further resolved to extend the term of the remaining vested 1,128,917 stock options by 9 months, so that they were exercisable until April 5, 2015, on which date all remaining options expired.

F-55

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 20:- SHARE-BASED PAYMENT (Cont.)

3.	On December 30, 2013, the Company’s Board approved the allocation of 880,000 stock options to the new CFO and an employee of the Company, exercisable into 880,000 ordinary shares of NIS 0.1 par value each of the Company, for an exercise price of NIS 0.5328 per stock option. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant (the date of the Company’s Board’s decision) was approximately $ 120,000. The exercise period of the stock options is a maximum of ten years from the grant date. The stock options vest in twelve equal portions each quarter over a period of three years from the grant date. The value of each stock option is based on the following assumptions: expected dividend rate of 0%, expected standard deviation of 117.86%, risk-free interest rates of 3.98% and expected life until exercise of 5-6.5 years.

4.	On January 30, 2014, the Company’s Board approved the allocation of 1,500,000 stock options to the new CEO of the Company, exercisable into 1,500,000 ordinary shares of NIS 0.1 par value each of the Company, as follows: 600,000 stock options are exercisable into 600,000 ordinary shares of the Company for an exercise price of NIS 0.6 per stock option, and an additional 900,000 stock options are exercisable into 900,000 ordinary shares of the Company for an exercise price of NIS 0.9 per stock option. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant (the date of the Company’s Board’s decision) was approximately $ 244 thousand. The exercise period of the stock options is a maximum of ten years from the grant date. The stock options vest in twelve equal portions each quarter over a period of three years from the grant date. The value of each stock option is based on the following assumptions: expected dividend rate of 0%, expected standard deviation of 154.49%, risk-free interest rates of 2.60%-2.87% and expected life until exercise of 5-6.5 years.

On March 17, 2014, the Company’s extraordinary general meeting of shareholders of the Company decided to approve the terms of an employment agreement between the Company and Mr. Joshua Levine, pursuant to which Mr. Levine will serve as the Company’s CEO in a fulltime position, in accordance with the resolution of the Company’s Compensation Committee and Board of Directors dated January 30, 2014 and in accordance with the Israeli Companies Law – 1999.

5.	On February 26, 2014, the board of directors of the Company approved the allocation of 30,000 stock options to a consultant, exercisable into 30,000 ordinary shares of NIS 0.1 par value each of the Company, for an exercise price of NIS 0.644 per stock option. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant (the date of the Company’s Board resolution on the matter) was approximately $ 3 thousand. The exercise period of the stock options is a maximum of approximately four years from the grant date. The stock options vest in twelve equal portions each month over a period of one year from the grant date. The value of each stock option is based on the following assumptions: expected dividend rate of 0%, expected standard deviation of 148.25%, risk-free interest rates of 1.56% and expected life until exercise of 2.5 years.

F-56

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 20:- SHARE-BASED PAYMENT (Cont.)

6.	On December 30, 2014, the general meeting of shareholders of the Company approved appointment of four new directors. The general meeting also approved the allocation of 150,000 stock options to each of the four new directors, exercisable into 600,000 ordinary shares of NIS 0.1 par value each of the Company, for an exercise price of NIS 0.4325 per stock option. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant (the date of the Company’s Board resolution on the matter) was approximately $ 47 thousand. The exercise period of the stock options is a maximum of ten years from the grant date. 33.33% of the stock options vest at the lapse of one year from the grant date, and the remaining 66.67% vest in eight equal portions each quarter over a period of two years from the grant date. The value of each stock option is based on the following assumptions: expected dividend rate of 0%, expected standard deviation of 75.56%, risk-free interest rates of 2.68% and expected life until exercise of 5-6.5 years.

7.	On December 30, 2014, the general meeting of shareholders of the Company approved the allocation of 150,000 stock options to a consultant, exercisable into 150,000 ordinary shares of NIS 0.1 par value each of the Company, for an exercise price of NIS 0.4915 per stock option. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant (the date of the Company’s Board resolution on the matter) was approximately $ 12 thousand. The exercise period of the stock options is a maximum of ten years from the grant date. 33.33% of the stock options vest at the lapse of one year from the grant date, and the remaining 66.67% vest in eight equal portions each quarter over a period of two years from the grant date. The value of each stock option is based on the following assumptions: expected dividend rate of 0%, expected standard deviation of 75.56%, risk-free interest rates of 2.68% and expected life until exercise of 5-6.5 years.

Ordinary shares allocated upon the exercise of options in all grants will have identical rights to ordinary shares of the Company immediately after their allocation.

F-57

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 20:- SHARE-BASED PAYMENT (Cont.)

Movements in the number of share options and their related weighted average exercise prices (in dollars) are as follows:

		Year ended December 31,
		2014		2013		2012
	Note	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding at beginning of year		8,038,000	0.15	12,506,000	0.18	4,269,000	0.08
Granted	20(a)(14-18)	3,030,000	0.16	130,000	0.22	8,276,000	0.24
Exercised	20(a)(1-3)	(3,160,000)	0.02	(130,000)	0.08	-	-
Expired		-	-	(1,469,332)	0.26	(39,000)	2.69
Forfeited	20(a)(12-13)	(1,224,138)	0.23	(2,998,668)	0.26	-	-

Outstanding at end of year		6,683,862	0.19	8,038,000	0.15	12,506,000	0.18

Exercisable at end of year		4,275,525	0.20	6,084,845	0.11	5,635,001	0.13

Below is information about the exercise price (in dollars) and the remaining contractual life (in years) for options outstanding at end of year:

December 31,
2014			2013
Options outstanding at end of year	Range of exercise prices	Weighted average remaining contractual life	Options outstanding at end of year	Range of exercise prices	Weighted average remaining contractual life

6,623,862	0 - 0.500	5.8	7,978,000	0 - 0.500	4.2
60,000	1.500 - 2.499	3.0	60,000	1.500 - 2.499	4.0

6,683,862			8,038,000

Net expenses recognized in the Company’s statements of comprehensive loss for the years ended December 31, 2014, 2013 and 2012 for grant of options to employees were $ 278 thousand, $ (6) thousand and $ 1,104 thousand, respectively.

These plans are administered in accordance with the principles set forth in this issue in section 102 to the Income Tax Ordinance.

F-58

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 20:- SHARE-BASED PAYMENT (Cont.)

According to the track which was adopted by the Company (capital track) and these principles, the Company is not entitled to receive a tax deduction that relates to remuneration paid to its employees, including amounts recorded as salary benefit in the Company’s accounts for options granted to employees in the framework of the plan, except the yield benefit component, if available, that was determined on the grant date.

NOTE 21:- RESEARCH AND DEVELOPMENT EXPENSES

	Year ended December 31,
	2014	2013	2012
	U.S. dollars in thousands

Salaries and expenses relating to employees and service providers	25	26	25
Expenses relating to options to employees and service providers	-	-	3
Professional consulting	165	43	28
Medical centers	-	-	23
Lab materials	88	-	-
Other	-	13	13

	278	82	92

NOTE 22:- GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31,
	2014	2013	2012
	U.S. dollars in thousands

Salaries and expenses relating to employees and service providers	432	524	505
Expenses relating to options to employees and service providers	278	(6)	1,104
Patents and fees	200	131	50
Directors’ fees	77	79	75
Foreign services, public relations and travel	172	9	-
Rent and office maintenance	105	79	104
Vehicle maintenance	17	38	43
Insurance	72	52	45
Professional services	282	362	432
Depreciation and amortization	8	9	6
Other	101	52	84

	1,744	1,329	2,448

F-59

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 23:- OTHER GAINS, NET

	Year ended December 31,
	2014	2013	2012
	U.S. dollars in thousands

Gain from bargain purchase	-	-	795
Gain from sale of investment in associate (a)	-	1,051	-
Loss from disposal of property, plant and equipment	-	(2)	(2)
Gain (loss) from decrease in holding rate in associate	-	10	(5)
Other	-	-	14

	-	1,059	802

(a)	Gain from sale of investment in associate:

	2014	2013
	U.S. dollars in thousands

Consideration	-	3,369
Balance as of September 17, 2013	-	(2,522)
Transaction-related expenses	-	(17)
Reclassification to Other gains, net due to sale of investment	-	221

	-	1,051

NOTE 24:- FINANCE INCOME (EXPENSES), NET

	Year ended December 31,
	2014	2013	2012
	U.S. dollars in thousands
Finance expenses:

Exchange rate differences	132	49	-
Bank account management fees and commissions	6	6	5

Total finance expenses	138	55	5

Finance income:

Interest income on bank deposits	10	10	42
Exchange rate differences	31	104	13

Total finance income	41	114	55

Finance income (expenses), net	(97)	59	50

F-60

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 25:- TAXES ON INCOME

a.	Taxation in Israel: The corporate tax rate in Israel was 25%, 25% and 26.5% for the years ended December 31, 2014, 2013 and 2012, respectively.

b.	Foreign subsidiaries:

The tax rates applicable to subsidiaries whose place of incorporation is the U.S. are (progressive) corporate tax of 35% with the addition of State tax and local tax at rates which vary according to the State and city in which the subsidiaries conduct their business affairs.

As a rule, intragroup transactions between the Company and the foreign subsidiaries are subject to the guidance and reporting of the Income Tax Regulations (Determination of Market Conditions), 2006.

c.	The Company’s carryforward tax losses as of December 31, 2014 and 2013, totaled approximately $ 27 million and $ 25, respectively.

The Company did not recognize deferred taxes for carryforward losses, as well as capital losses and real losses, because their utilization in the foreseeable future is not probable.

d.	Below is the reconciliation between the “theoretical” tax expense, assuming that all the income were taxed at the regular tax rate applicable to companies in Israel (see a(2) above) and the taxes recorded in the statements of comprehensive income in the reporting year:

F-61

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 25:- TAXES ON INCOME (Cont.)

	Year ended December 31,
	2014	2013	2012
	U.S. dollars in thousands

Loss before taxes on income, as reported in the statements of comprehensive loss	(2,865)	(3,713)	(1,742)

Theoretical tax saving on this loss	(759)	(928)	(436)
Increase (decrease) in taxes resulting from different tax rates for foreign subsidiaries	(24)	(154)	(40)
Expenses not deductible for tax purposes	74	628	277
Tax exempt income	-	-	(341)
Utilization of taxable losses for which no deferred taxes were recognized	-	(55)	(5)
Effect of lower tax rates on capital gains	(16)	-	-
Increase in taxes resulting mainly from taxable losses in the reported year for which no deferred taxes were recognized	725	509	545

Tax benefit	-	-	-

Since the balance of carryforward tax losses exceeds other temporary differences (net), and considering that the Company does not expect that it will have sufficient income in the future to allow the losses to be used in the foreseeable future, in 2014, the Company did not record deferred taxes on these losses.

e.	Tax assessments:

The Company filed self-assessments that are deemed final through the 2008 tax year. The subsidiary, Xtepo, has not received tax assessments since its incorporation in November 2009. The dissolved U.S. subsidiaries, XTL Inc. and XTL Development, filed self-assessments that are deemed final through the 2008 tax year. However, the IRS may examine the tax reports for the years in which the U.S. subsidiaries claimed tax refunds for operating losses offset against taxes paid in the past for tax years 2003 to 2005. This examination is limited to the amount of tax refunds that the Company received ($ 72 thousand in 2003-2004 and $ 77 thousand in 2005).

F-62

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 26:- LOSS PER SHARE

Basic loss per share is calculated by dividing loss attributable to equity holders of the parent by the weighted average number of issued ordinary shares, excluding ordinary shares held by a subsidiary, which are accounted for as treasury shares. As for the years ended December 31, 2014, 2013 and 2012, there were no dilutive effect potential shares.

	Year ended December 31,
	2014	2013	2012

Loss from continuing operations attributable to equity holders of the parent (U.S. dollars in thousands)	(2,119)	(1,138)	(1,119)
Loss from discontinued operations attributable to equity holders of the parent (U.S. dollars in thousands)	(408)	(1,338)	(271)

Total	(2,527)	(2,476)	(1,390)

Weighted average number of issued ordinary shares	231,224,512	223,605,181	217,689,926

Basic and diluted loss per share from continuing operations (in U.S. dollars)	(0.009)	(0.005)	(0.005)
Basic and diluted loss per share from discontinued operations (in U.S. dollars)	(0.002)	(0.006)	(0.001)
Total basic and diluted loss per share	(0.011)	(0.011)	(0.006)

F-63

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 27:- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

“Related party” - as the term is defined in IAS 24, “Related Party Disclosures” (“IAS 24”).

The Company’s key management personnel who are included, along with other factors, in the definition of related party, as above in IAS 24, includes directors and members of the executive committee.

Compensation to key management personnel:

The compensation to key management personnel for employee services provided to the Company is shown below:

	Year ended December 31,
	2014	2013	2012
	U.S. dollars in thousands

Salaries, management and consulting fees and other short-term benefits *)	585	698	643
Share-based payments, net **)	247	(10)	1,148

	832	688	1,791

*)	In 2013, includes grants to senior officers based on agreements signed with them in a total amount of approximately $ 35 thousand.

**)	In 2013 – includes share-based payments expenses less a reversal of expenses due to forfeiture of stock options in the amount of $ 647 thousand.

As of December 31, 2014 and 2013, the Company’s balances with related parties total approximately $ 92 thousand ($ 75 thousand of which are linked to the NIS) and $ 134 thousand (of which $ 105 thousand linked to the NIS), respectively.

F-64

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 28: NON-CURRENT ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

The assets and liabilities related to InterCure are presented as held for sale following the approval of the Agreement with Green Forest, as detailed in Note 5 above, at the extraordinary shareholders meeting of InterCure held on December 23, 2014.

Pursuant to the Agreement, following the issuance of the Second Round Allotted Shares as defined in Note 5 above, the Company expects to hold approximately 27.21% of InterCure’s issued and outstanding ordinary shares.

For additional information regarding the Company’s investment in InterCure see Notes 5 and 30.

a.	Assets of disposal group classified as held for sale:

	December 31,
	2014	2013
	U.S. dollars in thousands

Cash and cash equivalents	52	220
Trade receivables	69	126
Other accounts receivable	11	76
Inventories	118	302
Property, plant and equipment, net	-	33
Intangible assets, net	255	408

	505	1,165

b.	Liabilities of disposal group classified as held for sale:

	December 31,
	2014	2013
	U.S. dollars in thousands

Trade payables	188	365
Other accounts payable	239	269
Employee benefit liabilities	23	11

	450	645

F-65

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 28: NON-CURRENT ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS (Cont.)

c.	Analysis of the results of discontinued operations is as follows:

	Year ended December 31,		July 25 – December 31,
	2014	2013	2012
	U.S. dollars in thousands

Revenues	1,451	2,369	938
Expenses	(2,197)	(4,944)	(1,561)

Total loss	(746)	(2,575)	(623)

d.	Analysis of cash flow of discontinued operations for the years ended December 31, 2014 and 2013, as well as for the period between July 25, 2012 and December 31, 2012, is as follows:

	Year ended December 31,		July 25 – December 31,
	2014	2013	2012
	U.S. dollars in thousands

Operating cash flows	(487)	(955)	(166)
Investing cash flows	230	208	(79)
Financing cash flows	40	-	-

Total cash flows	(217)	(747)	(245)

F-66

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 29: SEGMENT INFORMATION

The Group’s management has established operating segments in accordance with reports reviewed by the Chief Operating Decision Maker (“CODM”) and which are used to make strategic decisions. Until July 25, 2012, the Company had a single operating segment - drug development. Effective from said date, following the acquisition of InterCure, the CODM reviews the business activities both according to the nature of the activity and the geographical location of the activity. With respect to the nature of the activity, the CODM reviews the operating results of the drug development activity and of the medical device activity. From a geographical standpoint, the CODM reviews the performance of sales of medical devices in the U.S., the UK and the rest of the world. The medical devices segment constitutes the discontinued operations presented in these financial statements.

a.	Segment reporting data for the three years ended December 31, 2014. 2013 and 2012:

	Year ended December 31, 2014
	Medical devices			Drug
	U.S.	UK	Israel	Development	Adjustments	Total
	U.S. dollars in thousands
Revenues:

External customers	1,257	185	9	-	(1,451)	-
Inter-segment revenues	-	-	470	-	(470)	-

Total revenues	1,257	185	479	-	(1,921)	-

Segment results before current amortization of intangible assets identified in the acquisition	(66)	5	-	(643)	-	(704)
Current amortization of intangible assets identified in the acquisition	(33)	(5)	-	-	-	(38)
Segment results	(99)	-	-	(643)	-	(742)

Unallocated expenses from continuing operations						(1,379)
Finance income (expense), net						(97)
Unallocated expenses from discontinued operations						(647)

Loss before taxes on income						(2,865)

F-67

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 29: SEGMENT INFORMATION (Cont.)

	Year ended December 31, 2013
	Medical devices			Drug
	U.S.	UK	Israel	Development	Adjustments	Total
	U.S. dollars in thousands
Revenues:

External customers	2,076	278	15	-	(2,369)	-
Inter-segment revenues	-	-	1,041	-	(1,041)	-

Total revenues	2,076	278	1,056	-	(3,410)	-

Segment results before current amortization of intangible assets identified in the acquisition	128	24	1	(385)	-	(232)
Current amortization of intangible assets identified in the acquisition	(231)	(29)	(1)	-	-	(261)
Impairment of intangible assets	(1,532)	(189)	(8)	-	-	(1,729)
Segment results	(1,635)	(194)	(8)	(385)	-	(2,222)

Unallocated expenses from continuing operations						(1,022)
Other gains, net						1,059
Finance income (expense), net						26
Earnings from investment in associate						(845)
Unallocated expenses from discontinued operations						(709)

Loss before taxes on income						(3,713)

F-68

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 29: SEGMENT INFORMATION (Cont.)

	Year ended December 31, 2012
	Medical devices			Drug
	U.S.	UK	Israel	Development	Adjustments	Total
	U.S. dollars in thousands
Revenues:

External customers	766	167	5	-	(938)	-
Inter-segment revenues	-	-	583	-	(583)	-

Total revenues	766	167	588	-	(1,521)	-

Segment results before current amortization of intangible assets identified in the acquisition	(21)	(31)	2	(388)	-	(438)
Current amortization of intangible assets identified in the acquisition	(91)	(22)	(1)	-	-	(114)
Segment results	(112)	(53)	1	(388)	-	(552)

Unallocated expenses from continuing operations						(2,159)
Other gains, net						802
Finance income (expense), net						45
Earnings from investment in associate						569
Unallocated expenses from discontinued operations						(447)

Loss before taxes on income						(1,742)

F-69

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 29: SEGMENT INFORMATION (Cont.)

b.	Additional information:

	December 31, 2014
	Medical devices			Drug
	U.S.	UK	Israel	development	Adjustments	Total
	U.S. dollars in thousands

Segment assets	260	59	5	2,498	-	2,822

Unallocated assets						2,641

Unallocated assets from discontinued operations						181

Total consolidated assets						5,644

Segment liabilities	132	2	-	121	-	255

Unallocated liabilities						394

Unallocated liabilities from discontinued operations						316

Total consolidated liabilities						965

	December 31, 2013
	Medical devices			Drug
	U.S.	UK	Israel	development	Adjustments	Total
	U.S. dollars in thousands

Segment assets	279	130	2	2,457	-	2,868

Unallocated assets						5,147

Total consolidated assets						8,015

Segment liabilities	2	369	-	11		382

Unallocated liabilities						848

Total consolidated liabilities						1,230

F-70

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 29: SEGMENT INFORMATION (Cont.)

	December 31, 2012
	Medical devices			Drug
	U.S.	UK	Israel	Development	Adjustments	Total
	U.S. dollars in thousands

Segment assets	37	51	-	2,457	-	2,545

Unallocated assets						8,541

Total consolidated assets						11,086

Segment liabilities	454	-	-	22		476

Unallocated liabilities						1,186

Total consolidated liabilities						1,662

NOTE 30: EVENTS AFTER THE REPORTING DATE

a.	On January 21, 2015, the Company issued Yeda 802,912 ordinary shares of the Company of NIS 0.1 par value each, as the second of six installments for the patent expenses reimbursement mentioned in Note 14g above, representing a value of approximately $ 89 thousand.

b.	On February 1, 2015, in accordance with a request made by the Israeli Securities Authority to increase public holdings in InterCure prior to the execution of the Agreement, the Company sold 2,166,667 shares of InterCure to a non-related third party, for an amount of approximately $ 17 thousand. As a result, the Company’s holding in InterCure’s issued and outstanding share capital decreased to approximately 49.87%.

c.	On February 15, 2015, the outstanding loan of $ 50 thousand owed by InterCure to the Company was converted into 569,470 ordinary shares of InterCure, as part of the execution of the Agreement as presented in Note 5 above. After the conversion and the execution of the Agreement, the Company’s holding in InterCure’s issued and outstanding share capital decreased to 36.53%.

F-71

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

NOTE 30: EVENTS AFTER THE REPORTING DATE (Cont.)

d.	On March 23, 2015, InterCure issued 37,804,012 ordinary shares as part of a rights offering, thus diluting the Company’s holding in InterCure’s issued and outstanding share capital to approximately 6.16%.

e.	On March 25, 2015, an extraordinary general meeting of shareholders of the Company approved the following proposed resolutions:

1.	Nomination of Mrs. Osnat Hillel Fain and Mr. Oded Nagar as external independent directors for a term of three years, until March 22, 2018. Mrs. Hillel Fain and Mr. Nagar will each be granted monetary remuneration as set forth in the notice of the extraordinary general meeting of the Company, including the allotment of 150,000 non-tradable stock options, without consideration, exercisable into 150,000 ordinary shares of the Company, NIS 0.1 par value each, with an exercise price of 0.40 NIS per-option.

2.	Revision of the compensation of Mr. Josh Levine, Company’s CEO, by means of an allocation of 100,000 non-tradable stock options, exercisable into 100,000 ordinary shares of the Company, NIS 0.1 par value each to Mr. Levine, with an exercise price of 0.40 NIS per-option.

f.	On March 31, 2015, the Company and Green Forest mutually agreed to terminate the voting agreement signed by the parties on February 12, 2015. Following said termination, the directors appointed by the Company resigned from the board of directors of InterCure.

g.	On April 2, 2015, InterCure issued the Second Round Allotted Shares, thus diluting the Company’s holding in InterCure’s issued and outstanding share capital to approximately 5.82%.

h.	In April 2015, the Company raised an amount of $ 4.0 million by means of issuing a total of 1,777,778 ADSs to several investors.

- - - - - - - - - - - -

F-72

XTL BIOPHARMACEUTICALS LTD.

INTERIM FINANCIAL INFORMATION

AS OF SEPTEMBER 30, 2015

UNAUDITED

- - - - - - - - - - - -

F-73

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,		December 31,
	2015	2014	2014
	Unaudited		Audited
	U.S. dollars in thousands

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	4,300	2,361	2,159
Short-term deposits	-	544	-
Marketable securities	256	-	-
Trade receivables	-	134	-
Other accounts receivable	231	616	437
Restricted deposits	31	22	21
Inventories	-	222	-

	4,818	3,899	2,617

Assets of disposal group classified as held for sale	-	-	505

	4,818	3,899	3,122

NON-CURRENT ASSETS:
Property, plant and equipment, net	21	26	24
Intangible assets, net	2,646	2,763	2,498

	2,667	2,789	2,522

Total assets	7,485	6,688	5,644

The accompanying notes are an integral part of the financial statements.

F-74

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,		December 31,
	2015	2014	2014
	Unaudited		Audited
	U.S. dollars in thousands

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	52	484	217
Other accounts payable	210	700	298

	262	1,184	515

Liabilities of disposal group classified as held for sale	-	-	450

	262	1,184	965

NON-CURRENT LIABILITIES:
Employee benefit liabilities	-	27	-

EQUITY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY:
Ordinary share capital	6,606	6,198	6,198
Share premium and options	150,748	148,276	148,276
Accumulated deficit	(150,151)	(147,589)	(148,322)
Treasury shares	-	(1,501)	(1,501)
Reserve from transactions with non-controlling interests	20	9	9

	7,223	5,393	4,660
Non-controlling interests	-	84	19

Total equity	7,223	5,477	4,679

Total liabilities and equity	7,485	6,688	5,644

The accompanying notes are an integral part of the financial statements.

/s/ Shlomo Shalev	/s/ Josh Levine	/s/ David Kestenbaum
Shlomo Shalev	Josh Levine	David Kestenbaum
Chairman of the Board	Chief Executive Officer	Chief Financial Officer

Date of approval of the financial statements by the Company's Board: November 30, 2015.

F-75

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited				Audited
	U.S. dollars in thousands (except per share data)

Research and development expenses	(245)	(121)	(134)	(40)	(278)
General and administrative expenses	(1,008)	(1,243)	(262)	(327)	(1,744)

Operating loss	(1,253)	(1,364)	(396)	(367)	(2,022)

Finance income	29	15	10	(7)	41
Finance expenses	(262)	(70)	(57)	(65)	(138)

Finance income (expenses), net	(233)	(55)	(47)	(72)	(97)

Loss from continuing operations	(1,486)	(1,419)	(443)	(439)	(2,119)

Loss from discontinued operations	(460)	(620)	-	(129)	(746)

Total loss for the period	(1,946)	(2,039)	(443)	(568)	(2,865)

Loss for the period attributable to:
Equity holders of the Company	(1,948)	(1,759)	(443)	(510)	(2,527)
Non-controlling interests	2	(280)	-	(58)	(338)

	(1,946)	(2,039)	(443)	(568)	(2,865)

Basic and diluted loss per share from continuing and discontinued operations (in U.S. dollars):
From continuing operations	(0.006)	(0.005)	(0.002)	(0.001)	(0.009)
From discontinued operations	(0.002)	(0.003)	-	(0.002)	(0.002)

Loss per share for the period	(0.008)	(0.008)	(0.002)	(0.003)	(0.011)

The accompanying notes are an integral part of the financial statements.

F-76

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Nine months ended September 30, 2015
	Attributable to equity holders of the Company
	Share capital	Share premium and options	Accumulated deficit	Treasury shares	Reserve from transactions with non- controlling interests	Total	Non- controlling interests	Total equity
	U.S. dollars in thousands

Balance as of January 1, 2015 (audited)	6,198	148,276	(148,322)	(1,501)	9	4,660	19	4,679

Loss for the period	-	-	(1,948)	-	-	(1,948)	2	(1,946)

Share-based payment to employees and others	-	-	119	-	-	119	-	119
Issuance of shares and warrants	408	3,059	-	-	-	3,467	-	3,467
Deconsolidation of subsidiary	-	(587)	-	1,501	11	925	(21)	904

Balance as of September 30, 2015 (unaudited)	6,606	150,748	(150,151)	-	20	7,223	-	7,223

The accompanying notes are an integral part of the financial statements.

F-77

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Nine months ended September 30, 2014
	Attributable to equity holders of the Company
	Share capital	Share premium and options	Accumulated deficit	Treasury shares	Reserve from transactions with non-controlling interests	Total	Non-controlling interests	Total equity
	U.S. dollars in thousands

Balance as of January 1, 2014 (audited)	6,093	148,327	(146,073)	(2,091)	9	6,265	520	6,785

Loss for the period	-	-	(1,759)	-	-	(1,759)	(280)	(2,039)

Total comprehensive loss	-	-	(1,759)	-	-	(1,759)	(280)	(2,039)

Share-based payment to employees and others	-	-	243	-	-	243	7	250
Share-based payment to vendor	14	158	-	-	-	172	-	172
Sale of treasury shares	-	(197)	-	590	-	393	(163)	230
Exercise of warrants and stock options into shares	91	(12)	-	-	-	79	-	79

Balance as of September 30, 2014 (unaudited)	6,198	148,276	(147,589)	(1,501)	9	5,393	84	5,477

The accompanying notes are an integral part of the financial statements.

F-78

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Three months ended September 30, 2015
	Share capital	Share premium and options	Accumulated deficit	Reserve from transactions with non-controlling interests	Total
	U.S. dollars in thousands

Balance as of July 1, 2015 (unaudited)	6,606	150,748	(149,744)	20	7,630

Loss for the period	-	-	(443)	-	(443)

Share-based payment to employees and others	-	-	36	-	36

Balance as of September 30, 2015 (unaudited)	6,606	150,748	(150,151)	20	7,223

The accompanying notes are an integral part of the financial statements.

F-79

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Three months ended September 30, 2014
	Attributable to equity holders of the Company
	Share capital	Share premium and options	Accumulated deficit	Treasury shares	Reserve from transactions with non-controlling interests	Total	Non-controlling interests	Total equity
	U.S. dollars in thousands

Balance as of July 1, 2014 (unaudited)	6,180	148,146	(147,126)	(1,501)	9	5,708	141	5,849

Loss for the period	-	-	(510)	-	-	(510)	(58)	(568)
Other comprehensive loss	-	-	-	-	-	-	-	-

Total comprehensive loss	-	-	(510)	-	-	(510)	(58)	(568)

Share-based payment to employees and others	-	-	47	-	-	47	1	48
Share-based payment to vendor	14	121	-	-	-	135	-	135

Sale of treasury shares	-	-	-	-	-	-	-	-

Exercise of warrants and stock options into shares	4	9	-	-	-	13	-	13

Balance as of September 30, 2014 (unaudited)	6,198	148,276	(147,589)	(1,501)	9	5,393	84	5,477

The accompanying notes are an integral part of the financial statements.

F-80

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Year ended December 31, 2014
	Attributable to equity holders of the Company
	Share capital	Premium on shares, options and warrants	Accumulated deficit	Treasury shares	Reserve from transactions with non- controlling interests	Total	Non- controlling interests	Total equity
	U.S. dollars in thousands

Balance as of January 1, 2014 (audited)	6,093	148,327	(146,073)	(2,091)	9	6,265	520	6,785

Total comprehensive loss	-	-	(2,527)	-	-	(2,527)	(338)	(2,865)

Share-based payment to employees and others	-	-	278	-	-	278	-	278
Issuance of shares	14	158	-	-	-	172	-	172
Sale of treasury shares	-	(197)	-	590	-	393	(163)	230
Exercise of options into shares	91	(12)	-	-	-	79	-	79

Balance as of December 31, 2014 (audited)	6,198	148,276	(148,322)	(1,501)	9	4,660	19	4,679

The accompanying notes are an integral part of the financial statements.

F-81

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited				Audited
	U.S. dollars in thousands
Cash flows from operating activities:

Loss for the period	(1,946)	(2,039)	(443)	(568)	(2,865)
Adjustments to reconcile loss to net cash used in operating activities (a)	583	243	5	113	395

Net cash used in operating activities	(1,363)	(1,796)	(438)	(455)	(2,470)

Cash flows from investing activities:

Proceeds from sale of investment in associate	-	291	-	-	291
Sale of investment in subsidiary	20	-	-	-	-
Decrease (increase) in restricted deposit	(10)	1	1	166	2
Decrease (increase) in short-term bank deposits	-	701	-	-	1,216
Purchase of property, plant and equipment	(2)	(10)	-	-	(10)
Purchase of intangible assets	(64)	-	(64)	-	-
Other investments	-	-	-	-	-

Net cash provided by (used in) investing activities	(56)	983	(63)	116	1,499

Cash flows from financing activities:

Sale of treasury shares	-	230	-	-	230
Proceeds from issuance of shares and warrants	3,559	-	-	-	-
Proceeds from exercise of stock options into shares	-	79	-	13	79

Net cash provided by financing activities	3,559	309	-	13	309

Increase (decrease) in cash and cash equivalents	2,140	(504)	(501)	(276)	(662)
Gains (losses) from exchange rate differences on cash and cash equivalents	1	(22)	(19)	(39)	(14)
Reclassification of cash in subsidiary to assets of disposal group held for sale	-	-	-	-	(52)
Cash and cash equivalents at the beginning of the period	2,159	2,887	4,820	2,676	2,887

Cash and cash equivalents at the end of the period	4,300	2,361	4,300	2,361	2,159

The accompanying notes are an integral part of the financial statements.

F-82

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited				Audited
	U.S. dollars in thousands
(a) Adjustments to reconcile loss to net cash used in operating activities:

Income and expenses not involving cash flows:

Depreciation and amortization	5	43	1	11	53
Impairment of fixed and intangible assets in subsidiary	-	141	-	-	142
Share-based payment transactions to employees and others	119	250	36	48	278
Revaluation of short-term deposits	-	33	-	40	62
Exchange rate differences on operating activities	(1)	22	19	39	14
Disposal of investment in subsidiary	464	-	-	-	-
Change in employee benefit liabilities, net	-	16	-	-	12
Change in marketable securities fair value	219	-	25	-	-

	806	505	81	138	561

Changes in operating asset and liability items:

Decrease (increase) in trade receivables	-	(8)	-	10	58
Decrease (increase) in other accounts receivable	3	(299)	(107)	50	(130)
Decrease (increase) in inventories	-	80	-	79	184
Decrease in trade payables	(183)	(131)	(9)	(41)	(210)
Increase (decrease) in other accounts payable	(43)	96	40	(123)	(68)

	(223)	(262)	(76)	(25)	(166)

	583	243	5	113	395

(b) Additional information on cash flows from operating activities:

Interest received	-	3	-	-	9

The accompanying notes are an integral part of the financial statements.

F-83

XTL BIOPHARMACEUTICALS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited				Audited
	U.S. dollars in thousands

(c) Non-cash activities:

Conversion of convertible loan into capital in subsidiary	50	-	-	-	-

Share-based payment for intangible assets	84	172	-	172	172

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited				Audited
	U.S. dollars in thousands

Disposal of consolidated subsidiary (see Note 5):

Non-current assets held for sale	507	-	-	-	-
Non-current liabilities held for sale	(449)	-	-	-	-
Disposal of treasury shares	1,501	-	-	-	-
Negative premium from disposal of treasury shares	(587)	-	-	-	-
Investment in associate at fair value	(482)	-	-	-	-
Loss from disposal of subsidiary	(464)	-	-	-	-
Non-controlling interests	(26)	-	-	-	-

	-	-	-	-	-

The accompanying notes are an integral part of the financial statements.

F-84

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 1:- GENERAL

a.	A general description of the Company and its activity:

XTL Biopharmaceuticals Ltd. (the “Company”) is engaged in the development of therapeutics for the treatment of unmet medical needs. The Company was incorporated under the Israeli Companies Law on March 9, 1993. The registered office of the Company is located at 5 HaCharoshet Street, Raanana 43656.

The Company’s American Depository Shares (“ADSs”) are listed for trading on the Nasdaq Capital Market and its ordinary shares are traded on the Tel-Aviv Stock Exchange (“TASE”).

On July 25, 2012, the Company completed the acquisition of approximately 50.79% of the issued and outstanding share capital of InterCure Ltd. (“InterCure”), a public company whose shares are traded on the TASE. As of September 30, 2015, the Company held approximately 5.82% of InterCure’s issued and outstanding share capital. For additional information, see Note 5 below.

The Company is in the planning stages and is undertaking various activities, regulatory and other, in order to perform an advanced clinical trial in hCDR1, a Phase 2-ready asset for the treatment of Systemic Lupus Erythematosus (“SLE”). Based on the Company’s current business plans and estimates, the clinical trial is expected to commence in the middle of 2016.

As of September 30, 2015, the Company has the following subsidiary:

Xtepo Ltd. – a private company incorporated in Israel which holds a license for the exclusive use of the patent for recombinant EPO (“rHuEPO”) for the treatment of multiple myeloma patients.

F-85

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 1:-	GENERAL (Cont.)

b.	The Company has incurred continuing losses and depends on outside financing resources to continue its activities. Based on existing business plans, the Company’s management estimates that its outstanding cash and cash equivalent balances, including short-term deposits, will allow the Company to finance its activities for an additional period of at least 12 months from the date of approval of these financial statements. However, the amount of cash which the Company will need in practice to finance its activities depends on numerous factors which include, but are not limited to, the timing, planning and execution of clinical trials of existing drugs and future projects which the Company might acquire or other business development activities such as acquiring new technologies and/or changes in circumstances which are liable to cause significant expenses to the Company in excess of management’s current expectations as of the date of these financial statements and which will require the Company to reallocate funds against plans, also due to circumstances beyond its control.

The Company expects to incur additional losses in 2015 arising from research and development activities, testing additional technologies and operating activities, which will be reflected in negative cash flows from operating activities. In order to perform the clinical trials aimed at developing a product until obtaining its marketing approval, the Company may be required to raise additional funds in the future by issuing securities. Should the Company fail to raise additional capital in the future under terms that are acceptable to the Company or at all, it will be required to minimize its activities or sell or grant a sublicense to third parties to use all or part of its technologies.

F-86

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 2:-	BASIS OF PREPARATION OF THE CONDENSED FINANCIAL STATEMENTS

a.	The condensed consolidated financial information of the Company as of September 30, 2015 and 2014, and for the respective interim periods of three and nine months then ended (“interim financial information”) has been prepared in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) and includes the additional disclosure requirements in accordance with Chapter D of the Israeli Securities Regulations (Periodic and Immediate Reports), 1970. This interim financial information does not contain all the information and disclosures that are required in the framework of the annual financial statements. This interim financial information should be read in conjunction with the annual financial statements for 2014 and the accompanying notes which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, and include additional disclosure requirements in accordance with the Israeli Securities Regulations (Annual Financial Statements), 2010.

b.	Estimates – the preparation of the interim financial statements requires the Company's management to make judgments and to use accounting estimates and assumptions that have an effect on the application of the Company's accounting policies and on the reported amounts of assets, liabilities and expenses. Actual results could differ from those estimates.

In the preparation of these condensed consolidated interim financial statements, the significant judgment exercised by management in applying the Company's accounting policies and the uncertainties involved in the key sources of the estimates were identical to those in the annual consolidated financial statements for the year ended December 31, 2014.
F-87

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 3:	SIGNIFICANT ACCOUNTING POLICIES

The Company's significant accounting policies and methods of computation adopted in the preparation of the interim financial information are consistent with those followed in the preparation of the annual financial statements for 2014.

Disposal of subsidiary

(i)	When the Company ceases to have control of a subsidiary, any retained interest in the entity is remeasured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate or financial asset.

F-88

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 4:	SIGNIFICANT EVENTS DURING THE PERIOD

a.	On January 21, 2015, the Company issued Yeda 802,912 ordinary shares of the Company of NIS 0.1 par value each, as the second of six installments for the patent expenses reimbursement mentioned in Note 14g to the Company’s 2014 financial statements, representing a value of approximately $84 thousand.

b.	On February 1, 2015, the Company sold 2,166,667 shares of InterCure to a non-related third party, for an amount of approximately $17 thousand. As a result, the Company’s holding in InterCure’s issued and outstanding share capital decreased to approximately 49.87%.

c.	On February 12, 2015, the outstanding loan of $ 50 thousand owed by InterCure to the Company was converted into 569,470 ordinary shares of InterCure, as part of the execution of the Agreement as presented in Note 5 to the Company’s 2014 financial statements. After the conversion and the execution of the Agreement, the Company’s holding in InterCure’s issued and outstanding share capital decreased to 36.53%.

d.	On February 12, 2015, the board of directors of the Company approved a grant to the the Company’s Chief Financial Officer of 100,000 non-tradable stock options, exercisable into 100,000 ordinary shares of the Company, NIS 0.1 NIS par value each, with an exercise price of NIS 0.40 per-option. 50,000 options shall vest immediately following the grant date, and the remaining 50,000 options shall vest on a quarterly basis over a period of three years. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant was approximately $8,000.

e.	On March 23, 2015, InterCure issued 37,804,012 ordinary shares as part of a rights offering, thus diluting the Company’s holding in InterCure’s issued and outstanding share capital to approximately 6.16%.

f.	On March 25, 2015, an extraordinary general meeting of shareholders of the Company approved the following proposed resolutions:

1.	Nomination of Osnat Hillel Fain and Oded Nagar as external independent directors for a term of three years, until March 22, 2018. Mrs. Hillel Fain and Mr. Nagar will each be granted monetary remuneration as set forth in the notice of the extraordinary general meeting of the Company, including the grant of 150,000 non-tradable stock options, without consideration, exercisable into 150,000 ordinary shares of the Company, NIS 0.1 par value each, with an exercise price of NIS 0.40 per-option. 50,000 options shall vest following the lapse of twelve months from the grant date and the remaining 100,000 options shall vest on a quarterly basis over a period of two years. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant was approximately $25,000.

F-89

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 4:	SIGNIFICANT EVENTS DURING THE PERIOD (Cont.)

2.	Revision of the compensation of the Company’s Chief Executive Officer, by means of an allocation of 100,000 non-tradable stock options, exercisable into 100,000 ordinary shares of the Company, NIS 0.1 NIS par value each, with an exercise price of NIS 0.40 per option. 50,000 options shall vest immediately following the grant date and the remaining 50,000 options shall vest on a quarterly basis over a period of three years. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant was approximately $8,000.

g.	On March 31, 2015, the Company and Green Forest (as defined below) mutually agreed to terminate the voting agreement signed by the parties on February 12, 2015. Following said termination, the directors appointed by the Company resigned from the board of directors of InterCure.

h.	In April 2015, the Company raised $ 4.0 million by means of issuing a total of 1,777,778 ADSs to several investors. In addition, under the share purchase agreements, the investors received unregistered warrants to purchase 888,889 ADSs. The warrants may be exercised from the six-month anniversary of the issuance date and for five years thereafter and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein.

i.	On April 2, 2015, InterCure issued the Second Round Allotted Shares as per the Agreement, thus diluting the Company’s holding in InterCure’s issued and outstanding share capital to approximately 5.82%.

j.	On June 1, 2015, the board of directors of the Company approved a grant to the Chief Financial Officer of the Company of 200,000 non-tradeable stock options, exercisable into 200,000 ordinary shares of the Company, NIS 0.1 NIS par value each, with an exercise price of NIS 0.4283 per option. 1/3 of the options shall vest following the lapse of twelve months from the grant date and the remaining 2/3 of the options shall vest on a quarterly basis over a period of two years. The fair value of all the stock options according to the Black-Scholes model pursuant to IFRS 2 as of the date of grant was approximately $14,000.

k.	On August 31, 2015, David Bassa, Chairman of the board of directors, informed the Company that he was resigning as the Chairman for personal reasons, effective immediately, but that he will remain and continue to serve as a director of the Company. On the same day, Shlomo Shalev, an existing director of the Company, was appointed to serve as interim Chairman of the board of directors, effective immediately.

F-90

XTL BIOPHARMACEUTICALS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 (UNAUDITED)

NOTE 5:	DECONSOLIDATION OF SUBSIDIARY

In November 2014, InterCure announced that its audit committee and board of directors approved the signing of an agreement with Green Forest Global Ltd. (the “Agreement” and “Green Forest”, respectively) a company wholly owned by Alexander Rabinovitch, an interested party in the Company.

Pursuant to the Agreement, following a reverse split in InterCure shares at a 10:1 ratio, InterCure agreed to issue to Green Forest 2,622,647 ordinary shares of InterCure (the “First Round Allotted Shares”) representing 34.23% of the issued and outstanding shares of InterCure at the time of the issuance for an investment of $230 thousand. Further, upon InterCure’s shares return to the main list of the TASE, InterCure agreed to issue an additional 2,622,648 ordinary shares of InterCure to Green Forest for an additional investment of $230 thousand (the “Second Round Allotted Shares”).

In addition, at the time of and as a condition for the completion of the transaction, the outstanding loan of $50 thousand owed by InterCure to the Company was agreed to be converted to 569,470 ordinary shares of InterCure.

On December 23, 2014, the extraordinary general meeting of InterCure approved the Agreement. Accordingly, InterCure’s net assets were reclassified in the Company’s financial statements for the year ended December 31, 2014, and grouped into two separate items: Assets of Disposal Group Classified as Held for Sale and Liabilities of Disposal Group Classified as Held for Sale, in accordance with guidelines set forth in IFRS 5 – Non-current Assets Held for Sale and Discontinued Operations.

The Agreement became effective as of February 12, 2015. After the issuance of the 2,622,647 First Round Allotted Shares, as well as the conversion of the loan granted to InterCure into 569,470 ordinary shares of InterCure, the Company’s holdings in InterCure were diluted to 36.53% of the issued and outstanding share capital of InterCure, representing a loss of effective control in InterCure as of that date.

As a result of the accounting treatment for the deconsolidation of InterCure, the Company recorded a loss from discontinued operations of $464 thousand. In addition, the Company recorded its remaining investment in InterCure shares at a fair value of $482 thousand, as quoted on the TASE as of the loss of control date.

On March 23, 2015, InterCure issued 37,804,012 ordinary shares as part of a rights offering, thus diluting the Company’s holding in InterCure’s issued and outstanding share capital to approximately 6.16%.

On April 2, 2015, InterCure issued the Second Round Allotted Shares, thus diluting the Company’s holding in InterCure’s issued and outstanding share capital to approximately 5.82%.

- - - - - - - - - - - -

F-91

American Depositary Shares

Each Representing 20 Ordinary Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

•	Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party.

•	any other action which is permitted by law to insure an office holder against;

•	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendments), 5771-2011 and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

•	A financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See “—Approval of Related Party Transactions under the Israeli Companies Law.”

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure. The indemnification thereunder is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to $4 million. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the Securities and Exchange Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7.  Recent Sales of Unregistered Securities

Set forth below are the sales of all securities of ours sold by us within the past three years which were not registered under the Securities Act:

On June 30, 2013, an employee exercised 130,000 stock options granted to him, for approximately $9,000.

On September 11, 2013, we issued to Aurum Ventures MKI Ltd. a total of 3,031,299 ordinary shares as part of the Proteologics transaction.

On September 12, 2013, we issued to Minoguard Ltd. 175,633 ordinary shares as payment in lieu of cash of an annual license fee.

On December 30, 2013, David Kestenbaum, our Chief Financial Officer, was granted options to purchase 750,000 ordinary shares at an exercise price of NIS 0.5328 per share.

In the year ended December 31, 2013, our warrant (series 2) holders exercised 86,299 warrants (series 2) into 86,299 ordinary shares of NIS 0.1 par value each for an average exercise increment of approximately NIS 1 per warrant, for the overall proceeds of approximately $25,000.

On March 17, 2014, Joshua Levine, our Chief Executive Officers, was granted options to purchase 1,500,000 ordinary shares. 600,000 of the options are exercisable at NIS 0.60 each and 900,000 of the options are exercisable at NIS 0.90 each.

On May 14, 2014, we issued to Yeda Research and Development Company Ltd. 222,605 our ordinary shares as the first of six installments for patent expenses reimbursement.

On September 3, 2014, we issued to Minoguard Ltd. 889,822 ordinary shares as payment in lieu of cash of an annual license fee.

On December 30, 2014, we granted to each of four of our directors – Doron Turgeman, Mr. Shlomo Shalev, Dr. Jonathan Schapiro and Dr. Dobroslav Melamed – options to purchase 150,000 ordinary shares exercisable at an exercise price of NIS 0.4325 per share. In addition, on December 30, 2014, Dr. Schapiro was granted options to purchase 150,000 ordinary shares at an exercise price of NIS 0.4915 per share for services as a consultant.

On January 21, 2015, we issued to Yeda Research and Development Company Ltd. 802,912 ordinary shares as the second of six installments for the patent expenses reimbursement.

On March 25, 2015, we granted to each of Osnat Hillel Fain and Oded Nagar options to purchase 150,000 ordinary shares at an exercise price of NIS 0.40 per share.

On March 25, 2015, we granted to each of Mr. Levine and Mr. Kestenbaum options to purchase 100,000 ordinary shares exercisable at NIS 0.40 per share.

In April 2015, we entered into security purchase agreements providing for the issuance of an aggregate of 1,777,778 ADSs representing 35,555,560 ordinary shares in a registered direct offering at $2.25 per ADS for aggregate gross proceeds of $4,000,000. In addition, we issued unregistered warrants to purchase 888,889 ADSs representing 17,777,778 ordinary shares in a private placement. At the closing, we also issued placement agent warrants to purchase up to 89,888 ADSs representing 1,797,760. The warrants may be exercised at any time for a period of five and one-half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein. The warrants and the ADSs underlying the warrants were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act. The investors have represented that they are accredited investors, as that term is defined in Regulation D, or qualified institutional buyers as defined in Rule 144(A)(a), and have acquired the warrants and the ADSs underlying the warrants as principals for their own account and have no arrangements or understandings for any distribution thereof. The offer and sale of the foregoing securities was made without any form of general solicitation or advertising.

On June 1, 2015, we granted to Mr. Kestenbaum options to purchase 200,000 ordinary shares at an exercise price of NIS 0.4283 per share.

Item 8.  Exhibits and Financial Statement Schedules

(a)           Exhibits

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)           Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raanana, State of Israel on this 31st day of December 2015.

XTL Biopharmaceuticals Ltd.

By:	/s/ Joshua Levine
Joshua Levine
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of XTL Biopharmaceuticals Ltd. whose signature appears below hereby appoints Joshua Levine and David Kestenbaum, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Joshua Levine	Chief Executive Officer (principal executive officer)	December 31, 2015
Joshua Levine

/s/ David Kestenbaum	Chief Financial Officer
David Kestenbaum	(principal financial officer and principal accounting officer)	December 31, 2015

/s/ Shlomo Shalev	Chairman of the Board
Shlomo Shalev		December 31, 2015

/s/ David Bassa	Director
David Bassa		December 31, 2015

/s/ Osnat Hillel Fain	Director
Osnat Hillel Fain		December 31, 2015

/s/ Oded Nagar	Director
Oded Nagar		December 31, 2015

/s/ Jonathan Schapiro	Director
Jonathan Schapiro		December 31, 2015

/s/ Dobroslav Melamed	Director
Dobroslav Melamed		December 31, 2015

/s/ Doron Turgeman	Director
Doron Turgeman		December 31, 2015

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, as the duly authorized representative of XTL Biopharmaceuticals Ltd. in the United States, signed this registration statement on December 31, 2015.

XTL Biopharmaceuticals Ltd.

By:	/s/ Joshua Levine
Name: Joshua Levine

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement*

3.1	Articles of Association (1)

4.1	Form of Share Certificate (including both Hebrew and English translations) (2)

4.2	Form of American Depositary Receipt (included in Exhibit 10.1)

5.1	Opinion of Doron Tikotzky Kantor Gutman Cederboum & Co., Israeli counsel to the Registrant*

10.1	Deposit Agreement, dated as of August 31, 2005, by and between XTL Biopharmaceuticals Ltd., The Bank of New York, as Depositary, and each holder and beneficial owner of American Depositary Shares issued thereunder (1)

10.2	2001 Share Option Plan dated February 28, 2001 (1)

10.3	2011 Share Option Plan dated August 29, 2011**

10.4	Research and License Agreement Between Yeda Research and Development Company Ltd., Mor Research Applications Ltd., Biogal Ltd. (under its previous name Haverfield Ltd.) and Biogal Advanced Biotechnology Ltd. dated January 7, 2002 (3) †

10.5	Amendment to Research and License Agreement Between Yeda Research and Development Company Ltd., Mor Research Applications Ltd., Haverfield Ltd. and Biogal Advanced Biotechnology Ltd. effective as of April 1, 2008 (3) †

10.6	Option to License Agreement, dated as of September 1, 2010, between XTL Biopharmaceuticals Ltd. and Yeda Research and Development Company Limited (4)

10.7	License Agreement dated January 7, 2014, by and between Yeda Research and Development Company Limited and XTL Biopharmaceuticals Ltd (5)

10.8	Form of First Amendment to License Agreement by and by and between Yeda Research and Development Company Limited and XTL Biopharmaceuticals Ltd**

10.9	Form of Employment Agreement dated September 11, 2013 between XTL Biopharmaceuticals Ltd. and Joshua Levine **

10.10	Form of Employment Agreement dated January 9, 2014 between XTL Biopharmaceuticals Ltd. and David Kestenbaum **

10.11	Form of Consulting Agreement dated January 1, 2015 between XTL Biopharmaceuticals Ltd. and Schapiro Education Ltd.**

10.12	Consolidated Financial Statements of Proteologics Ltd. for the year ended December 31, 2012 (6)

21.1	List of Subsidiaries **

23.1	Consents of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Ltd **

23.2	Consent of Doron Tikotzky Kantor Gutman Cederboum & Co. (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page) **

*	To be filed by amendment.
**	Filed herewith.
†	Certain confidential information contained in this exhibit was omitted.

(1)	Incorporated by reference from the registration statement on F-6 filed with the Securities and Exchange Commission on November 28, 2007, as it may be amended or restated.
(2)	Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on March 23, 2007.
(3)	Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on April 6, 2009.
(4)	Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on May 30, 2011.
(5)	Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on April 2, 2014.
(6)	Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on April 25, 2013.